As filed with the Securities and Exchange Commission May 27, 2016

Registration Statement No. 333-208226

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZONED PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	6799	46-5198242
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14300 N. Northsight Blvd., #208

Scottsdale, AZ 85260

Phone: (877) 360-8839

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Bryan McLaren, President

Zoned Properties, Inc.

14300 N. Northsight Blvd., #208

Scottsdale, AZ 85260

Phone: (877) 360-8839

(Name, address and telephone number of agent for service)

Copies to: Laura Anthony, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Phone: (800) 341-2684

Approximate date of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001, by Selling Stockholders	1,185,012	$3.61	$4,277,893.32	$430.78

(1)	Represents outstanding shares of common stock offered for resale by certain selling stockholders listed herein. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended. Prior to the filing of this post-effective amendment to registration statement on Form S-1, $10,800,120 aggregate principal amount of securities remained registered and unsold pursuant to Registration Statement No. 333-208226, which was initially filed by the registrant on November 25, 2015 and declared effective on December 18, 2015. Pursuant to Rule 457(p), all of the total registration fee of $430.78 required in connection with the registration for resale of $4,277,893.32 aggregate principal amount of securities under this registration statement is being offset against $430.78 of the registration fee associated with the unsold securities registered under Registration Statement No. 333-208226.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 relates to the Registration Statement on Form S-1 (File No. 333-208226), originally filed by the registrant with the Securities and Exchange Commission (the “SEC”) on November 25, 2015 (as amended, the “Registration Statement”), registering 1,351,915 shares of the registrant’s common stock for resale, from time to time, by the selling stockholders named in the Registration Statement. The Registration Statement was declared effective by the SEC on December 18, 2015. As of the date hereof, 1,900 shares (representing $15,200 of the original proposed maximum aggregate offering price of $10,815,320) were sold under the Registration Statement. The registrant is filing this Post-Effective Amendment No. 3 in order to:

●	Remove three selling stockholders that were listed in the original Registration Statement, which selling stockholders were offering an aggregate of 165,000 shares for resale,

●	Update the “Principal and Selling Stockholders” table to reflect sales effected since the Registration Statement was declared effective,

●	Reduce the aggregate number of shares being registered for resale by three shares in order to correct a rounding error,

●	Permit the selling stockholders to sell all or a portion of their shares of common stock through public or private transactions at prevailing market prices or at privately negotiated prices, and

●	Provide updated business and financial information for the three months ended March 31, 2016 and the fiscal year ended December 31, 2015.

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-208226

PROSPECTUS

ZONED PROPERTIES, INC.

1,185,012 Shares of Common Stock

This prospectus relates to the potential resale by certain selling stockholders of up to an aggregate of 1,185,012 shares of our common stock, par value $0.001 per share. The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. This prospectus may be used by the selling stockholders named herein to resell, from time to time, those shares of our common stock included herein. For information about the selling stockholders see “Principal and Selling Stockholders” on page 12.

We will not receive any proceeds from the resale of the shares offered by the selling stockholders. The selling stockholders, and any participating broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We will be responsible for all fees and expenses incurred in connection with the preparation and filing of the registration statement of which this prospectus is a part; provided, however, that we will not be required to pay any underwriters’ discounts or commissions relating to the securities covered by the registration statement.

Our common stock is quoted on the OTC Markets Group, Inc.’s OTCQX® tier under the symbol “ZDPY.” There has never been an active public market for our common stock, and the shares are being offered in anticipation of the development of a secondary trading market. On May 26, 2016, the closing sale price of our common stock on the OTCQX was $3.87.

We are an “emerging growth company” as defined in the Securities and Exchange Commission (“SEC”) rules and we will be subject to reduced public reporting requirements. See “Emerging Growth Company and Smaller Reporting Company Status.”

Persons effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of applicable exemptions from such registration.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

The date of this prospectus is May 27, 2016.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

For investors outside the United States: We have not, and the selling stockholders have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

The following summary highlights material information concerning our business and this offering that is contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the consolidated financial statements and the notes to the consolidated financial statements. If you invest in our common stock, you are assuming a high degree of risk. As used throughout this prospectus, unless the context otherwise requires, the terms “Zoned Properties,” “Company,” “we,” “us,” or “our” refer to Zoned Properties, Inc. and its wholly owned subsidiaries, Tempe Industrial Properties, LLC, Gilbert Property Management, LLC, Green Valley Group, LLC, Kingman Property Group, LLC, Chino Valley Properties, LLC, Zoned Oregon Properties, LLC, Zoned Colorado Properties, LLC, and Zoned Illinois Properties, LLC.

The Company

We believe that the traditional commercial real estate industry is being transformed by many factors that can be characterized as “mega trends.” These trends include technological changes, shifting demographics resulting in a greater influence of millennials and social changes. The utilization of commercial property for retail, business and education is being affected by engagement through digital means as opposed to physical means. As a commercial property, project development and management services company, our mission is to identify, develop, and manage properties, initially for the medical marijuana industry and, as our operations develop, for other emerging industries. Our strategy, which is aligned with the shifting trends of the market, can position us to create property value and enhanced cash flow from rents leveraging our expertise in zoning, permitting, security, energy efficiency, waste and water remediation and sustainable design.

In order to drive value creation, one of mega trends we have focused on with respect to commercial properties that can be acquired and potentially zoned and permitted for specific development purposes, has been the emergence on a state-by-state basis of licensed medical marijuana dispensaries and cultivation facilities. We are focusing on commercial real estate development in this space to derive value from the new and emerging medical marijuana industry without directly participating in the cultivation, distribution, or sale of medical marijuana products.

The core of our business involves identifying and developing properties that exist within highly regulated zoning regions and may be candidates for re-zoning. This is an essential aspect of our overall growth strategy and value creation because we target specifically zoned properties that can be developed as candidates for specific industry operators. Once the properties have been acquired, adequately zoned and permitted, the opportunity to increase their value becomes substantially greater as a result of above market rents, as the demand for these properties within the specific zoning region increases.

We focus on acquiring properties that have the potential to increase significantly in value and use a variety of development strategies to build long-term growth. We have established a network of experts in the fields of real estate, design, construction, operations, and management in order to provide clients and prospective tenants with these development strategies to best meet their needs. We require all of our clients and prospective tenants to go through extensive due diligence in order to be what we consider to be highly sophisticated, credit worthy and experienced operators.

We currently maintain a portfolio of properties that we own, lease, and manage. In addition, we provide direct consultation and support for the development of each property. Development can range from complete architectural design and subsequent build-out, utility installation, property management, facilities management, and state of the art security systems.

There are significant challenges that exist when zoning, permitting, and constructing facilities associated with the medical marijuana market. Each state and jurisdiction adopts a set of specific zoning and permitting regulations. We have gained valuable knowledge and experience in this area by successfully completing four major projects in the state of Arizona, a highly regulated market. We believe we can replicate this business model in other states as markets mature and tighter regulations are established.

Our vision is to be recognized for creating the standard in property development for emerging industries, while increasing community prosperity and shareholder value. We believe that a focus on real estate and the development of properties will bring value to the local communities and all of our stakeholders. While we intend to expand into a variety of emerging industries, our current focus is on developing projects within the emerging medical marijuana industry.

Our common stock is quoted on the OTC Market Group, Inc.’s OTCQX tier under the symbol “ZDPY.” The last reported per share sale price of our common stock on the OTCQX was $3.87 on May 26, 2016.

In 2014, we effected a complete change in management. An entirely new Board of Directors was named, as was a new Chief Executive Officer. In addition, the Company recruited and put in place an SEC counsel, transfer agent, auditor, and investor relations firm.

During the three months ended March 31, 2016, we generated revenue of $406,406, including $345,526 from related parties, and had a net loss of $236,653. During the year ended December 31, 2015, we generated revenue of $1,395,294, including $980,509 from related parties, and had a net loss of $1,372,030.

1

Emerging Growth Company and Smaller Reporting Company Status

Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of all of these exemptions.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and delay compliance with new or revised accounting standards until those standards are applicable to private companies. We have elected to take advantage of the benefits of this extended transition period.

We could be an emerging growth company until the last day of the first fiscal year following the fifth anniversary of our first common equity offering, although circumstances could cause us to lose that status earlier if our annual revenues exceed $1.0 billion, if we issue more than $1.0 billion in non-convertible debt in any three-year period or if we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Smaller Reporting Company

We also qualify as a “smaller reporting company” under Rule 12b-2 of the Exchange Act, which is defined as a company with a public equity float of less than $75 million. To the extent that we remain a smaller reporting company at such time as we are no longer an emerging growth company, we will still have reduced disclosure requirements for our public filings, some of which are similar to those of an emerging growth company, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

Corporate Information

Our principal executive offices are located at 14300 N. Northsight Blvd., #208, Scottsdale, AZ 85260, and our telephone number is (877) 360-8839. Our corporate website address is www.zonedproperties.com. Information on, or accessible through, our website is not a part of, or incorporated by reference in, this prospectus.

Summary of the Offering

Common stock outstanding before the Offering	17,135,850 shares

Common stock offered by the selling stockholders	1,185,012 shares

Common stock to be outstanding after the Offering	17,135,850 shares

Offering price per share	The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. See “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders in this offering. See “Use of Proceeds” and “Principal and Selling Stockholders.”

2

Risk factors	Investment in our common stock involves a high degree of risk. You should read the “Risk Factors” section of this prospectus beginning on page 4 of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

OTCQX Symbol	ZDPY

SUMMARY HISTORICAL FINANCIAL DATA

The following tables set forth, for the periods and as of the dates indicated, our summary historical financial data. The statements of operations data for the years ended December 31, 2015 and 2014 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical financial data for the three months ended March 31, 2016 and 2015 and the balance sheet data as of March 31, 2016 and 2015 are derived from our unaudited financial statements.

You should read the following information together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are included for illustrative and informational purposes only and are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

	Year Ended December 31,		Three Months Ended March 31,
	2015	2014	2016	2015
			(unaudited)
Statement of Income Data:
Revenues:
Rental revenues	$414,785	$327,387	$60,880	$82,175
Rental revenues - related party	980,509	140,527	345,526	145,111
Total Revenues	1,395,294	467,914	406,406	227,286
Operating Expenses	2,541,860	5,947,862	586,186	355,262
Loss from Operations	(1,146,566)	(5,479,948)	(179,780)	(127,976)
Other Expense	(225,464)	(260,418)	(56,873)	(56,590)
Net Loss	$(1,372,030)	$(5,740,366)	$(236,653)	$(184,566)
Net Loss per Common Share	$(0.08)	$(0.72)	$(0.01)	$(0.01)
Weighted Average Shares Outstanding - Basic and Diluted	18,134,328	7,931,701	17,112,141	18,527,971

	December 31,	March 31,
	2015	2016
		(unaudited)
Balance Sheet Data:
Total assets	$9,088,381	$9,164,882
Total liabilities	$3,347,823	$3,364,698
Total stockholders' equity	$5,740,558	$5,800,184

3

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should not invest in our stock unless you are able to bear the complete loss of your investment. You should carefully consider the risks described below, as well as other information provided to you in this prospectus, including information in the section of this prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” before making an investment decision. The risks and uncertainties described below are not the only ones facing Zoned Properties. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Our Industry

Because we have limited operating history in the cannabis industry, we may not succeed.

We have limited operating history or experience in procuring, building out or leasing real estate for agricultural purposes, specifically marijuana grow facilities, or with respect to any other activity in the cannabis industry. Moreover, we are subject to all risks inherent in a developing a new business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with establishing a new business and the competitive and regulatory environment in which we operate. For example, the medical marijuana industry is new and may not succeed, particularly should the federal government change course and decide to prosecute those dealing in medical marijuana. If that happens there may not be an adequate market for our properties or other activities we propose to engage in.

You should further consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages. For example, unanticipated expenses, delays and or complications with build outs, zoning issues, legal disputes with neighbors, local governments, communities and or tenants. We may not successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment.

We may be unable to continue as a going concern if we do not successfully raise additional capital.

We may need to raise additional funds through public or private debt or equity financings, as well as obtain credit from vendors to be able to fully execute our business plan. If we are unable to successfully raise the capital we need, we may need to reduce the scope of our business to fully satisfy our future short-term liquidity requirements. If we cannot raise additional capital or reduce the scope of our business, we may be otherwise unable to achieve our goals or continue our operations. While we believe that we will be able to raise the capital we need to continue our operations, there can be no assurances that we will be successful in these efforts or will be able to resolve our liquidity issues or eliminate our operating losses. In addition, any additional capital raised through the sale of equity may dilute your ownership interest. We may not be able to raise additional funds on favorable terms, or at all. If we are unable to obtain additional funds or credit from our vendors, we will be unable to execute our business plan and you could lose your investment.

Because we may be unable to identify and or successfully acquire properties which are suitable for our business, our financial condition may be negatively affected.

Our business plan involves the identification and the successful acquisition of properties, which are zoned for marijuana businesses, including cultivation and retail. The properties we acquire will be leased to licensed marijuana operators. Local governments must approve and adopt zoning ordinances for marijuana facilities and retail dispensaries. A lack of properly zoned real estate may reduce our prospects and limit our opportunity for growth and or increase the cost at which suitable properties are available to us. Conversely a surplus of real estate zoned for marijuana establishments may reduce demand and prices we are able to charge for properties we may have previously acquired.

In addition, some jurisdictions, such as Arizona, impose limits on the number of medical marijuana dispensaries that will be permitted to operate within designated geographic areas. Such limitations inherently place constraints on the number of properties we acquire for lease to operators in the marijuana industry.

Because our business is dependent upon continued market acceptance by consumers, any negative trends will adversely affect our business operations.

We are substantially dependent on continued market acceptance and proliferation of consumers of medical marijuana. We believe that as marijuana becomes more accepted the stigma associated with marijuana use will diminish and as a result consumer demand will continue to grow. And while we believe that the market and opportunity in the marijuana space continues to grow, we cannot predict the future growth rate and size of the market. Any negative outlook on the marijuana industry will adversely affect our business operations.

4

In addition, it is believed by many that large well-funded businesses may have a strong economic opposition to the cannabis industry. We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue. For example, medical marijuana will likely adversely impact the existing market for the current “marijuana pill” sold by the mainstream pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement. Any inroads the pharmaceutical could make in halting the impending cannabis industry could have a detrimental impact on our proposed business.

Because marijuana is illegal under federal law, we could be subject to criminal and civil sanctions for engaging in activities that violate those laws.

The U.S. Government classifies marijuana as a schedule-I controlled substance. As a result, marijuana is an illegal substance under federal law. Even in those jurisdictions in which the use of medical marijuana has been legalized at the state level, its prescription is a violation of federal law. The United States Supreme Court has ruled in United States v. Oakland Cannabis Buyers’ Coop. and Gonzales v. Raich that it is the federal government that has the right to regulate and criminalize cannabis, even for medical purposes. Therefore, federal law criminalizing the use of marijuana pre-empts state laws that legalizes its use for medicinal purposes.

As of May 17, 2016, 24 states and the District of Columbia allow its citizens to use medical marijuana. Additionally, Colorado and Washington have legalized cannabis for adult use. The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration has effectively stated that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of federal laws. Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us and our shareholders.

Should such a change occur, our business operations would be affected. If our marijuana tenants are forced to shut their operations, we would need to seek to replace those tenants with non-marijuana tenants, who would likely expect to pay lower rents. Moreover, if the marijuana industry were forced to shut down at once, it would result in a high amount of vacancies at once and create a surplus of supply, driving leases and property values lower. Additionally, we would realize an economic loss on any and all improvements made to the properties that were specific to the marijuana industry and we would likely lose any and all investments in the U.S. market that were marijuana related.

In addition, although we do not intend to harvest, cultivate, possess, distribute or sell cannabis, by leasing facilities to growers of medicinal marijuana, we could be deemed to be participating in marijuana cultivation or aiding and abetting, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings. Moreover, since the use of marijuana is illegal under federal law, we may have difficulty acquiring or maintaining bank accounts and insurance and our shareholders may find it difficult to deposit their stock with brokerage firms.

In an effort to provide guidance to federal law enforcement, the Department of Justice (the “DOJ”) has issued Guidance Regarding Marijuana Enforcement to all United States Attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to enforcement of the Controlled Substance Act (the “CSA”), pursuant to which a range of activities including cultivation and use of cannabis for personal use is prohibited, but the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent and rational way.

The August 29, 2013 memorandum provides updated guidance to federal prosecutors concerning marijuana enforcement in light of state laws legalizing medical and recreational marijuana possession in small amounts. The memorandum sets forth certain enforcement priorities that are important to the federal government:

●	Distribution of marijuana to children;

●	Revenue from the sale of marijuana going to criminals;

●	Diversion of medical marijuana from states where is legal to states where it is not;

5

●	Using state authorized marijuana activity as a pretext of other illegal drug activity;

●	Preventing violence in the cultivation and distribution of marijuana;

●	Preventing drugged driving;

●	Growing marijuana on federal property; and

●	Preventing possession or use of marijuana on federal property.

In the event the DOJ reverses stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our revenue and profits.

Laws and regulations affecting the regulated marijuana industry are constantly changing, which could materially adversely affect our proposed operations, and we cannot predict the impact that future regulations may have on us.

Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on its operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

FDA regulation of marijuana and the possible registration of facilities where medical marijuana is grown could negatively affect the cannabis industry, which would directly affect our financial condition.

Should the federal government legalize marijuana for medical use, it is possible that the U.S. Food and Drug Administration (the “FDA”) would seek to regulate it under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA may issue rules and regulations including cGMPs (certified good manufacturing practices) related to the growth, cultivation, harvesting and processing of medical marijuana. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where medical marijuana is grown be registered with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, we do not know what the impact would be on the medical marijuana industry, what costs, requirements and possible prohibitions may be enforced. If we or our tenants are unable to comply with the regulations and or registration as prescribed by the FDA, we and or our tenants may be unable to continue to operate their and our business in its current form or at all.

We and our clients may have difficulty accessing the service of banks, which may make it difficult to contract for real estate needs.

On February 14, 2014, the U.S. government issued rules allowing banks to legally provide financial services to state-licensed marijuana businesses. A memorandum issued by the Justice Department to federal prosecutors re-iterated guidance previously given, this time to the financial industry that banks can do business with legal marijuana businesses and “may not” be prosecuted. The Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) issued guidelines to banks that “it is possible to provide financial services” to state-licensed marijuana businesses and still be in compliance with federal anti-money laundering laws. The guidance falls short of the explicit legal authorization that banking industry officials had pushed the government to provide and to date it is not clear what if any banks have relied on the guidance and taken on legal marijuana companies as clients. The aforementioned policy may be administration dependent and a change in presidential administrations may cause a policy reversal and retraction of current policies, wherein legal marijuana businesses may not have access to the banking industry. We could be subject to sanctions if we are found to be a financial institution and not in harmony with FinCEN guidelines. Also, the inability of potential clients in our target market to open accounts and otherwise use the service of banks may make it difficult for them to contract with us.

Because we buy and lease property, we will be subject to general real estate risks.

We will be subject to risks generally incident to the ownership of real estate, including: (a) changes in general economic or local conditions; (b) changes in supply of, or demand for, similar or competing properties in the area; (c) bankruptcies, financial difficulties or defaults by tenants or other parties; (d) increases in operating costs, such as taxes and insurance; (e) the inability to achieve full stabilized occupancy at rental rates adequate to produce targeted returns; (f) periods of high interest rates and tight money supply; (g) excess supply of rental properties in the market area; (h) liability for uninsured losses resulting from natural disasters or other perils; (i) liability for environmental hazards; and (j) changes in tax, real estate, environmental, zoning or other laws or regulations. For these and other reasons, no assurance can be given that we will be profitable.

6

Because our business model depends upon the availability of private financing, any change in our ability to raise money will adversely affect our financial condition.

Our ability to acquire, operate and sell properties, engage in the business activities that we have planned and achieve positive financial performance depends, in large measure, on our ability to obtain financing in amounts and on terms that are favorable. The capital markets in the United States have recently undergone a turbulent period in which lending was severely restricted. Although there appears to be signs that financial institutions are resuming lending, the market has not yet returned to its pre-2008 state. Obtaining favorable financing in the current environment remains challenging.

Because we will compete with others for suitable properties, competition will result in higher costs that could materially affect our financial condition.

We will experience competition for real estate investments from individuals, corporations and other entities engaged in real estate investment activities, many of whom have greater financial resources than us. Competition for investments may have the effect of increasing costs and reducing returns to our investors.

Because we are liable for hazardous substances on our properties, environmental liabilities are possible and can be costly.

Federal, state and local laws impose liability on a landowner for releases or the otherwise improper presence on the premises of hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances. A landowner may be held liable for hazardous materials brought onto a property before it acquired title and for hazardous materials that are not discovered until after it sells the property. Similar liability may occur under applicable state law. Sellers of properties may make only limited representations as to the absence of hazardous substances. If any hazardous materials are found within our properties in violation of law at any time, we may be liable for all cleanup costs, fines, penalties and other costs. This potential liability will continue after we sell the properties and may apply to hazardous materials present within the properties before we acquire the properties. If losses arise from hazardous substance contamination, which cannot be recovered from a responsible party, the financial viability of the properties may be adversely affected. It is possible that we will purchase properties with known or unknown environmental problems, which may require material expenditures for remediation.

Because we may not be adequately insured, we could experience significant liability for uninsured events.

While we currently carry comprehensive insurance on our properties, including fire, liability and extended coverage insurance; however, there are certain risks that may be uninsurable or not insurable on terms that management believes to be economical. For example, management may not obtain insurance against floods, terrorism, mold-related claims, or earthquake insurance. If such an event occurs to, or causes the damage or destruction of, a property, we could suffer financial losses.

If we are found non-compliance with the Americans with Disabilities Act, we will be subject to significant liabilities.

If any of our properties are not in compliance with the Americans with Disabilities Act of 1990, as amended (the “ADA”), we may be required to pay for any required improvements. Under the ADA, public accommodations must meet certain federal requirements related to access and use by disabled persons. The ADA requirements could require significant expenditures and could result in the imposition of fines or an award of damages to private litigants. We cannot assure that ADA violations do not or will not exist at any of our properties.

We have never paid dividends on our common stock, and cannot guarantee that we will pay dividends to our stockholders in the future.

We have never paid dividends on our common stock. For the foreseeable future, we intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock. However, in the future, our board of directors may declare dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant. Accordingly, investors may need to sell their shares of our common stock to realize a return on their investment, and they may not be able to sell such shares at or above the price paid for them. We cannot guarantee that we will pay dividends to our stockholders in the future.

7

Requirements associated with being a reporting public company will require significant company resources and management attention.

For at least one year after the December 18, 2015 effective date of our registration statement on Form S-1, we are required to file certain reports with the SEC pursuant to Section 15(d) of the Exchange Act. We intend to file periodic reports to maintain current information with the SEC on Forms 10-Q, 10-K and 8-K as prescribed by the rules and regulations of the Exchange Act. We work with independent legal, accounting and financial advisors to ensure adequate disclosure and control systems to manage our growth and our obligations as a company that files reports with the SEC. These areas include corporate governance, internal control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as an SEC reporting company on a timely basis.

In addition, compliance with reporting and other requirements applicable to SEC reporting companies create additional costs for us. It requires the time and attention of management and may require the hiring of additional personnel and legal, audit and other professionals. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the impact that our management’s attention to these matters will have on our business.

Our inability to effectively manage our growth could harm our business and materially and adversely affect our operating results and financial condition .

Our strategy envisions growing our business. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. As with other growing businesses, we expect that we will need to further refine and expand our business development capabilities, our systems and processes and our access to financing sources. We also will need to hire, train, supervise and manage new employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. We cannot assure you that we will be able to:

●	expand our business effectively or efficiently or in a timely manner;

●	allocate our human resources optimally;

●	meet our capital needs;

●	identify and hire qualified employees or retain valued employees; or

●	effectively incorporate the components of any business or product line that we may acquire in our effort to achieve growth.

Our inability or failure to manage our growth and expansion effectively could harm our business and materially and adversely affect our operating results and financial condition.

We will be required to attract and retain top quality talent to compete in the marketplace.

We believe our future growth and success will depend in part on our ability to attract and retain highly skilled managerial, sales and marketing, and finance personnel. There can be no assurance of success in attracting and retaining such personnel. Shortages in qualified personnel could limit our ability to compete in the marketplace.

We are dependent on Bryan McLaren, our Chief Executive Officer and President, and the loss of this officer could harm our business and prevent us from implementing our business plan in a timely manner.

In view of his direct relationships with industry partners that directly contribute to our business development strategy, our success depends substantially upon the continued services of Mr. McLaren. Although we intend to purchase a key person life insurance policy on our Chief Executive Officer and President, we do not currently maintain such a policy. The loss of Mr. McLaren’s services could have a material adverse effect on our business and operations.

Adam Wasserman, our Chief Financial Officer, does not dedicate 100% of his time to our business.

Adam Wasserman, our Chief Financial Officer, provides services to us under a letter agreement with CFO Oncall, Inc (“CFO Oncall”), which permits him to provide services to other companies during the term of the agreement. Mr. Wasserman is Chief Executive Officer of CFO Oncall, where he owns 80%. All compensation payable under the letter agreement is paid to CFO Oncall. CFO Oncall provides chief financial officer services to various companies. Mr. Wasserman also serves as Chief Financial Officer of Pen Inc. since January 2015, Point Capital, Inc. since July 2015, and other companies from time to time. Mr. Wasserman dedicates approximately 31% of his business time to us. In addition to Mr. Wasserman’s time, CFO Oncall has full-time dedicated, professional employees that also assist Mr. Wasserman with our financial matters and communication needs. Mr. Wasserman’s other projects may detract from the time he can spend on our business.

8

Risks Related to Our Common Stock and This Offering

Our common stock is quoted on the OTCQX, which may limit the liquidity and price of our common stock more than if our common stock were listed on the Nasdaq Stock Market or another national exchange.

Our securities are currently quoted on the OTCQX, an inter-dealer automated quotation system for equity securities. Quotation of our securities on the OTCQX may limit the liquidity and price of our securities more than if our securities were listed on the Nasdaq Stock Market or another national exchange. As an OTCQX company, we do not attract the extensive analyst coverage that accompanies companies listed on national securities exchanges. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities quoted on the OTCQX. These factors may have an adverse impact on the trading and price of our common stock.

The trading price of our common stock may decrease due to factors beyond our control.

The stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity, or equity-related securities, in the future at a price we deem appropriate.

The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

●	variations in our quarterly operating results,

●	changes in general economic conditions and in the real estate industry,

●	changes in market valuations of similar companies,

●	announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments,

●	loss of a major customer, partner or joint venture participant and

●	the addition or loss of key managerial and collaborative personnel.

Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

The registration and potential sale, pursuant to this prospectus, by the selling stockholders of a significant number of shares could depress the price of our common stock.

Because there is a limited public market for our common stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

9

If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale of the offered shares pursuant to the prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

Our preferred stockholders together have, and will continue to have after giving effect to this offering, voting control, which will limit your ability to influence the outcome of important transactions, including a change in control.

Each of our preferred stockholders beneficially owns 1,000,000 shares of our preferred stock. Each share of preferred stock entitles the holder to 50 votes per share. In contrast, each share of our common stock, which is the stock we are offering pursuant to this prospectus, has one vote per share. Upon the completion of this offering, each of our preferred stockholders will hold approximately 43% of the voting power of our outstanding capital stock. Because of the 50-to-1 voting ratio between our preferred stock and our common stock, after the completion of this offering, our preferred stockholders together will continue to control a majority of the combined voting power of our capital stock and therefore be able to control all matters submitted to our stockholders for approval. The preferred stockholders may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our common stock.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

Because we are subject to additional regulatory compliance matters as a result of being a public company, which compliance includes Section 404 of the Sarbanes-Oxley Act, and our management has limited experience managing a public company, the failure to comply with these regulatory matters could harm our business.

Our management and outside professionals will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company. Bryan McLaren, our President, has little experience running a public company. For now, he will rely heavily on legal counsel and accounting professionals to help with our future SEC reporting requirements. This will likely divert needed capital resources away from the objectives of implementing our business plan. These expenses could be more costly than we are able to bear and could result in us not being able to successfully implement our business plan.

We expect rules and regulations such as the Sarbanes-Oxley Act will increase our legal and finance compliance costs and make some activities more time-consuming than in the past. We may need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company.

As a smaller reporting company, our management will be required to provide a report on the effectiveness of our internal controls over financial reporting, but will not be required to provide an auditor’s attestation regarding such report. Section 404 compliance efforts may divert internal resources and will take a significant amount of time and effort to complete. We may not be able to successfully complete the procedures and certification of Section 404 by the time we will be required to do so. If we fail to do so, or if in the future our management determines that our internal controls over financial reporting are not effective, we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Furthermore, investor perceptions of our company may suffer, and this could cause a decline in the market price of our stock. Furthermore, whether or not we comply with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement necessary procedures or changes effectively or efficiently, it could harm our operations, financial reporting or financial results.

10

Rule 144 Related Risks

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months is entitled to sell his or her securities provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the total number of securities of the same class then outstanding; or

●	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

In addition, as a former shell company, we are subject to additional restrictions. Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, shell companies, such as Zoned Properties. Rule 144 is not available for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an exception to this prohibition, however, if the following conditions are met:

●	The issuer of the securities that was formerly a shell company has ceased to be a shell company,

●	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act,

●	The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than current reports on Form 8-K, and

●	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

Therefore, Rule 144 will be unavailable for resales by our stockholders until at least 12 months following the time that the registration statement on Form S-1, of which this prospectus forms a part, is declared effective by the SEC.

We are registering the resale of 1,185,012 shares of common stock, which may be sold by the selling stockholders. The resale of such shares by the selling stockholders could depress the market price of our common stock.

We are registering the resale of 1,185,012 shares of common stock under the registration statement of which this prospectus forms a part. As of May 26, 2016, the shares being registered represent approximately 6.9% of our outstanding common stock. The sale of these shares into the public market by the selling stockholders could depress the market price of our common stock. As of May 26, 2016, there were 17,135,850 shares of our common stock issued and outstanding. The sale of those additional shares into the public market by the selling stockholders could further depress the market price of our common stock.

The arbitrary offering price of the shares being offered by the selling stockholders pursuant to this prospectus may result in a loss of value of shares of our common stock.

The offering price of the shares bears no relation to book value, assets, earnings or any other objective criteria of value. It has been arbitrarily determined by the selling stockholders. There can be no assurance that the shares will attain market values commensurate with the offering price.

11

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Except as required by law, we undertake no obligation to update forward-looking statements. The risks identified in our annual report on Form 10-K for the fiscal year ended December 31, 2015 and those identified in the “Risk Factors” section of this prospectus, among others, may impact forward-looking statements contained in this prospectus.

You should also refer to the section of this prospectus entitled “Risk Factors” for a discussion of factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may prove to be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time-frame, or at all.

All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by the selling stockholders. See “Principal and Selling Stockholders.”

PRINCIPAL AND SELLING STOCKHOLDERS

At May 26, 2016, we had 17,135,850 shares of our common stock issued and outstanding. We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholders identified below. We are registering the shares to permit the selling stockholders to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” The following table sets forth information regarding the beneficial ownership of our common stock as of May 26, 2016, and as adjusted to reflect the sale of common stock offered by the selling stockholders in this offering, for:

●	Each of our named executive officers,

●	Each of our directors,

●	All of our directors and executive officers as a group

●	Each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, and

●	All selling stockholders.

Each share of common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. Each share of our non-convertible preferred stock is entitled to 50 votes per share on each matter submitted to a vote of stockholders. Holders of preferred shares vote along with common stockholders on each matter submitted to a vote of security holders. As a result of the multiple votes accorded to holders of the preferred stock, Greg Johnston and Alex McLaren have the ability to control the outcome of all matters submitted to a vote of stockholders, including the election of directors. In addition, certain corporate action requires the affirmative vote by holders of at least 51% of the outstanding preferred stock. On those matters that require the approval of at least 51% of the preferred stock, both Mr. Johnston and Mr. McLaren must provide their approval inasmuch as each of them owns 50% of the outstanding preferred stock. A more complete description of the rights and privileges of the preferred stock is contained elsewhere in this prospectus under the caption “Description of Securities.”

12

Information on beneficial ownership of securities is based upon a record list of our stockholders and we have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Based on the information provided to us by or on behalf of the selling stockholders, none of the selling stockholders, and no entity listed in the footnotes to the table below, is a broker-dealer nor an affiliate of a broker-dealer. None of the selling stockholders had an agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholders may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. The selling stockholders are under no obligation, however, to sell any shares pursuant to this prospectus. Unless otherwise indicated, the business address of each person listed below is c/o Zoned Properties, Inc., 14300 N. Northsight Blvd., #208, Scottsdale, AZ 85260.

The resale of 1,185,012 shares of our common stock is covered by this prospectus. The circumstances under which the selling stockholders received their shares are as follows:

●	During the quarter ended March 31, 2014, we sold 48,980 shares to an aggregate of 45 investors in a private placement of common stock under Section 4(2) of the Securities Act and the rules and regulations thereunder, at a purchase price of $120.00 per share.

●	In July 2014, we sold 16,637,000 shares issued to an aggregate of 52 investors in a private placement of common stock under Section 4(2) of the Securities Act and the rules and regulations thereunder, at a purchase price of $0.01 per share.

●	From August 2014 to December 2014, we sold 1,850,000 shares issued to an aggregate of seven investors in a private placement of common stock under Section 4(2) of the Securities Act and the rules and regulations thereunder, at a purchase price of $1.00 per share.

●	In May 2015, we sold 1,000,000 shares of common stock to accredited investors pursuant to a private placement, in a private placement of common stock under Section 4(2) of the Securities Act and the rules and regulations thereunder, at a purchase price of $1.00 per share.

●	30,000 of the shares were issued to three individuals as compensation for their services as directors. These shares were valued using the sale price of the common stock on the date of grant of $1.00 per share.

All of the shares being offered by the selling stockholders pursuant to this prospectus were acquired in one of the above transactions.

Name and Address of Beneficial Owner	Stock Beneficially Owned Prior to Offering (1)		Percent of Class Beneficially Owned Prior to Offering	Percent of Voting Power Prior to Offering (2)	Shares of Common Stock Offered under this Prospectus	Stock Beneficially Owned After Offering (1)		Percent of Class Beneficially Owned After Offering	Percent of Voting Power After Offering (2)
Executive Officers and Directors:
Bryan McLaren	25,000	(3)	*	*	-	25,000	(3)	*	*
Irvin Rosenfeld	20,000	(4)	*	*	10,000	-		-	-
Art Friedman	20,000	(4)	*	*	10,000	-		-	-
Alex McLaren	1,521,667	(5)	8.9%	44.0%	10,000	1,501,667		8.8%	44.0%
Adam Wasserman	27,100		*	*	-	27,100		*	*
All executive officers and directors as a group (5 persons)	1,610,017		9.4%	44.1%	30,000	1,580,017		9.0%	44.1%

Other 5% Owners:
Alan Abrams 16624 North 90th Street, Ste. 101 Scottsdale, AZ 85260	3,526,669		20.6%	3.0%	-	3,526,669		20.6%	3.0%
Greg Johnston 915 Stitch Rd. Lake Stevens, WA 98258	2,512,500		14.7%	44.8%	-	2,512,500		14.7%	44.8%
Christopher Carra 8880 E. Friess Scottsdale, AZ 85260	2,043,335		11.9%	1.7%	-	2,043,335		11.9%	1.7%

Other Selling Stockholders:
Andrew Ludwig 1508 Bay Rd. Apt. 829 North Miami Beach, FL 33139	55,418	(6)	*	*	11,084	44,334		*	*
Beth Levine c/o Caron Partners, LP 20155 NE 38th Court #1804 Aventura, FL 33180	100,834	(7)	*	*	20,167	80,667		*	*

13

Name and Address of Beneficial Owner	Stock Beneficially Owned Prior to Offering (1)		Percent of Class Beneficially Owned Prior to Offering	Percent of Voting Power Prior to Offering (2)	Shares of Common Stock Offered under this Prospectus		Stock Beneficially Owned After Offering (1)		Percent of Class Beneficially Owned After Offering	Percent of Voting Power After Offering (2)
Clifford Berger 7 Old Round Hill Ln. Greenwich, CT 06831	201,667		1.2%	*	40,333		161,334		*	*
Daniel Hartwell 5505 N. Ocean Blvd., #201, Ocean Ridge, FL 33435	10,084		*	*	2,017		8,067		*	*
Daniel Iannettone 736 Arthur Godfrey Miami Beach, FL 33140	50,417		*	*	10,083		40,334		*	*
Raimondo Dias c/o Fusion Capital Investments Corp. 620 NW 12 th Ave., Boca Raton, FL 33486	20,417	(8)	*	*	4,083		16,334		*	*
Gerard Pollino 16 Overidge Ln. Wilton, CT 06897	201,667		1.2%	*	40,333		161,334		*	*
Guy S. Amico 3526 Palais Terrace Wellington, FL 33449	200,000		1.2%	*	40,000		160,000		*	*
Jeffrey Williams c/o El Dorado LLC Pop Center, Edgar Rios, 19 th Floor, 208 Ponce de Leon San Juan, PR 00918	100,709	(9)	*	*	20,142		80,567		*	*
Jody Kane 10 Power Horn Hill Rd. Wilton, CT 06897	50,417		*	*	10,083		40,334		*	*
Joseph Bartonek 949 Durham Rd. Edison, NJ 08817	756,250		4.4%	*	151,250		605,000		3.5%	*
John Andrew Hulsey c/o John Andrew Hulsey Living Trust 14629 Marshview Drive, Jacksonville, FL 32250	115,834	(10)	*	*	23,167		92,667		*	*
Jonathan Lichter 1119 Cambridge Rd. Teaneck, NJ 07666	147,434	(11)	*	*	28,350	(12)	119,084	(13)	*	*
Keith Anderson and Cathy Zeni 18324 Hampton Ct. Livonia, MI 48152	100,834		*	*	20,167		80,667		*	*

14

Name and Address of Beneficial Owner	Stock Beneficially Owned Prior to Offering (1)		Percent of Class Beneficially Owned Prior to Offering	Percent of Voting Power Prior to Offering (2)	Shares of Common Stock Offered under this Prospectus	Stock Beneficially Owned After Offering (1)	Percent of Class Beneficially Owned After Offering	Percent of Voting Power After Offering (2)
Mark Baker 320 Don Fernando Rd. Santa Fe, NM 87505	160,000		*	*	40,000	120,000	*	*
Max Nalder 113 Paradise Pt. Dr. Brandon, MS 85248	183,517		1.1%	*	36,703	146,814	*	*
Michael Antonakos 17 S. Hampton Dr. Fairfield, NJ 07004	10,084		*	*	2,017	8,067	*	*
Michael Blume 5505 N. Ocean Blvd., Ste. 107 Boynton, FL 33435	39,167		*	*	7,833	31,334	*	*
Chris Humphrey 4808 N. 24 th St., #403 Phoenix, AZ 85016	5,000		*	*	1,000	4,000	*	*
Michael Iacono 11606 Orange Blossom Ln. Boca Raton, FL 33428	200,000		1.2%	*	40,000	160,000	*	*
Milton B. Hubbard III 120 N. Hamilton Dr., Apt. 12 Beverly Hills, CA 90211	197,667		1.2%	*	39,533	158,134	*	*
Nicholas Gregory Johnston 915 Stitch Rd. Lake Stevens, WA 98258	150,000		*	*	30,000	120,000	*	*
Peter Ferrara 1106 Don Cubero Ave. Santa Fe, NM 87505	160,000		*	*	40,000	120,000	*	*
Regina Fieramosca 15 Wescott Blvd. Staten Island, NY 10314	50,417		*	*	10,083	40,334	*	*
Richard Kepes and Judy Kepes 3665 Quail Hollow Dr. Bloomfield Hills, MI 48302	100,834		*	*	20,167	80,667	*	*
Ron Levine c/o Bellajule Partners LP 20155 NE 38 th Ct. #1804 Aventura, FL 33180	50,418	(14)	*	*	10,084	40,334	*	*
Ronald Iannelli 30-75 33rd St., #B4 Astoria, NY 11102	50,417		*	*	10,083	40,334	*	*

15

Name and Address of Beneficial Owner	Stock Beneficially Owned Prior to Offering (1)		Percent of Class Beneficially Owned Prior to Offering	Percent of Voting Power Prior to Offering (2)	Shares of Common Stock Offered under this Prospectus	Stock Beneficially Owned After Offering (1)	Percent of Class Beneficially Owned After Offering	Percent of Voting Power After Offering (2)
Scott H. Goldstein 6799 Royal Orchid Circle Delray Beach, FL 33446	200,000		1.2%	*	40,000	160,000	*	*
Thomas V. Sagona 30 Sagona Court Staten Island, NY 10309	252,084		1.5%	*	50,417	201,667	*	*
Todd Ruetsch 419 Knowell Rd. Camillus, NY 13031	100,834		*	*	20,167	80,667	*	*
Tom Fagan and Beverly Fagan 6080 Wellington Ave. Gainesville, GA 30506	200,934		1.2%	*	40,167	160,767	*	*
William Boyce 6814 Kingsbury St. Louis, MO 63130	301,667		1.2%	*	60,333	241,334	*	*
Guy S. Amico c/o Newbridge Financial, Inc. 3526 Palais Terrace Wellington, FL 33449	550,000	(15)	3.2%	*	110,000	440,000	*	*
Maureen Kenny c/o Philip B. Kenny Trust 707 Glenayre Dr. Glenview, IL 60025	500,000	(16)	2.9%	*	100,000	400,000	*	*
Karen Bovay 1532 W. Campbell Ave. Phoenix, AZ 85015	25,000		*	*	5,000	20,000	*	*
Jennifer Kridos 8880 E. Friess Dr. Scottsdale, AZ 85260	50,417		*	*	10,083	40,334	*	*
Valera Knight 7718 E. Chaparral Rd. Scottsdale, AZ 85250	50,417		*	*	10,083	40,334	*	*

16

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.
(2)	Gives effect to ownership of preferred stock (see table below), the holders of which are entitled to 50 votes per share.
(3)	Consists of vested stock options.
(4)	Of these shares, 10,000 represent shares issuable upon exercise of vested stock options.
(5)	Of these shares, 1,501,667 shares are held by McLaren Family LLLP. Alex McLaren is the general partner of McLaren Family LLLP and has voting and dispositive power over such shares.
(6)	Of these shares, 40,334 are held by NuView IRA FBO Andrew Ludwig. Mr. Ludwig has voting and dispositive power over such shares.
(7)	Shares are held by Caron Partners, LP. Beth Levine has voting and dispositive power over these shares.
(8)	Shares are held by Fusion Capital Investments Corp. Mr. Dias has voting and dispositive power over such shares.
(9)	Shares are held by El Dorado LLC. Mr. Williams has voting and dispositive power over such shares.
(10)	Shares are held by John Andrew Hulsey Living Trust, of which Mr. Hulsey is the trustee. Mr. Hulsey has voting and dispositive power over such shares.
(11)	Of these shares, 100,834 are held by Diamond Bridge Capital LLC. Mr. Lichter has voting and dispositive power over such shares.
(12)	Of these shares, 20,167 are being offered by Diamond Bridge Capital LLC. Mr. Lichter has voting and dispositive power over such shares.
(13)	Of these shares, 80,667 will be held by Diamond Bridge Capital LLC. Mr. Lichter has voting and dispositive power over such shares.
(14)	Shares are held by Bellajule Partners, LP. Mr. Levine has voting and dispositive power over such shares.
(15)	Shares are held by Newbridge Financial, Inc. Mr. Amico has voting and dispositive power over such shares.
(16)	Shares are held by Philip B. Kenny Trust, of which Ms. Kenny is the trustee. Ms. Kenny has voting and dispositive power over such shares.

Preferred Stock

Name and Address of Beneficial Owner	Shares of Preferred Stock Beneficially Owned	Percent of Class Beneficially Owned	Percent of Voting Power (2)
Greg Johnston 915 Stitch Rd. Lake Stevens, WA 98258	1,000,000	50%	44.8%

Alex McLaren (1) c/o Zoned Properties, Inc. 14300 N. Northsight Blvd., #208 Scottsdale, AZ 85260	1,000,000	50%	44.1%

(1)	Shares are held by McLaren Family LLLP. Alex McLaren is the general partner of McLaren Family LLLP and has voting and dispositive power over such shares.
(2)	As a result of the multiple votes accorded to holders of the preferred stock (50 votes per share), Greg Johnston and Alex McLaren have the ability to control the outcome of all matters submitted to a vote of stockholders, including the election of directors. The percent of voting power in the table gives effect to the holder’s beneficial ownership of common stock and preferred stock.

17

PLAN OF DISTRIBUTION

This prospectus relates to the resale of 1,185,012 shares of common stock offered by the selling stockholders. The selling stockholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales after this registration statement becomes effective;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders or any of their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Before any such agent, or broker-dealer sells any of the shares registered here, a post-effective amendment will be filed to name anyone receiving compensation for selling the shares before any sales take place. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be sold by the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

A selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

18

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling stockholders use this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders.

DIVIDEND POLICY

Historically, we have not paid any cash dividends on our common stock. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations. However, in the future, our board of directors may declare dividends on our common stock. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, the agreements into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock. We cannot guarantee that we will pay dividends to our stockholders in the future. Holders of preferred shares are entitled to dividends equal to common share dividends.

DESCRIPTION OF SECURITIES

The following discussion summarizes the material terms of our common stock and preferred stock. This discussion does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

As of the date of this prospectus, our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, 17,135,850 of which were issued and outstanding, and 5,000,000 shares of preferred stock, $0.001 par value per share, 2,000,000 of which were issued and outstanding.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of the Company’s common stock are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Cash Dividends

Historically, we have not paid any cash dividends on our common stock. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations. However, in the future, our board of directors may declare dividends on our common stock. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, the agreements into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock. We cannot guarantee that we will pay dividends to our stockholders in the future. Holders of preferred shares are entitled to dividends equal to common share dividends.

19

Preferred Stock

Our articles of incorporation, as amended, authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

The certificate of designation for the preferred stock provides that the shares are not convertible into any other class or series of stock. Holders of preferred shares are entitled to 50 votes for each share held. Voting rights are not subject to adjustment for splits that increase or decrease the common shares outstanding. Upon liquidation, holders of preferred stock will be entitled to receive $1.00 per share plus redemption provision before assets are distributed to other stockholders. Holders of preferred shares are entitled to dividends equal to common share dividends. Once any shares of preferred stock are outstanding, at least 51% of the total number of shares of preferred stock outstanding must approve the following transactions:

●	alteration of the rights, preferences of privileges of the preferred stock,

●	creation of any new class of stock having preferences over the preferred stock,

●	repurchase of any of our common stock,

●	merger of consolidation with any other company, other than one of our wholly-owned subsidiaries,

●	sale, conveyance or other disposal of, or creation or incurrence of any mortgage, lien, or charge or encumbrance or security interest in or pledge of, or sale and leaseback of, all or substantially all of our property or business, or

●	incurrence, assumption or guarantee of any indebtedness maturing more than 18 months after the date on which it is incurred, assumed or guaranteed by us, except for operating leases and obligations assumed as part of the purchase price of property.

Holders of a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding voting shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of preferred shares vote along with common stockholders on each matter submitted to a vote of security holders. As a result of the multiple votes accorded to holders of the preferred stock, Greg Johnston and Alex McLaren have the ability to control the outcome of all matters submitted to a vote of stockholders, including the election of directors. On those matters that require the approval of at least 51% of the preferred stock, both Mr. Johnston and Mr. McLaren must provide their approval inasmuch as each of them owns 50% of the outstanding preferred stock.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, as Amended, and Our Bylaws

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Preferred Stock. Our articles of incorporation, as amended, authorize our board of directors to issue from time to time any series of preferred stock and fix the voting powers, designation, powers, preferences and rights of the shares of such series of preferred stock.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of the stockholders may be called only by the chairman of the board or the chief executive officer, and shall be called by the chairman of the board or the secretary (i) when so directed by the board, or (ii) at the written request of stockholders owning shares representing at least 25% of voting power in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of our stockholders, including proposed nominations of persons for election to the board of directors.

Removal of Directors; Vacancies. Our bylaws provide that a director may be removed from office by stockholders for cause, or without cause by a majority vote of the stockholders. A vacancy on the board of directors may be filled only by a majority of the directors then in office.

20

DESCRIPTION OF THE BUSINESS

Overview

Zoned Properties, Inc., incorporated in Nevada on August 25, 2003, believes that the traditional commercial real estate industry is being disrupted by many factors that can be characterized as “mega trends.” These trends include technological changes, shifting demographics resulting in a greater influence of millennials and social changes. The utilization of commercial property for retail, business and education is being affected by digital means as opposed to physical means. As a commercial property, project development and management services company, our mission is to identify, develop, and manage properties, initially for the medical marijuana industry and, as our operations develop, for other emerging industries. Our strategy, which is aligned with these shifting trends, positions us well to create property value and enhanced cash flow from rents leveraging our expertise in zoning, permitting, security, energy efficiency, waste and water remediation and sustainable design.

In order to drive value creation, one of trends we have focused on with respect to commercial properties has been the emergence on a state-by-state basis of licensed medical marijuana dispensaries and cultivation facilities. We have established a focus on commercial real estate development in this space to derive value from the new and emerging medical marijuana industry without directly participating in the cultivation, distribution, or sale of medical marijuana products. While we intend to expand into a variety of emerging industries, our current focus is on developing projects within the emerging medical marijuana industry.

The core of our business involves identifying and developing properties that exist within highly regulated zoning regions and may be candidates for re-zoning. For the licensed medical marijuana industry, local jurisdictions typically develop strict zoning regulations that dictate the specific region within which a licensed cultivation or retail property can operate. These regulations often include setbacks for example restricting the licensed facility from being within a mile of any parks, schools, churches, or residential districts. In some jurisdictions, local representatives will simply adopt the rules and regulations established by the state legislation. It is at that point that the local representatives welcome participation from the community and developers such as our company to establish more customized regulations for zoning that meet the local community’s needs.

We have been closely involved with local representatives in each of the developed properties currently held in our portfolio. For example, we have worked directly with local representatives in Tempe, Arizona over the past year to continue to define and develop local code that regulates the development of licensed medical marijuana facilities. The code amendments directly impact the continued development of our licensed medical marijuana cultivation facility that operates within city limits.

The process of establishing zoning and permitting will directly impact our ability to place a licensed operator in a long-term lease agreement. In a scenario where the zoning and permitting process has not been completed, such as is the case for our property in Gilbert, Arizona, we continue to work with local representatives to explore development possibilities as the industry evolves. We approach these situations on a case-by-case basis. In locations where we conclude that the zoning and permitting may not be feasible at this time but have a possibility to be successful in the future, we will likely hold the undeveloped property or lease the property out in the interim.

The successful development of zoning, permitting, construction and placement of long-term tenants creates an increased value for the property. Our property in Kingman, Arizona was successfully developed in this manner. The long-term lease agreement with a licensed operator has led to a leased-fee appraisal valued above five times the initial acquisition cost. We charge over $35 per square foot in rent, a significant premium compared to standard market rates in that region.

This is an essential aspect of our overall growth strategy and value creation because we target specifically zoned properties that can be developed as candidates for specific industry operators. Once the properties have been acquired, adequately zoned and permitted, the opportunity to increase their value becomes substantially greater as a result of above market rents, as the demand for these properties within the specific zoning region increases.

We focus on acquiring properties that have the potential to increase significantly in value and use development strategies to build long-term growth. We have established a network of experts in the fields of real estate, design, construction, operations, and management in order to provide clients and prospective tenants with complete solutions to best meet their needs. We require all of our clients and prospective tenants to go through extensive due diligence in order to be what we consider to be highly sophisticated, credit worthy and experienced operators in their industries.

We currently maintain a portfolio of properties that we own, lease, and manage. In addition, we provide direct consultation and support for the development of each property. Development can range from complete architectural design and subsequent build-out, utility installation, property management, facilities management, and state of the art security systems. There are significant challenges that exist when zoning, permitting, and constructing facilities associated with the medical marijuana market. Each state and jurisdiction adopts specific zoning and permitting regulations. We have gained valuable knowledge and experience in this area by successfully completing four major projects in the state of Arizona, a highly regulated market. We believe we can replicate this business model in other states as markets mature and tighter regulations are established.

21

The Company generally confirms baseline zoning during the due diligence period and as a contingency of an acquisition. Ideally, properties we consider acquiring are already zoned for use in cultivating marijuana or as a marijuana dispensary. We currently lease building space at five of the six properties in our portfolio, and lease the vacant land at our sixth property. Four of the properties leased to licensed medical marijuana tenants are located in areas where correct zoning was already in place and use as a marijuana facility was already permitted. In these instances, rezoning was not required. Two of the properties were zoned for and leased to licensed medical marijuana dispensaries, and two were zoned for and leased to licensed medical marijuana cultivation sites.

The process for confirming proper zoning and or acquiring proper permitting for a licensed medical marijuana operator generally takes several months. The confirmation process for the Kingman and Green Valley properties both took approximately one month to complete. The Chino Valley property took approximately three months to confirm the zoning and permitted use for a licensed medical marijuana cultivation facility in that local jurisdiction. The process primarily involves working directly with the local Planning and Zoning Commission or Development Director. Notwithstanding proper zoning and permitted use, we may work with local zoning authorities in order to revise zoning laws. For example, we were recently successful in submitting an approved zoning code amendment to the City of Tempe, whereby the new zoning code allows for an increase in the size of a cultivation facility. That process took approximately six months to complete. The Tempe property is a multi-tenant facility that also leases space to tenants, which have no association to medical marijuana.

In the event a property is not properly zoned or does not permit use as a marijuana facility, we may work with local authorities to seek changes to existing zoning or permitted use. Our efforts may not be successful. For example, the Gilbert property has not been successfully zoned for a prospective licensed medical marijuana dispensary nor has it been leased to a medical marijuana operator.

Our vision is to be recognized for creating the standard in property development for emerging industries, while increasing community prosperity and shareholder value. We believe that a strong focus on the development of real estate properties will bring value to the local communities and all of our stakeholders. We have initially established a focus on properties within the licensed medical marijuana industry because we believe there will be increasing demand in this industry, as the national industry continues to evolve.

Our strategy is to rent buildings that we purchase and to earn rental income. Property acquisitions in 2014 are an indication of the commencement of principal operations. These properties represent assets that have already been identified and zoned for licensed medical marijuana operations.

We are the sole member of eight limited liability companies: Tempe Industrial Properties LLC, Gilbert Property Management LLC, Green Valley Group LLC, Kingman Property Group LLC, Chino Valley Properties LLC, Zoned Colorado Properties LLC, Zoned Illinois Properties LLC, and Zoned Oregon Properties LLC.

Four of the entities have completed acquisitions of property as agents of Zoned Properties. Gilbert Property Management LLC, Green Valley Group LLC, Kingman Property Group LLC, and Chino Valley Properties LLC have all acquired land and real property.

Green Valley Group LLC, Kingman Property Group LLC, and Chino Valley Properties LLC have executed related party lease agreements at the properties within their respective regions and have begun generating rental revenue. Zoned Properties has executed multiple lease agreements at its Tempe, Arizona properties and has been generating rental revenue. One such lease agreement is with a related party and one lease agreement is with an unrelated third party.

We currently own a portfolio of six properties located in the state of Arizona, covering an aggregate of approximately 54.8 acres and having an approximate aggregate market value as of March 31, 2016 of approximately $13.5 million based on most recent appraisals. Additionally, pursuant to a letter of intent, we may acquire an additional property consisting of approximately 1.5 acres located in the state of Colorado.

Multiple state-licensed operators have approached Zoned Properties from Oregon, Washington, Colorado, New Mexico, and Illinois for consultation and to partner on development and prospective sale-lease back arrangements. We are continuously evaluating these opportunities and exploring financing terms with our funding partners.

We believe that we are well positioned to benefit from the development opportunities that the medical marijuana industry presents without having to deal with the risk of directly cultivating, distributing, or dispensing the product, which is still illegal under federal law.

Our initial holdings and acquisition targets have been in the state of Arizona. Unlike many other states that have legalized medical marijuana, Arizona’s program has some of the strictest regulations in the country and limits the number of dispensaries that will be allowed to be open and operate within the state. While there are hundreds of marijuana dispensaries in Denver, Colorado, the entire state of Arizona can have a maximum of 126 operating dispensaries under current legislation, 27 of which are allocated to areas under tribal jurisdictions. Of the remaining 99 dispensaries, licenses to operate 85 have been awarded, and an unknown number of other license applications are pending. Two of our properties in Arizona (in Kingman and Green Valley) are leased to operators that have been awarded dispensary licenses. This limitation on the number of dispensaries permitted to operate in Arizona under current legislation will limit our ability to purchase property in Arizona for lease to dispensary operators.

22

The Opportunity in Arizona

We are implementing a property acquisition strategy in the State of Arizona that includes placing a variety of operating tenants into long-term lease agreements within the medical marijuana industry. Arizona’s medical marijuana program is still in its infancy stage. There are ample property management and build-out opportunities for medical marijuana cultivation facilities and dispensaries. We are already working with multiple groups in Arizona that are in need of quality resources or experience to get these facilities operational to serve the growing marketplace. The need for expertise regarding zoned properties was one of the main catalysts in forming our company. While there are many opportunities in Arizona, most investor groups lack the resources, knowledge, and expertise to see these projects through from start to finish, and complete the necessary due diligence required to ensure a sophisticated tenant operator.

The Opportunity in Additional States

We have created a business development plan that will allow for expansion into additional states when appropriate. Each state adopts specific and constantly evolving regulations associated with zoning, permitting, and licensing for medical marijuana operators. Zoned Properties will be introducing plans for expansion into additional states over the coming months as further regulations become established. In the second quarter of 2016, we entered into an agreement for the acquisition of land in Parachute, CO. We expect to continue moving forward with the development of the project after placing a prospective tenant in the second quarter of 2016.

Corporate History and Transactions

The Company was originally incorporated in Nevada on August 25, 2003 under the name, Mongolian Explorations Ltd.

In September 2013, Marc Brannigan acquired 125,000 shares of our common stock, which represented approximately 91.54% of the then issued and outstanding voting power of the Company. The transaction resulted in a change in control of the Company.

In December 2013, we entered into a Note Purchase and Loan Participation Assignment Agreement with two related parties and five individual investors, pursuant to which we issued 8,333 shares of common stock and two convertible promissory notes aggregating $170,000 to purchase a promissory note dated February 19, 2013. The promissory note in the principal amount of $209,400, has a maturity date of February 1, 2018 and is secured by a Mortgage/Deed of Trust on Real Property. There was no gain or loss recognized in this transaction. The transaction closed on January 8, 2014. On March 12, 2014, we sold the note for a cash payment of $210,500. The Company reported a realized gain of $41,019.

In December 2013, the board of directors approved the issuance of 700,000 shares of preferred stock to a related party partially owned by our former President for professional services in connection with setting up the commercial property acquisition business, management of the business and running the daily operations of the Company. On July 22, 2014, these 700,000 shares were redeemed by us for a cost of $700.

On January 22, 2014, we entered into a real estate purchase agreement pursuant to which we acquired certain land located in Gilbert, Arizona for a total payment of $266,667, of which $250,000 was paid in cash, and $16,667 was paid by issuing 139 shares of the common stock of the Company at a price of $120 per share. Simultaneously, we issued 833 shares of common stock of the Company to Cumbre Investment LLC, a related party of the Company, to acquire its right of first refusal on the land. The transaction closed on January 22, 2014.

On January 29, 2014, we entered into a purchase and consulting agreement with Ultra Health, LLC,, a related party due to common ownership and investments made by a beneficial stockholder of the Company (“Ultra Health”), pursuant to which we acquired a permanent modular building located in Gilbert, Arizona for total payments of $675,000. Simultaneously, we issued 1,166 shares of common stock of the Company at a price of $120 per share to the seller of the building to acquire a conditional use permit for the building. The transaction closed on January 29, 2014. In connection with the 1,536 square foot modular building discussed above, on April 10, 2015, we became a party to a certain case pending in the Superior Court of the State of Arizona in and for Maricopa County, Arizona discussed elsewhere in this prospectus. We review our rental properties for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on this review, on December 31, 2014, we determined that the Gilbert building carrying value of $675,000 was not recoverable and we recorded an impairment loss of $675,000.

On March 7, 2014, we entered into a real estate purchase agreement with Maryland LLC, pursuant to which we acquired certain property located in Tempe., Arizona for total payments of $4,600,000, of which $2,500,000 was paid in cash and a $2,100,000 mortgage note from Maryland LLC. The transaction closed on March 7, 2014. The mortgage terms do not allow participations by the lender in either the appreciation in the fair value of the mortgaged real estate project or the results of operations of the mortgaged real estate project.

23

During the first quarter of 2014, we issued 48,933 shares of restricted common stock at a price of $120.00 per share to approximately 28 accredited investors pursuant to a private placement, exempt from registration under the Securities Act. The total proceeds the Company received from this private placement were approximately $5,872,000, less the $10,000 recorded as a subscription receivable.

On April 4, 2014, we entered into a purchase agreement with Ultra Health pursuant to which we acquired a modular building in Green Valley, Arizona for total payment of $87,073. On October 22, 2014, Green Valley entered into a real estate purchase and sale agreement with a company owned by Duke Rodriguez who became a beneficial stockholder of the Company in July 2014 (“Duke Rodriguez”), pursuant to which we acquired the property located in Green Valley, AZ for a purchase price of $400,000.

During the first quarter of 2014, we issued a total of 24,382 shares of common stock of the Company to settle the principal obligations of certain convertible notes payable - related parties in the amount of $330,440.

On April 14, 2014, our board of directors and its representative shareholders elected to retire 38,135 shares of common stock back into the company treasury.

Effective May 13, 2014, the Company completed a 1:120 reverse split of its common stock. As permitted by Nevada law, the reverse split was completed with the approval of the board of directors without the requirement for shareholder consent.

On July 22, 2014, the Board of Directors accepted a subscription agreement from the McLaren Family LLLP, whose general partner is Alex C. McLaren, a Director and the father of the Company’s current President and CEO Bryan McLaren, for the acquisition of 1,000,000 shares of the Company’s Preferred Stock for cash of $1,000. We simultaneously accepted a subscription agreement from a beneficial common stockholder, for the acquisition of 1,000,000 shares of the Company’s preferred stock for cash of $1,000. Additionally, on July 22, 2014, we accepted a subscription agreement from Gregory Johnston, a beneficial shareholder, for the acquisition of 1,000,000 shares of the Company’s Preferred Stock for cash of $1,000. In addition to a beneficial ownership of common stock, Mr. Johnston holds 50% of the current Preferred Stock that controls the Company.

On August 12, 2014, we entered into a real estate purchase agreement with Stormwind Group, LLC, a company owned by Duke Rodriguez, pursuant to which we acquired 11.3 acres in Bernalillo County, New Mexico for total payment of $2,750,000. As discussed elsewhere in this prospectus, on July 9, 2015 and amended and made effective on August 1, 2015 (the “Settlement Date”), we entered into a settlement agreement with Duke Rodriguez, Ultra Health, LLC, and Cumbre Investment, LLC (the “ Defendants”), that, among other things, settles all claims and grants mutual general releases. Under the terms of the settlement, we transferred title to the Bernalillo, New Mexico property to the Defendants.

On September 22, 2014, the Company purchased two vehicles from Arizona RV Supercenter for the aggregate purchase price of $38,855. We intend to use the vehicles on site for property and facilities management.

On October 22, 2014, Green Valley Group, LLC, our wholly owned subsidiary, entered into a real estate purchase and sale agreement with a company owned by Duke Rodriguez, pursuant to which we acquired the property located in Green Valley, AZ for a purchase price of $400,000.

From August 2014 to December 2014, we issued 1,850,000 shares of common stock to accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended at a price of $1.00 per share for proceeds of $1,850,000.

On April 10, 2015, we became a party to a certain case pending in the Superior Court of the State of Arizona in and for Maricopa County, Arizona styled, Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC (collectively, the “Defendants”), Case No. CV-2015-004225, wherein we alleged, among other things, that the Defendants, alone or in collusion with one another, breached a certain contract for the construction of the Gilbert building, and had made material misrepresentations or had negligently misrepresented certain material elements upon which we relied in purchasing the land upon which that building was to be constructed, which the Defendants failed to deliver. On June 8, 2015, we filed a motion to dismiss the counterclaim. On July 9, 2015 and amended and made effective on August 1, 2015, we entered into a settlement agreement with the Defendants that, among other things, settles the pending claims and grants mutual general releases.

24

Under the terms of the settlement:

1.	On August 1, 2015, we transferred title to its Bernalillo, New Mexico property to Defendants. At June 30, 2015 and December 31, 2014, the carrying value of this property was $2,719,658 and $2,737,863, respectively. In connection with such property, we forfeited quarterly straight-lined rental revenue of approximately of $287,000 through September 2024. For the years ended December 31, 2015 and 2014, rental revenues from this property amounted to $150,000 and $30,000, respectively.
2.	The Defendants returned 2,496,054 shares of common stock to the Company and we cancelled such shares. On the Settlement Date, such shares were valued at $1,406,603 or $0.5635 per common share which represents the cost of the treasury shares purchased and retired;
3.	The Defendants effectuated the transfer of four parcels of property in Chino Valley, Arizona to the Company which consists of approximately 48 Acres of land and we acquired an additional parcel in Chino Valley for $200,000 in cash. Based on an independent appraisal, on the Settlement Date, the fair value of property obtained, consisting of land, buildings and improvements, amounted to approximately $1,528,000.
4.	We obtained water rights associated with property in Chino Valley, Arizona effective December 31, 2015.

In connection with the settlement agreement, we did not record any settlement gain or loss.

On October 27, 2015, we entered into a letter of intent with X Bar Ranch LLC to acquire a 44-acre parcel of real property located at 421 Upper Cattle Creek Rd., Carbondale, CO for a purchase price of $1,000,000. We deposited $42,500 in earnest money with an escrow agent and the $957,500 balance was payable in cash at closing. We had the right to terminate the agreement on or prior to December 14, 2015 in the event we were unable to complete a satisfactory due diligence inspection for the property. As permitted pursuant to the terms of the X Bar letter of intent, the Company terminated the letter of intent with X Bar on December 14, 2015 and the deposit was returned.

On October 2, 2015, we entered into a letter of intent with HQ Holdings LLC, to acquire a 2,497 square foot parcel of real property located at 730 Main Street, Silt, CO for a purchase price of $430,000, of which $4,000 has been deposited into an earnest money escrow and the $426,000 balance was due in cash at closing. The obligations of the parties to complete the sale and purchase were conditioned upon consummation of the transactions contained in the letter of intent with X Bar Ranch LLC described in the preceding paragraph. Pursuant to the terms of the HQH letter of intent, the closing of the Silt property acquisition was conditioned upon consummation of the Carbondale property acquisition. Accordingly, the HQH letter of intent was terminated on December 14, 2015, following termination of the letter of intent with X Bar.

On February 16, 2016, we entered into a letter of intent (the “Chino Valley LOI”) with C3C3 Group, LLC (the “Tenant”) and Broken Arrow Herbal Center, Inc. (“Broken Arrow”). Each of the Tenant and Broken Arrow are owned by Alan Abrams, a significant stockholder of the Company.

Pursuant to the terms of the Chino Valley LOI, the parties agreed to amend the existing lease agreement, dated August 6, 2015, to provide for the lease by Chino Valley to Tenant of approximately 45,000 square feet of space in Chino Valley, Arizona. The monthly rent due, pursuant to the terms of the Chino Valley LOI, will be $70,833 beginning June 1, 2016 and $127,500 beginning August 1, 2016; however, the increased rental revenue will be contingent upon the completion of the constructed expansion at the facility. In subsequent years beginning August 1, 2017, there will be a 5% annual increase in the monthly rent. The parties identified a budget of $2,000,000 for developing the property and constructing the tenant improvements. The Chino Valley LOI and the Amendment to the lease agreement shall be contingent upon: (a) the Company obtaining financing for the development of the premises and the construction of the tenant improvements in such amount and on such terms and provisions as are acceptable to the Company in our sole and absolute discretion from a lender approved by us in our sole discretion, and (b) approval by the Town of Chino Valley of the Phased Protected Development Rights Plan. In the event that the contingencies have not been satisfied, this LOI shall terminate, and all of the deposits, except for $100.00, shall be returned to Tenant.

25

On March 15, 2016, we entered into a binding letter of intent (the “Catalina Partners LOI”) with Catalina Partners III LLC (“Catalina Partners”) and Catalina Hills Botanical Care, Inc. (“Catalina Hills”) pursuant to which the parties agreed to work together in good faith to mutually agree on the terms of a lease agreement to be entered into by the parties.

Pursuant to the terms of the Catalina Partners LOI, the parties will execute a lease agreement consistent with the terms of the Catalina Partners LOI no later than 90 days after execution of the Catalina Partners LOI. The lease agreement will provide for the lease of approximately 25,000 square feet of space (the “Premises”) by us to Catalina Partners. We agreed to grant Catalina Partners an option to lease an additional 15,000 square feet of adjacent space.

The parties agreed that our total projected budget for constructing Catalina Partners’ improvements and developing the Premises is an amount equal to or less than $2,500,000, with such additional amounts subject to approval by Catalina Partners. The cost of Catalina Partners’ improvements will be paid by us.

Pursuant to the terms of the Catalina Partners LOI, the lease shall provide that the monthly rent for the Premises will be as follows:

Months 2-6	-	$50,000.00
Months 7-12	-	$56,250.00
Months 13-60	-	$64,583.33
Months 61-120	-	$65,625.00
Months 121-180	-	$83,333.33

The Catalina Partners LOI and execution of the lease agreement are subject to certain contingencies, including that we must obtain commercially reasonable financing for the development of the Premises and the construction of Catalina Partners’ improvements, acquisition by us of written approval of all due diligence and underwriting matters required by us and/or our lender, acquisition of necessary zoning and land use entitlements, and Catalina Partners’ obtaining written approval from AZDHS of approval to operate the Premises as a medical marijuana cultivation and production facility on behalf of Catalina Hills.

Certain individuals agreed to personally guarantee the Catalina Partners lease agreement.

On April 22, 2016, Zoned Colorado Properties, LLC (“Zoned Colorado”), our wholly-owned subsidiary, entered into a Contract to Buy and Sell Real Estate (Commercial) (the “Parachute Agreement”) with Parachute Development Corporation (“Seller”) pursuant to which Zoned Colorado agreed to purchase, and Seller agreed to sell, property in Parachute, Colorado (the “Property”) for a purchase price of $499,857. Of the total purchase price, $274,857, or 55%, will be paid in cash at closing and $225,000, or 45%, will be financed by Seller at an interest rate of 6.5%, amortized over a five-year period, with a balloon payment at the end of the fifth year. Payments will be made monthly and there will be no pre-payment penalty.

Pursuant to the terms of the Parachute Agreement, the parties will cooperate in good faith to complete due diligence during a period of 45 days following execution of the Parachute Agreement. The closing is subject to certain contingencies, including that Zoned Colorado must obtain acceptable financing for the purchase and development of the property, the grant of a special use permit by the Town of Parachute, approval of a protected development deal or equivalent agreement by the Town of Parachute, execution of a lease agreement by a prospective tenant and the prospective tenant’s obtaining a license to cultivate on the property. Pursuant to the terms of the Parachute Agreement, Zoned Colorado will have a right of first refusal on eleven additional lots owned by Seller in Parachute, Colorado. In April 2016, we paid a refundable deposit of $45,000 into escrow in connection with the Parachute Agreement.

On May 17, 2016, Zoned Colorado entered into a binding letter of intent (the “American Green LOI”) with American Green, Inc. (“American Green”) and Herbal Elements, LLC (“Herbal Elements”) pursuant to which the parties agreed to the material terms of a lease agreement to be entered into by the parties.

Pursuant to the terms of the American Green LOI, the parties will execute a lease agreement consistent with the terms of the American Green LOI no later than 90 days after effective date of the American Green LOI, which is the date that is three business days after the mutual execution and delivery of the American Green LOI by Zoned Colorado and American Green. The lease agreement will provide for the lease of approximately 15,000 square feet of space (the “American Green Premises”) by Zoned Colorado to American Green.

The parties agreed that Zoned Colorado’s total projected budget for constructing the American Green improvements and developing the American Green Premises is an amount equal to or less than $1,250,000, with such additional amounts subject to approval by American Green. The cost of the American Green improvements will be paid by Zoned Colorado.

26

Pursuant to the terms of the American Green LOI, the monthly rent for the American Green Premises will be as follows:

Months 1-6	-	$32,500
Months 7-12	-	$37,500
Months 13-60	-	$43,125
Months 61-120	-	$45,625
Months 121-180	-	$50,000

The American Green LOI and execution of the lease agreement are subject to certain contingencies, including that Zoned Colorado must obtain commercially reasonable financing for the development of the American Green Premises and the construction of the American Green improvements, acquisition by Zoned Colorado of written approval of all due diligence and underwriting matters required by Zoned Colorado and/or its lender, acquisition of necessary zoning and land use entitlements, and American Green’s obtaining written approval from the Colorado Marijuana Enforcement Division of approval to operate the American Green Premises as a medical or recreational marijuana cultivation and production facility on behalf of Herbal Elements.

We are the sole member of eight limited liability companies: Tempe Industrial Properties LLC, Gilbert Property Management LLC, Green Valley Group LLC, Kingman Property Group LLC, Chino Valley Properties LLC, Zoned Colorado Properties LLC, Zoned Illinois Properties LLC, and Zoned Oregon Properties LLC. Four of the entities have completed acquisitions of property as agents of Zoned Properties. Gilbert Property Management LLC, Green Valley Group LLC, Kingman Property Group LLC, and Chino Valley Properties LLC have all acquired land and real property. Green Valley Group LLC, Kingman Property Group LLC, and Chino Valley Properties LLC have executed lease agreements and have begun generating rental revenue. Zoned Properties has executed multiple lease agreements at its Tempe, Arizona property and has been generating rental revenue. Pursuant to the Settlement Agreement referenced above, the Bernalillo property was transferred to the Defendants and thereafter no longer an asset of the Company.

During the three months ended March 31, 2016 and 2015, we generated revenue of $406,406 and $227,286, respectively, including $345,526 and $145,111, respectively, from related parties. For the three months ended March 31, 2016 and 2015, we had a net loss of $236,653 and $184,566, respectively. During the year ended December 31, 2015, we generated revenue of $1,395,294, including $980,509 from related parties, and had a net loss of $1,372,030. During the year ended December 31, 2014, we generated revenue of $467,914, including $140,527 from related parties, and had a net loss of $5,740,366.

Customers

We target customers who require assistance with identification, development, and management of sophisticated, safe, and sustainable properties in a variety of emerging industries including the licensed medical marijuana industry. The most significant barrier to success for many industry operators includes distractions from primary business operations. These distractions often include services related to the identification, zoning, permitting, design, and construction of properties.

We complete significant due diligence on any prospective customer as a prospective tenant operator regardless of industry focus. Credit-worthiness, character, and cash flows are all important traits that contribute to a sophisticated customer for the Company.

Marketing

We do not actively market our services using any direct marketing campaigns. Industry reputation, word-of-mouth, and networking are the primary tools used by us to complete the marketing of our services. We maintain an updated website, shareholder presentation, and profile outlining its services. These tools are created for transparency of operations and activities. Our executive management believes the reputation of having integrity is an essential tool for marketing and business development.

Competition

The commercial real estate market is highly competitive. We believe finding properties that are zoned for the specific use of allowing licensed medical marijuana operations may be limited as more competitors enter the market. Several competitors have recently entered the marketplace, including Cannabis-RX, Inc., The Cannabis Business Group, Inc., MJ Holdings, Inc., Home Treasure Finders, Inc., Advanced Cannabis Solutions, Inc. and Grow Condos, Inc. We face significant competition from a diverse mix of market participants, including but not limited to, other public companies with similar business models, independent investors, hedge funds and other real estate investors, hard money lenders, as well as would be clients, marijuana operators themselves, all of whom, who may compete against us in our efforts to acquire real estate zoned for marijuana grow and retail operations. In some instances, we will be competing to acquire real estate with persons who have no interest in the marijuana business, but have identified value in a piece of real estate that we may be interested in acquiring.

27

Government Regulation

We are subject to applicable provisions of federal and state securities laws and to regulations specifically governing the real estate industry, including those governing fair housing and federally backed mortgage programs. Our operations will also be subject to regulations normally incident to business operations, such as occupational safety and health acts, workmen’s compensation statutes, unemployment insurance legislation and income tax and social security related regulations. Although we will use our best efforts to comply with applicable regulations, we can provide no assurance of our ability to do so, nor can we fully predict the effect of these regulations on our proposed activities.

In addition, zoning commercial properties for specific purposes, such as medical marijuana dispensaries or cultivation facilities, is subject to specific regulations to the zoning requirements for the city, county and state related to any medical marijuana facility. We expect regulations to get tighter as time goes on.

In November 2010, Arizona voters passed the Arizona Medical Marijuana Act (“AMMA”). The AMMA designates the Arizona Department of Health Services (“ADHS”) as the licensing authority for the program. ADHS is tasked with issuing Registry Identification Cards (“RIC”) to qualifying patients, designated caregivers, and dispensary agents, as well as selecting, registering, and providing oversight for nonprofit medical marijuana dispensaries. With permission from ADHS, qualifying patients or their caregivers may cultivate marijuana if the patient lives more than 25 miles from a dispensary. Currently over 95% of the state is covered within the 25-mile rule, which will eliminate the caregiver model that has been able to survive since the program’s inception in 2010.

Qualifying patients can legally possess and purchase medical marijuana under Arizona law as long as they hold a RIC. They acquire their medicine from non-profit medical marijuana dispensaries. These dispensaries acquire, possess, cultivate, manufacture, deliver, transfer, transport, supply, sell, and dispense medical marijuana. Arizona is divided into 126 Community Health Assessment Areas (each, a “CHAA”) and each CHAA may only have one dispensary located within it. Dispensaries are the only place patients are legally allowed to purchase medical marijuana in Arizona. Arizona law permits the number of CHAAs to change based on the number of registered pharmacies in Arizona. In order to operate, a dispensary must have a Dispensary Registration Certificate and Approval to Operate Certificate from ADHS. The first dispensaries began operation in 2012, and it is anticipated that at maturity, there will be about 112 dispensaries statewide - one in each CHAA not part of one of Arizona’s Native American Indian Reservations.

The U.S. Government classifies marijuana as a schedule-I controlled substance. The federal Controlled Substances Act (“CSA”) makes it illegal under federal law to manufacture, distribute, or dispense marijuana. The Company maintains its operations so as to remain in compliance with the CSA. Even in those jurisdictions in which the use of medical marijuana has been legalized at the state level, its prescription is a violation of federal law. The U.S. Supreme Court has ruled in United States v. Oakland Cannabis Buyers' Coop. and Gonzales v. Raich that the federal government has the right to regulate and criminalize cannabis, even for medical purposes. Therefore, federal law criminalizing the use of marijuana pre-empts state laws that legalize its use for medicinal purposes. Federal prosecutions of marijuana crimes, where the operators are acting in accordance with state law are rare, however. This is the result of U.S. Justice Department policies under the current presidential administration that allow states to implement these laws and favor not prosecuting individuals operating in accordance with applicable state law. It is possible, however, that future presidential administrations could reverse the current position regarding enforcement of federal marijuana laws, thereby effectively eliminating the legal marijuana industry.

Employees

As of May 26, 2016, we had three full-time employees. We have established an extensive network of external partners, contractors, and consultants to outsource to in an effort to minimize administrative overhead and maximize efficiency.

Description of Property

Our principal executive offices are currently located at 14300 N. Northsight Blvd., #208, Scottsdale, AZ 85260.

On February 1, 2014, we executed a 39-month operating lease for our old office space. The annual rent during year one is $31,302, year two is $32,241 and year three $33,215. We also paid a security deposit of $3,267. We have since vacated this office location and have subleased the premises.

On January 27, 2015, we executed a 24-month operating lease for our current office space. We were able to negotiate a lower rental payment by pre-paying the entire sum of the 24-months of rental payments under the lease agreement in the amount of $57,358. We also paid a security deposit of $2,600.

We are in the business of property acquisition, development, and commercial leasing and intend to primarily structure lease agreements with prospective tenants using a triple-net lease model. The property portfolio currently includes (i) land and real property constructed in Green Valley, Arizona, (ii) land and real property in Kingman, Arizona, (iii) vacant land in Gilbert, Arizona, (iv) a multi-tenant industrial park in Tempe Arizona, which includes debt in the form of a $2,100,000 carry-back note held by the seller, (v) land and real property of approximately 50 acres in Chino Valley, Arizona. The properties in Tempe, Green Valley, Kingman, and Chino Valley, Arizona are currently leasing space to multiple tenants. Each of these leased properties is generating revenue to date.

28

LEGAL PROCEEDINGS

Holistic Patient Wellness Group, LLC v. Zoned Properties, Inc.; Court Filed: Maricopa County Superior Court, Arizona; Case Number: CV2014-003047, which has been consolidated with CV2014-005642; Date Filed: March 14, 2014

Holistic Patient Wellness Group, LLC (“HPWG”) leased from the Company retail space in Tempe, Arizona to operate a medical marijuana cultivation site. HPWG claims that we violated the terms of the lease for various reasons. On May 23, 2014, we concluded that HPWG had breached the lease, and terminated the lease and retook possession of the property. On May 27, 2014, HPWG filed a petition for an order to show cause, seeking an expedited ruling on its claim that we violated the terms of the stipulated preliminary injunction. The court re-set the hearing multiple times, ultimately continuing it until March 17, 2015. On April 27, 2015, two entities related to HPWG moved for leave to amend their answer and counterclaim to assert several new claims against new parties, including us. On June 2, 2015, the court sua sponte denied the motion. On August 17, 2015, the court granted a renewed request made by the two entities related to HPWG to move for leave to amend their answer and counterclaim, but expressly afforded us an opportunity to respond in opposition to such a motion. On October 20, 2015, HPWG filed a motion to enforce a purported settlement agreement with the Company and to dismiss its claims against us. The Company responded in opposition to the motion, because (i) the mutual release in the purported settlement agreement was too broad in its scope, and (ii) the Company wanted to preserve its right to seek an award of attorney’s fees and costs against HPWG. On February 1, 2016, the Court granted HPWG’s motion to enforce the settlement agreement and to dismiss the claims against the Company, each party to bear its own attorneys’ fees and costs. On March 7, 2016, the Court filed its final judgment dismissing the Company from the lawsuit. The Company has no financial obligations to HPWG as result of the settlement and dismissal. While the Company no longer is a party to the lawsuit, related claims still are pending among other parties in the lawsuit.

Healing Healthcare 3, Inc.; Xingang, LLC v. v. Zoned Properties, Inc., et al.; Court Filed: Maricopa County Superior Court, Arizona; Case Number: CV2015-012264; Date Filed: October 21, 2015.

In lieu of filing an amended complaint in Holistic Patient Wellness Group, LLC v. Zoned Properties, Inc.; Court Filed: Maricopa County Superior Court, Arizona; Case Number: CV2014-00304 (see above), Healing Healthcare 3, Inc. (“HH3”) and Xingang, LLC filed a new complaint against the Company, President and CEO Bryan McLaren, Board member Alex McLaren, and wholly-owned subsidiary Tempe Industrial Properties, LLC, among others. As in the prior action, the complaint concerns the Company’s lease of space in Tempe, Arizona to operate a medical marijuana cultivation site. HH3 and Xingang claim that the Company and its related parties violated the terms of the lease for various reasons. On May 23, 2014, the Company concluded that the lease had been breached, and terminated the lease and retook possession of the property. Plaintiffs have asserted various contract and tort claims against the Company and its related parties, and seeks $10,000 per day “for each day that the Company remained in possession of the Tempe Property in violation of the Lease,” attorneys’ fees and costs, treble damages, punitive damages, and interest. The complaint was served on the Company and its related parties on February 17, 2016. On March 8, 2016, the Company filed a motion to transfer the lawsuit to the Honorable Judge James T. Blomo, and to consolidate the lawsuit with the First Lawsuit, because: (i) Judge Blomo has presided over the First Lawsuit and is familiar with the issues raised by the complaint; and (ii) related claims still are pending in the First Lawsuit. On the same day, the Company, Bryan McLaren, Alex McLaren, and TIP (the “Moving Parties”) also filed a motion to dismiss the claims asserted against them in the complaint, with prejudice, on various grounds. On March 23, 2016, Judge Blomo denied the Company’s motion to transfer and consolidate. On April 14, 2016, Judge Brodman granted in part, and denied in part, the motion to dismiss. In sum, the court granted the dismissal of the contract claims against the McLarens without leave to amend; denied the dismissal of the two contract claims against the Company and TIP; and granted the dismissal of the remaining tort claims, subject to leave to amend the complaint within 20 days of the order. On May 5, 2016, HH3 and Xingang filed an amended complaint, which no longer names Alex McLaren as a defendant but otherwise purports to maintain the same claims. On May 24, 2016, the Company filed a motion to dismiss the amended complaint, with further briefing to follow.

In a letter dated February 4, 2016, the Company’s former Chief Operating Officer (“COO”), through legal counsel, made a written demand on the Company related to her resignation on December 29, 2015. In her letter, the COO alleges, among other things, that we refused to establish a bonus program for the COO as had been represented to her before she joined the Company, that she was not allowed to perform her duties, and that she was subject to “mistreatment” by the Chief Executive Officer. The COO has demanded $500,000 to settle her purported claims. On February 18, 2016, the Company responded to the COO’s written demand, denied all liability, and offered an additional one-month of severance pay (approximately $8,350) in exchange for a full release to settle the dispute. On March 29, 2016, Ms. Haugland rejected the Company’s settlement offer without making a counter-offer, and proposed that the parties participate in mediation. On April 8, 2016, the Company rejected Ms. Haugland’s proposal for mediation, and re-urged its original settlement offer. Ms. Haugland’s deadline to respond was April 15, 2016. As of the date of this prospectus, no response has been received by Ms. Haugland.

In a letter dated April 4, 2016, a shareholder of the Company, Greentree Financial Group, Inc. (“Greentree”), through legal counsel, made a demand on the Company related to a certain reverse-stock split that occurred following changes in the composition of the Company’s officers and directors in 2014. In its letter, Greentree alleges, among other things, that: the reverse-stock split was designed to dilute existing Company interests of existing shareholders and to further entrench new management’s control over the Company. Greentree has demanded that the board of directors bring a legal action against certain officers and directors and against the Company’s transfer agent for various alleged violations of federal and state law. Greentree has indicated its intent to file a putative shareholder derivative action if its demand is not accepted. The Company evaluated Greentree’s demand and has been engaged in settlement talks for several weeks. As of May 26, 2016, the parties reached a confidential settlement in principle, subject to entering into a formal settlement agreement. The settlement involves the issuance of shares to Greentree over the next four quarters in exchange for a full release.

In a letter dated May 10, 2016, Marc Brannigan, the Company’s former CEO, and related parties (collectively “Brannigan”) sent a demand letter, through counsel, to the Company and certain other third-parties, claiming, among other things, that the Company improperly diluted Brannigan’s equity in the Company. Brannigan demands that the Company issue shares to “reverse” the dilution, invalidate shares improperly issued by the Company, pay unspecified damages, recover one-third of all Company shares owned by Alan Abrams and Chris Carra, and recover Brannigan’s purported majority ownership and voting control of the Company. The Company is evaluating Brannigan’s claims, and in the interim has tentatively agreed to schedule a mediation in July 2016 if the parties cannot otherwise resolve this matter.

Except as set forth above, there are no pending or threatened legal or administrative actions pending or threatened against us that we believe would have a material effect on our business.

29

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCQX, operated by the OTC Markets Group, under the symbol “ZDPY.” Prior to December 28, 2015, our common stock was quoted on the Pink Sheets. There have been minimal recent public quotations of our common stock on the Pink Sheets or the OTCQX. There has never been an active public market for our common stock.

The following table reflects the high and low bid information for our common stock for the period indicated. The bid information was obtained from the OTC Markets Group, Inc. and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions. As of May 12, 2014, we effected a 1-for-120 reverse stock split. All prices in the following table give effect to the reverse split.

Quarter Ended	High	Low
December 31, 2015	$18.00	$8.50
September 30, 2015	$34.00	$18.00
June 30, 2015	$50.00	$30.00
March 31, 2015	$50.00	$34.00

December 31, 2014	$30.00	$8.50
September 30, 2014	$30.00	$15.00
June 30, 2014	$1,499.40	$30.00
March 31, 2014	$3,372.15	$40.82

On May 26, 2016, the closing price of our common stock on the OTCQX was $3.87 per share.

Holders of Common Stock

As of May 26, 2016, there were approximately 134 record holders of our common stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

Recent Sales of Unregistered Securities

Date	Name of Person or Entity	Nature of Each Offering	Jurisdiction	Number of shares offered	Number of Shares sold	Price shares were offered	Amount paid to the Issuer	Trading Status of the shares	Legend
1/10/2015	Multiple Parties(1)	Section 4(a)(2)	N/A	30,000	30,000	$1.00	For Services	Restricted	Yes
5/1/2015	Patricia Haugland	Section 4(a)(2)	N/A	15,000	15,000	$1.00	For Services	Restricted	Yes
5/6/2015	Newbridge Financial, Inc.(2)	Rule 506	N/A	500,000	500,000	$1.00	$500,000	Restricted	Yes
5/6/2015	Phillip B. Kenny Trust	Rule 506	N/A	500,000	500,000	$1.00	$500,000	Restricted	Yes
6/16/2015	Vincent Cunzio	Rule 506	N/A	45,000	45,000	$1.00	Settlement	Restricted	Yes
6/16/2015	PCSR&P Holdings, LLC	Rule 506	N/A	5,000	5,000	$1.00	Settlement	Restricted	Yes
7/31/2015	Kimberly Anderson	Section 4(a)(2)	N/A	2,500	2,500	$1.00	For Services	Restricted	Yes
9/30/2015	Hayden IR	Section 4(a)(2)	N/A	7,500	7,500	$1.00	For Services	Restricted	Yes
10/20/2015	Doug Reed	Section 4(a)(2)	N/A	1,000	1,000	$5.00	For Services	Restricted	Yes
10/20/2015	CFO Oncall, Inc.	Section 4(a)(2)	N/A	19,600	19,600	$5.00	For Services	Restricted	Yes
2/15/2016	CFO OnCall, Inc.	Section 4(a)(2)	N/A	3,750	3,750	$1.00	For Services	Restricted	Yes
1/27/2016	Members of Board of Directors (Messrs. McLaren, Rosenfeld and Friedman)	Section 4(a)(2)	N/A	30,000 (10,000 shares each)	30,000 (10,000 shares each)	$1.00	For Services	Restricted	Yes
2/10/2016	Unrelated third party	Section 4(a)(2)	N/A	10,000	10,000	$2.17	For Services	Restricted	Yes
4/1/2016	Hayden IR	Section 4(a)(2)	N/A	7,500	7,500	$1.00	For Services	Restricted	Yes
4/1/2016	CFO OnCall, Inc.	Section 4(a)(2)	N/A	3,750	3,750	$1.00	For Services	Restricted	Yes

(1) Company issued stock to three board members as compensation for services.

(2) Newbridge Financial, Inc.’s Executive Chairman is Guy Amico.

30

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

Securities Authorized for Issuance under Equity Compensation Plans

On October 1, 2014, the Board of Directors authorized the 2014 Equity Compensation Plan (the “Plan”), which reserved 10,000,000 shares of common stock. The number of shares of common stock available for issuance under the Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2015, by an amount equal to one and one-half percent (1.5%) of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 400,000 shares of common stock. If any share of common stock that have been granted pursuant to a stock option ceases to be subject to a stock option, or if any shares of common stock that are subject to any other stock-based award granted are forfeited or terminates, such shares shall again be available for distribution in connection with future grants and awards under the Plan. The Plan’s purpose is to enable the Company to offer its employees, officers, directors and consultants an opportunity to acquire a proprietary interest in the Company for their contributions.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-	N/A	-

Equity compensation plans not approved by security holders	1,550,000	$1.00	8,450,000

Total	1,550,000	$1.00	8,450,000

DESCRIPTION OF SECURITIES

General

Outstanding Shares and Holders

As of May 26, 2016, our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, 17,135,850 of which were issued and outstanding, and 5,000,000 shares of preferred stock, $0.001 par value per share, 2,000,000 of which were issued and outstanding.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of the Company’s common stock are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Preferred Stock

Our articles of incorporation, as amended, authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

31

The certificate of designation for the preferred stock provides that the shares are not convertible into any other class or series of stock. Holders of preferred shares are entitled to 50 votes for each share held. Voting rights are not subject to adjustment for splits that increase or decrease the common shares outstanding. Upon liquidation, holders of preferred stock will be entitled to receive $1.00 per share plus redemption provision before assets are distributed to other stockholders. Holders of preferred shares are entitled to dividends equal to common share dividends. Once any shares of preferred stock are outstanding, at least 51% of the total number of shares of preferred stock outstanding must approve the following transactions:

●	alteration of the rights, preferences of privileges of the preferred stock,

●	creation of any new class of stock having preferences over the preferred stock,

●	repurchase of any of our common stock,

●	merger of consolidation with any other company, other than one of our wholly-owned subsidiaries,

●	sale, conveyance or other disposal of, or creation or incurrence of any mortgage, lien, or charge or encumbrance or security interest in or pledge of, or sale and leaseback of, all or substantially all of our property or business, or

●	incurrence, assumption or guarantee of any indebtedness maturing more than 18 months after the date on which it is incurred, assumed or guaranteed by us, except for operating leases and obligations assumed as part of the purchase price of property.

Holders of a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding voting shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of preferred shares vote along with common stockholders on each matter submitted to a vote of security holders. As a result of the multiple votes accorded to holders of the preferred stock, Greg Johnston and Alex McLaren have the ability to control the outcome of all matters submitted to a vote of stockholders, including the election of directors. On those matters that require the approval of at least 51% of the preferred stock, both Mr. Johnston and Mr. McLaren must provide their approval inasmuch as each of them owns 50% of the outstanding preferred stock.

Dividends

Historically, we have not paid any cash dividends on our common stock. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations. However, in the future, our board of directors may declare dividends on our common stock. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, the agreements into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock. We cannot guarantee that we will pay dividends to our stockholders in the future. Holders of preferred shares are entitled to dividends equal to common share dividends.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, as Amended, and Our Bylaws

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Preferred Stock. Our articles of incorporation, as amended, authorize our board of directors to issue from time to time any series of preferred stock and fix the voting powers, designation, powers, preferences and rights of the shares of such series of preferred stock.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of the stockholders may be called only by the chairman of the board or the chief executive officer, and shall be called by the chairman of the board or the secretary (i) when so directed by the board, or (ii) at the written request of stockholders owning shares representing at least 25% of voting power in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of our stockholders, including proposed nominations of persons for election to the board of directors.

Removal of Directors; Vacancies. Our bylaws provide that a director may be removed from office by stockholders for cause, or without cause by a majority vote of the stockholders. A vacancy on the board of directors may be filled only by a majority of the directors then in office.

Transfer Agent

The transfer agent for our common stock is West Coast Stock Transfer, Inc. West Coast Stock Transfer’s telephone number is (619) 664-4780.

Financial Statements

Our consolidated financial statements are included in this prospectus, beginning on page F-1.

32

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Note Regarding Forward-Looking Information and Factors That May Affect Future Results

This prospectus contains forward-looking statements regarding our business, financial condition, results of operations and prospects. The Securities and Exchange Commission (the “SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results. Factors that could cause our actual results of operations and financial condition to differ materially are set forth in the “Risk Factors” section of this prospectus.

We caution that these factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this prospectus.

Business and Corporate History

We are a strategic real estate development firm whose primary mission is to identify, develop, and manage sophisticated, safe, and sustainable properties in emerging industries, including the licensed medical marijuana industry. Our vision is to be recognized for creating the standard in property development for emerging industries, while increasing community prosperity and shareholder value. We believe that a strong focus on the development of real estate properties will bring value to the local communities and all of our stakeholders. We have initially established a focus on properties within the medical marijuana industry because we believe there will be increasing demand in this industry, as the national industry continues to evolve.

We target commercial properties that can be acquired and potentially re-zoned for specific development purposes, including but not limited to, licensed medical marijuana dispensaries or cultivation facilities. The core of our business involves identifying and acquiring properties that exist within highly regulated zoning regions and may be candidates for re-zoning. This is an essential aspect of our overall growth strategy because we target uniquely zoned properties that are developed as candidates for specific industry operators. Once the properties have been acquired and/or re-zoned, their value may be substantially higher as demand for properties within the specific zoning region increases.

We manage a portfolio of properties that we own, lease, and provide direct development on each property we acquire. This can include complete architectural design and subsequent build-outs, general support, landscaping, general up-keep, facilities management, and state of the art security systems. During the three months ended March 31, 2016, improvements made to rental properties amounted to $206,579. During the year ended December 31, 2015, improvements made to rental properties amounted to $75,447.

33

As of March 31, 2016, a summary of rental properties owned by us consisted of the following:

Description	Tempe, AZ	Tempe, AZ		Green Valley Sahuarita, AZ	Chino Valley, AZ	Kingman, AZ
	Mixed -use warehouse/office	Mixed -use warehouse/office	Gilbert, AZ Land	Retail (special-use)	Greenhouse / Nursery	Retail (Special-Use)
Current Use	Medical marijuana cultivation and packaging	Warehouse/office	Future development	Dispensary	Medical marijuana cultivation and packaging	Dispensary
Date Acquired	March 2014	March 2014	January 2014	October 2014	August 2015	May 2014
Lease Start Date	August 2015	April 2015	N/A	October 2014	August 2015	October 2014
Lease End Date	July 2035	March 2020	N/A	September 2024	July 2035	September 2024
Total Rentable Sq. Ft.	60,000	22,355	0	1,440	38,799	1,497
Sq. Ft. rented as of March 31, 2016	5,000	22,355	N/A	1,440	15,000	1,497
Vacant Rentable Sq. Ft.	55,000	0	N/A	0	23,799	0
Land Area	3.65 Acres 158,772 Sq. Ft.	1.28 Acres 56,000 Sq. Ft.	0.8 acres 34,717 Sq. Ft.	1.33 Acres 57,769 Sq. Ft.	47.6 Acres 2,072,149 Sq. Ft.	0.16 Acres 7,061 Sq. Ft
Total No. of Tenants	1	1	N/A	1	1	1
No. of Related party Tenants	1	0	N/A	1	1	1

Annual Base Rent:
2016 (remainder of year)	$124,871	$148,365	$-	$91,271	$370,000	$115,200
2017	173,639	202,266	-	127,256	514,500	160,745
2018	182,328	208,329	-	133,619	540,225	168,782
2019	191,442	214,588	-	140,300	567,236	177,221
2020	201,014	54,041		147,315	595,598	186,082
Thereafter	4,375,384	-	-	620,269	12,964,099	783,497
Total	$5,248,678	$827,589	$-	$1,260,030	$15,551,658	$1,591,527

Annualized $ per Rented Sq. Ft.
2015	$24	$8	-	$76	$22	$93
2016	$33	$9	-	$84	$32	$102
2017	$35	$9	-	$88	$34	$107

Recent Developments

On February 16, 2016, our wholly-owned subsidiary, Chino Valley entered into a letter of intent (the “Chino Valley LOI”) with C3C3 Group, LLC (the “Tenant”) and Broken Arrow Herbal Center, Inc. (“Broken Arrow”). Each of the Tenant and Broken Arrow are owned by a significant stockholder of the Company. Pursuant to the terms of the Chino Valley LOI, the parties agreed to amend the existing lease agreement, dated August 6, 2015, to provide for the lease by Chino Valley to Tenant of approximately 45,000 square feet of space in Chino Valley, Arizona. The monthly rent due, pursuant to the terms of the Chino Valley LOI, will be $70,833 beginning June 1, 2016 and $127,500 beginning August 1, 2016; however, the increased rental revenue will be contingent upon the completion of the constructed expansion at the facility. In subsequent years beginning August 1, 2017, there will be a 5% annual increase in the monthly rent. The parties identified a budget of $2,000,000 for developing the property and constructing the tenant improvements. Through March 31, 2016, capitalized construction in progress costs related to the China Valley LOI amounted to $146,166. The Chino Valley LOI and the Amendment to the lease agreement shall be contingent upon: (a) the Company obtaining financing for the development of the premises and the construction of the tenant improvements in such amount and on such terms and provisions as are acceptable to us in our sole and absolute discretion from a lender approved by us in our sole discretion, and (b) approval by the Town of Chino Valley of the Phased Protected Development Rights Plan. In the event that the contingencies have not been satisfied, this LOI shall terminate, and all of the deposits, except for $100, shall be returned to Tenant.

On March 15, 2016, we entered into a letter of intent (the “Catalina Partners LOI”) with Catalina Partners III LLC (“Catalina Partners”) and Catalina Hills Botanical Care, Inc. (“Catalina Hills”) pursuant to which the parties agreed to work together in good faith to mutually agree on the terms of a lease agreement to be entered into by the parties. Pursuant to the terms of the Catalina Partners LOI, the parties will execute a lease agreement consistent with the terms of the Catalina Partners LOI no later than 90 days after execution of the Catalina Partners LOI. The lease agreement will provide for the lease of approximately 25,000 square feet of space (the “Premises”) by us to Catalina Partners. We agreed to grant Catalina Partners an option to lease an additional 15,000 square feet of adjacent space. The parties agreed that our total projected budget for constructing Catalina Partners’ improvements and developing the Premises is an amount equal to or less than $2,500,000, with such additional amounts subject to approval by Catalina Partners. The cost of Catalina Partners’ improvements will be paid by us. The Catalina Partners LOI and execution of the lease agreement are subject to certain contingencies, including that we must obtain commercially reasonable financing for the development of the Premises and the construction of Catalina Partners’ improvements, acquisition by us of written approval of all due diligence and underwriting matters required by us and/or our lender, acquisition of necessary zoning and land use entitlements, and Catalina Partners’ obtaining written approval from AZDHS of approval to operate the Premises as a medical marijuana cultivation and production facility on behalf of Catalina Hills. Certain individuals agreed to personally guarantee the Catalina Partners lease agreement.

34

On April 22, 2016, Zoned Colorado Properties, LLC (“Zoned Colorado”), our wholly-owned subsidiary, entered into a Contract to Buy and Sell Real Estate (Commercial) (the “Agreement”) with Parachute Development Corporation (“Seller”) pursuant to which Zoned Colorado agreed to purchase, and Seller agreed to sell, property in Parachute, Colorado (the “Property”) for a purchase price of $499,857. Of the total purchase price, $274,857, or 55%, will be paid in cash at closing and $225,000, or 45%, will be financed by Seller at an interest rate of 6.5%, amortized over a five-year period, with a balloon payment at the end of the fifth year. Payments will be made monthly and there will be no pre-payment penalty.

Pursuant to the terms of the Agreement, the parties will cooperate in good faith to complete due diligence during a period of 45 days following execution of the Agreement. The closing is subject to certain contingencies, including that Zoned Colorado must obtain acceptable financing for the purchase and development of the property, the grant of a special use permit by the Town of Parachute, approval of a protected development deal or equivalent agreement by the Town of Parachute, execution of a lease agreement by a prospective tenant and the prospective tenant’s obtaining a license to cultivate on the property. Pursuant to the terms of the Agreement, Zoned Colorado will have a right of first refusal on eleven additional lots owned by Seller in Parachute, Colorado. In April 2016, we paid a refundable deposit of $45,000 into escrow in connection with the Agreement.

On May 17, 2016, Zoned Colorado entered into a binding letter of intent (the “American Green LOI”) with American Green, Inc. (“American Green”) and Herbal Elements, LLC (“Herbal Elements”) pursuant to which the parties agreed to the material terms of a lease agreement to be entered into by the parties.

Pursuant to the terms of the American Green LOI, the parties will execute a lease agreement consistent with the terms of the American Green LOI no later than 90 days after effective date of the American Green LOI, which is the date that is three business days after the mutual execution and delivery of the American Green LOI by Zoned Colorado and American Green. The lease agreement will provide for the lease of approximately 15,000 square feet of space (the “American Green Premises”) by Zoned Colorado to American Green.

The parties agreed that Zoned Colorado’s total projected budget for constructing the American Green improvements and developing the American Green Premises is an amount equal to or less than $1,250,000, with such additional amounts subject to approval by American Green. The cost of the American Green improvements will be paid by Zoned Colorado.

Pursuant to the terms of the American Green LOI, the monthly rent for the American Green Premises will be as follows:

Months 1-6	-	$32,500
Months 7-12	-	$37,500
Months 13-60	-	$43,125
Months 61-120	-	$45,625
Months 121-180	-	$50,000

The American Green LOI and execution of the lease agreement are subject to certain contingencies, including that Zoned Colorado must obtain commercially reasonable financing for the development of the American Green Premises and the construction of the American Green improvements, acquisition by Zoned Colorado of written approval of all due diligence and underwriting matters required by Zoned Colorado and/or its lender, acquisition of necessary zoning and land use entitlements, and American Green’s obtaining written approval from the Colorado Marijuana Enforcement Division of approval to operate the American Green Premises as a medical or recreational marijuana cultivation and production facility on behalf of Herbal Elements.

Results of Operations

The following comparative analysis on results of operations was based primarily on the comparative consolidated financial statements, footnotes and related information for the periods identified below and should be read in conjunction with the unaudited condensed consolidated financial statements and notes to those statements for the three months ended March 31, 2016 and 2015, and the audited consolidated financial statements and the notes to those statements for the years ended December 31, 2015 and 2014, which are included elsewhere in this prospectus.

35

Comparison of Results of Operations for the Three Months ended March 31, 2016 and 2015

Revenues

For the three months ended March 31, 2016 and 2015, revenues consisted of the following:

	Three Months ended March 31,
	2016	2015
Rent revenues	$60,880	$82,175
Rent revenues – related parties	345,526	145,111
Total revenues	$406,406	$227,286

For the three months ended March 31, 2016, total revenues amounted to $406,406, including related party revenues of $345,526, as compared to $227,286, including related party revenues of $145,111, for the three months ended March 31, 2015, an increase of $179,120 or 78.8%. In March 2014, we began recording revenue from the leases of our properties. In August 2015, in connection with a settlement agreement, we received our Chino Valley property in exchange for our New Mexico property resulting in a net increase in rent revenues – related parties of approximately $167,000.

Operating expenses

For the three months ended March 31, 2016, operating expenses amounted to $586,186 as compared to $355,262 for the three months ended March 31, 2015, representing an increase of $230,924 or 65.0%. For the three months ended March 31, 2016 and 2015, operating expenses consisted of the following:

	Three Months Ended March 31,
	2016	2015
Compensation and benefits	$179,824	$66,926
Professional fees	276,522	121,005
General and administrative expenses	51,621	62,171
Depreciation and amortization	41,098	37,186
Property operating expenses	15,460	14,557
Real estate taxes	21,661	14,667
Consulting fees - related parties	-	21,250
Settlement expense	-	17,500
Total	$586,186	$355,262

•	For the three months ended March 31, 2016, compensation and benefit expense increased by $112,898 or 168.7% as compared to the three months ended March 31, 2015. The increase was primarily attributable to the following:

1.	During the three months ended March 31, 2016, we recorded stock-based compensation of $99,328 as compared to $30,000 for the comparable 2015 period, an increase of $69,328 or 231.1%. The increase was related to the accretion of stock option expense in 2016 of $16,772, an increase in stock-based compensation related to the issuance of shares to the Company’s directors and chief financial officer of $115,500, offset by the reversal of stock-based compensation of $62,944 related to the cancellation of unvested stock options.

2.	During the three months ended March 31, 2016, we incurred additional compensation and benefit expense as compared to the comparable 2015 period related to the hiring of our chief operating officer and chief financial officer of approximately $42,000.

●	For the three months ended March 31, 2016, professional fees increased by $155,517, or 128.5%, as compared to the three months ended March 31, 2015. The increase was primarily attributable to an increase in legal fees of $10,735 attributable to real estate and other legal matters, an increase in consulting fees of $82,752 related to accretion of stock-based consulting expense of $111,901 from the granting of stock options to a consultant, offset by a decrease in consulting expense of $29,150, and an increase in public relations fees incurred of $59,836. We used consultants to assist us with introductions to potential business partners and customers, to help us with public relations services, including helping us find market makers, broker-dealers, and sources of capital, advise us on construction of indoor, outdoor and greenhouse agricultural systems, assist us with agricultural licensing and zoning, and assist with development of business modeling, market development and advice concerning equity and debt financings.

●	General and administrative expenses consist of expenses such as rent expense, directors’ and officers’ liability insurance, travel expenses, office expenses, telephone and internet expenses and other general operating expenses. For the three months ended March 31, 2016, general and administrative expenses decreased by $10,550 or 17.0% as compared to the three months ended March 31, 2015. These changes were primarily attributable to a decrease in rent expense of $2,275, a decrease in insurance expense of $10,664 related to the New Mexico property, a decrease in travel expenses of $4,504 offset by an increase in filing fees of $8,865 primarily related to fees paid for a listing on the OTCQX and EDGAR filing fees and a net decrease in other general and administrative expenses of $1,972.

36

●	For the three months ended March 31, 2016, depreciation and amortization expense amounted to $41,098, as compared to $37,186 for the three months ended March 31, 2015, representing an increase of $3,912 or 10.5%, attributable to an increase in depreciable assets.

●	Property operating expenses consist of property management fees, property insurance, repairs and maintenance fees, utilities and other expenses related to our rental properties. For the three months ended March 31, 2016, property operating expenses amounted to $15,460, as compared to $14,557 for the three months ended March 31, 2015, representing an increase of $903 or 6.2% attributable to an increase in insurance paid for the additional the property in Chino Valley. In the third quarter of 2015, we terminated the use of a management company and now we manage all of our properties.

●	For the three months ended March 31, 2016, real estate taxes amounted to $21,661 as compared to $14,667 for the three months ended March 31, 2015, representing an increase of $6,994 or 47.7%. In August 2015, we acquired additional rental properties and began incurring such taxes.

●	For the three months ended March 31, 2016, consulting fees – related parties amounted to zero as compared to $21,250 for the three months ended March 31, 2015, representing a decrease of $21,250 or 100%. Beginning in August 2014, we incurred consulting fees in connection with a consulting agreement with a related party. In August 2015, this employment agreement was terminated.

●	For the three months ended March 31, 2016, settlement expense amounted to zero as compared to $17,500 for the three months ended March 31, 2015. During 2015, we settled certain litigation and a claim by paying cash of $17,500.

Loss from operations

As a result of the factors described above, for the three months ended March 31, 2016, our loss from operations amounted to $179,780 as compared to $127,976 for the three months ended March 31, 2015, representing an increase of $51,804 or 40.5%.

Other income (expenses)

Other expenses includes interest expense and other income. For the three months ended March 31, 2016, total other expenses, net amounted to $56,873 as compared to $56,590, representing a decrease of $283 or 0.5%. This decrease was attributable to an increase in interest income of $283.

Net loss

As a result of the foregoing, for the three months ended March 31, 2016 and 2015, net loss amounted to $236,653, or $0.01 per common share, and $184,566, or $0.01 per common share, respectively.

Comparison of Results of Operations for the Years ended December 31, 2015 and 2014

Revenues

For the years ended December 31, 2015 and 2014, revenues consisted of the following:

	Year Ended December 31,
	2015	2014

Rent revenues	$414,785	$327,387
Rent revenues - related party	980,509	140,527
Total revenues	$1,395,294	$467,914

For the year ended December 31, 2015, total revenues amounted to $1,395,294, including related party revenues of $980,509, as compared to $467,914, including related party revenues of $140,527 for the year ended December 31, 2014, an increase of $927,380 or 198.2%. In March 2014, we began recording revenue from the leases of our properties.

37

Operating expenses

For the year ended December 31, 2015, operating expenses amounted to $2,541,860 as compared to $5,947,862 for the year ended December 31, 2014, a decrease of $3,406,002 or 57.3%. For the year ended December 31, 2015 and 2014, operating expenses consisted of the following:

	Year ended December 31,
	2015	2014
Compensation and benefits	$455,037	$3,918,440
Professional fees	1,333,435	932,510
General and administrative expenses	274,797	148,157
Depreciation and amortization	150,368	99,822
Property operating expenses	120,094	75,069
Real estate taxes	87,117	63,447
Consulting fees - related parties	53,512	35,417
Impairment loss on building - related party	-	675,000
Settlement expense	67,500	-
Total	$2,541,860	$5,947,862

●	For the year ended December 31, 2015, compensation and benefit expense decreased by $3,463,403 or 88.4% as compared to the year ended December 31, 2014. The decrease was primarily attributable to:

1.	The issuance of super voting control preferred stock on July 22, 2014 (herein referred to as the “Valuation Date”. The Company assessed the fair value of the preferred stock issued to Gregory Johnston and McLaren Family LLLP for purposes of determining the valuation as set forth in ASC 820-10-35-37 Fair Value in Financial Instruments. On the Valuation date, we utilized the market approach and for the year ended December 31, 2014, we recorded stock-based compensation of $3,365,000. We did not incur such expense during the 2015 period. The preferred stock issued was valued based upon industry specific control premiums and our market cap at the time of the transactions. The market approach was utilized to arrive at an indication of equity value by using equity based transactions common stock prices (the market data was deemed unreliable due to the limited trading) on July 22, 2014. The control premium for the Company was based on publicly traded companies or comparable entities which have been recently acquired in arm’s-length transactions. We estimated the control premium for the voting control of the preferred stock based on Real Estate industries at 17.5 % as of July 22, 2014.

2.	During the year ended December 31, 2014, we recorded stock-based compensation of $250,000 related to the issuance and subsequent cancellation of common shares to the Company’s chief executive officer.

●	For the year ended December 31, 2015, professional fees increased by $400,925, or 43.0%, as compared to the year ended December 31, 2014. The increase was attributable to an increase in legal fees of $222,024 attributable to legal matters as discussed in recent developments, an increase in accounting fees of $26,411 attributable to our financial audits and increased accounting needs, a net increase in consulting fees of $120,577 related to granting of stock options to consultants, and an increase in architectural fees incurred to develop standard build-out plans for future developments of $30,062. We used consultants to assist us with introductions to potential business partners and customers, to help us with public relations services including helping us find market makers, broker-dealers, and sources of capital, advise us on construction of indoor, outdoor and greenhouse agricultural systems, assist us with agricultural licensing and zoning, and assistance with development of business modeling, market development and advice concerning equity and debt financings.

●	General and administrative expenses consist of expenses such as rent expense, directors and officer’s liability insurance, travel expenses, office expenses, telephone and internet expenses and other general operating expenses. For the year ended December 31, 2015, general and administrative expenses increased by $126,640 or 85.54% as compared to the year ended December 31, 2014. These increases were primarily attributable to an increase in rent expense of $24,044, an increase in insurance expense of $56,615, and an increase in travel expenses of $9,223 and increases in other general and administrative expenses of $36,758.

●	For the year ended December 31, 2015, depreciation and amortization expense amounted to $150,368 as compared to $99,822 for the year ended December 31, 2014, an increase of $45,025 or 50.6%, attributable to an increase in depreciable assets.

●	Property operating expenses consist of property management fees, property insurance, repairs and maintenance fees, utilities and other expenses related to our rental properties. For the year ended December 31, 2015, property operating expenses amounted to $120,094 as compared to $75,069 for the year ended December 31, 2014, an increase of $45,025 or 60.0% attributable to an increase in fees paid to a third party management company to manage our properties and to an increase in rental properties. In the third quarter of 2015, we terminated the use of a management company and now we manage all of the properties.

38

●	For the year ended December 31, 2015, real estate taxes amounted to $87,117 as compared to $63,447 for the year ended December 31, 2014, an increase of $23,670 or 37.3%. In 2015 and 2014, we acquired additional rental properties and began incurring such taxes.

●	For the year ended December 31, 2015, consulting fees - related parties amounted to $53,512 as compared to $35,417 for the year ended December 31, 2014, an increase of $18,095 or 51.1%. Beginning in August 2014, we began incurred consulting fees in connection with an employment agreement with a related party. In August 2015, this employment agreement was terminated.

●	For the year ended December 31, 2014, impairment loss on building amounted to $675,000. We did incur any impairment charges for the year ended December 31, 2015. On January 29, 2014, we entered into a purchase and consulting agreement with Ultra Health pursuant to which we were to acquire a 1,536 square foot modular building to be delivered and erected on purchased land for total cash payments of $675,000. In connection with this modular building, on April 10, 2015, we became a party to a certain case pending in the Superior Court of the State of Arizona in and for Maricopa County, Arizona, wherein we alleged, among other things, that the Defendants, alone or in collusion with one another, breached a certain contract for the construction of the Gilbert building, and made material misrepresentations or had negligently misrepresented certain material elements upon which we relied, in purchasing the land upon which that building was to be constructed, which the Defendants failed to perform. We review our rental properties for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on this review, on December 31, 2014, we determined that the Gilbert building carrying value of $675,000 was not recoverable and recorded an impairment loss of $675,000. The case was settlement on August 1, 2015 and is discussed elsewhere.

●	For the year ended December 31, 2015, settlement expense amounted to $67,500 as compared to zero for the year ended December 31, 2014. During the year ended December 31, 2015, we settled certain litigation and a claim by paying cash of $17,500 and by issuing 50,000 shares of our common stock with a fair value of $50,000.

Loss from operations

As a result of the factors described above, for the year ended December 31, 2015, loss from operations amounted to $1,146,566 as compared to $5,479,948 for the year ended December 31, 2014, a decrease of $4,333,382 or 79.1%.

Other income (expenses)

Other expenses includes interest expense and other income. For the year ended December 31, 2015, total other expenses, net amounted to $225,464 as compared to $260,418, a decrease of $34,954 or 13.4%. This decrease was attributable to:

●	a decrease in interest expense of $72,990 primarily attributable to a decrease in amortization of debt discount of $142,564 offset by an increase in interest expense of $26,250 related to a mortgage payable dated March 2014, and an increase of $44,911 related to an increase in convertible debt, and,

●	an increase in interest income of $439, offset by:

●	a decrease in other income of $38,475. For the year ended December 31, 2014, we recognized other income of $41,020 from the sale of a note receivable compared to zero for the year ended December 31, 2015.

Net loss

As a result of the foregoing, for the year ended December 31, 2015 and 2014, net loss amounted to $1,372,030, or $0.08 per common share, and $5,740,366, or $0.72 per common share, respectively.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements.

Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015

We had cash of $1,052,504 and $1,281,464 as of March 31, 2016 and December 31, 2015, respectively.

Our primary uses of cash have been for salaries, fees paid for professional services, property operating expenses, general and administrative expenses, and the acquisition of rental properties. All funds received have been expended in the furtherance of growing the business. The following trends are reasonably likely to result in changes in our liquidity over the near to long term:

●	An increase in working capital requirements to finance our current business,

39

●	Acquisition and buildout of rental properties;

●	Addition of administrative and sales personnel as the business grows, and

●	The cost of being a public company.

We currently have material commitments for capital expenditures amounting to approximately $5,000,000 for the expansion and buildout of our Chino Valley and Tempe properties and acquisition of new rental properties. These capital expenditures are contingent upon: (a) the Company obtaining financing for the development of the premises and the construction of the tenant improvements in such amount and on such terms and provisions as are acceptable to the Company in our sole and absolute discretion from a lender approved by us in our sole discretion, and (b) approval by the Town of Chino Valley of the Phased Protected Development Rights Plan. Accordingly, we can delay or cancel these planned capital expenditures, if necessary.

We may need to raise additional funds, particularly if we are unable to generate positive cash flow as a result of our operations. We estimate that based on current plans and assumptions, that our available cash will be sufficient to satisfy our cash requirements under our present operating expectations for the next 12 months. Other than revenue received from the lease of our rental properties, funds received from the sale of our common stock and funds received from debt, we presently have no other significant alternative source of working capital. We have used these funds to fund our operating expenses, pay our obligations, acquire rental properties, and grow our company. We need to raise significant additional capital or debt financing to acquire new properties, to develop existing properties, and to assure we have sufficient working capital for our ongoing operations and debt obligations.

Our future operation is dependent on our ability to manage our current cash balances and on the collection of rental revenues. We intend on securing additional financing to acquire and develop additional and existing properties. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict our ability to grow our business operations.

Cash Flow

For the Three Months Ended March 31, 2016 and 2015

Net cash flow used by operating activities was $22,381 for the three months ended March 31, 2016 as compared to $90,745 for the three months ended March 31, 2015, representing a decrease in cash used in operations of $68,364.

●	Net cash flow used in operating activities for the three months ended March 31, 2016 primarily reflected a net loss of $(236,653) adjusted for the add-back of non-cash items consisting of depreciation and amortization of $41,098, stock-based compensation expense of $185,550, net accretion of stock-based stock option expense of $65,729, and a non-cash increase in deferred rent receivables of $(129,332), and changes in operating assets and liabilities primarily consisting of a decrease in accrued expense of $(22,148), offset by a decrease in real estate tax escrow of $27,601, a decrease of prepaid expenses and other assets of $6,751, an increase in accounts payable of $31,499, an increase in accrued expenses – related parties of $2,750, and an increase in security deposits payable of $4,774.

●	Net cash flow used in operating activities for the year ended March 31, 2015 primarily reflected a net loss of $(184,566) adjusted for the add-back of non-cash items consisting of depreciation and amortization of $37,186, stock-based compensation expense of $30,000, and a non-cash increase in deferred rent receivables of $(28,027), and changes in operating assets and liabilities primarily consisting of an increase in real estate tax escrow of $(11,844), and an increase in prepaid expenses and other assets of $(29,415), offset by an increase in accounts payable of $30,279, accrued expenses of $34,502, and accrued expenses – related parties of $33,000

Net cash flow used in investing activities reflects the purchase of property and equipment, and rental properties that primarily consists of buildings and improvements and property and equipment of $206,579 and $2,491 for the three months ended March 31, 2016 and 2015, respectively.

Net cash flows from financing activities was zero for the three months ended March 31, 2016 as compared to net cash used in financing activities $2,250 for the three months ended March 31, 2015 for the redemption of common stock.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

We had cash of $1,026,134 and $1,281,464 as of March 20, 2016 and December 31, 2015, respectively.

40

Our primary uses of cash have been for salaries, fees paid to third parties for professional services, property operating expenses, general and administrative expenses, and the acquisition of rental properties. All funds received have been expended in the furtherance of growing the business. The following trends are reasonably likely to result in changes in our liquidity over the near to long term:

●	An increase in working capital requirements to finance our current business,

●	Acquisition and buildout of rental properties;

●	Addition of administrative and sales personnel as the business grows, and

●	The cost of being a public company.

We currently have material commitments for capital expenditures amounting to approximately $5,000,000 for the expansion and buildout of our Chino Valley property, acquisition of new rental properties and buildout of our Tempe, Arizona property. These capital expenditures are contingent upon: (a) the Company obtaining financing for the development of the premises and the construction of the tenant improvements in such amount and on such terms and provisions as are acceptable to the Company in our sole and absolute discretion from a lender approved by us in our sole discretion, and (b) approval by the Town of Chino Valley of the Phased Protected Development Rights Plan. Accordingly, we can delay or cancel these planned capital expenditures, if necessary. We may need to raise additional funds, particularly if we are unable to generate positive cash flow as a result of our operations. We estimate that based on current plans and assumptions, that our available cash will be sufficient to satisfy our cash requirements under our present operating expectations for the next 12 months. Other than revenue received from the lease of our rental properties, funds received from the sale of our common stock and funds received from debt, we presently have no other significant alternative source of working capital. We have used these funds to fund our operating expenses, pay our obligations, acquire rental properties, and grow our company. We need to raise significant additional capital or debt financing to acquire new properties, to develop existing properties, and to assure we have sufficient working capital for our ongoing operations and debt obligations. Our future operation is dependent on our ability to manage our current cash balances and on the collection of rental revenues. We intend on securing additional financing to acquire and develop additional and existing properties. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict our ability to grow our business operations.

Recent financings

During the quarter ended March 31, 2014, we issued 48,980 shares of restricted common stock at a price of $120 per share to approximately 28 accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended. In July 2014, we cancelled 83 shares and returned proceeds of $10,000 to an investor. The total proceeds we received from this private placement were approximately $5,858,000 and a subscription receivable of $4,000.

In July 2014, we issued 16,637,000 shares of common stock to accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended, at a price of $0.01 per share for proceeds of $166,370.

On August 20, 2014, we received an aggregate of $1,000,000 from Greg Johnston, a beneficial stockholder and stockholder pursuant to the terms of Senior Convertible Debentures. The Debentures bear interest at 7% and the principal balance and all accrued interest is due on the maturity date of August 20, 2017. The holders have the option after 12 months to convert all or a portion of the Debentures into shares of the Company’s common stock at the conversion price of $5.00 per share. As of December 31, 2015, the principal and accrued interest balances due and owing under these Debentures is $1,000,000 and $47,542, respectively. As of December 31, 2014, the principal and accrued interest balances due and owing under these Debentures is $1,000,000 and $12,542, respectively.

From August 2014 to December 2014, we issued 1,850,000 shares of common stock to accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended at a price of $1.00 per share for proceeds of $1,850,000.

In May 2015, we issued 1,000,000 shares of common stock to accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended, at a price of $1.00 per share for proceeds of $1,000,000.

41

Cash Flow

For the Years Ended December 31, 2015 and 2014

Net cash flow used by operating activities was $500,255 for the year ended December 31, 2015 as compared to $828,479 for the year ended December 31, 2014, an increase of $328,224.

●	Net cash flow used in operating activities for the year ended December 31, 2015 primarily reflected a net loss of $(1,372,030) adjusted for the add-back of non-cash items consisting of depreciation and amortization of $150,369, stock-based compensation expense of $79,601, stock-based settlement expense of $50,000, accretion of stock-based stock option expense of $782,063, and a non-cash increase in deferred rent receivables of $(347,895), and changes in operating assets and liabilities primarily consisting of an increase in real estate tax escrow of $(6,950) and other assets of $(1,134), offset by a decrease in prepaid expenses of $69,269, an increase in accounts payable of $8,962, an increase in accrued expenses of $34,207, an increase in accrued expenses - related parties of $8,583, and an increase in security deposits payable of $44,340.

●	Net cash flow used in operating activities for the year ended December 31, 2014 primarily reflected a net loss of $(5,740,366) adjusted for the add-back of non-cash items consisting of depreciation and amortization of $99,821, stock-based compensation expense of $4,100,344, impairment loss on building of $675,000, amortization of debt discount of $142,564, and a non-cash increase in deferred rent receivables of $(28,027), and changes in operating assets and liabilities primarily consisting of an increase in real estate tax escrow of $39,122, and an increase in prepaid expenses and other assets of $132,171, offset by an increase in accounts payable of $27,835, accrued expenses of $43,603, and accrued expenses - related parties of $51,984.

Net cash flow used in investing activities reflects the purchase of property and equipment, and rental properties that primarily consists of land and buildings and improvements, of $282,408 and $9,303,799 for the years ended December 31, 2015 and 2014, respectively. For the year ended December 31, 2014, we received proceeds from the sale of a note receivable of $211,020 compared to $0 for the year ended December 31, 2015.

Net cash provided by financing activities was $997,750 for the year ended December 31, 2015 as compared to $10,975,671 for the year ended December 31, 2014. During the year ended December 31, 2015, we received proceeds from the sale of common stock of $1,000,000 offset by the redemption of common stock of $2,250. During the year ended December 31, 2014, we received proceeds from the sale of common stock of $7,874,371, proceeds from convertible debt of $1,000,000, net proceeds from the sale of preferred stock of $1,300, and proceeds from mortgage payable of $2,100,000.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of December 31, 2015 (dollars in thousands), and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
Contractual obligations:	Total	Less than 1 year	1-3 years	3-5 years	5+ years
Convertible notes	$1,000	$-	$1,000	$-	$-
Interest on convertible notes	159	118	41
Mortgage payable	2,100	-	2,100	-	-
Interest on mortgage payable	502	157	345	-
Total	$3,761	$275	$3,486	$-	$-

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

42

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our audited and unaudited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to income taxes, and the valuation of equity transactions. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the unaudited consolidated financial statements.

Rental Properties

Rental properties are carried at cost less accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental properties are capitalized. Maintenance and repair expenses are charged to expense as incurred. Depreciation is recognized on a straight-line basis over estimated useful lives of the assets, which range from 7 to 39 years. Tenant improvements are amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the assets.

Upon the acquisition of real estate, we assess the fair value of acquired assets (including land, buildings and improvements, identified intangibles, such as acquired above-market leases and acquired in-place leases) and acquired liabilities (such as acquired below-market leases) and allocate the purchase price based on these assessments. The Company assesses fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known trends, and market/economic conditions. We record acquired intangible assets (including acquired above-market leases and acquired in-place leases) and acquired intangible liabilities (including below-market leases) at their estimated fair value. We amortize acquired above-and below-market leases as a decrease or increase to rental income, respectively, over the lives of the respective leases. Amortization of acquired in-place leases is included as a component of depreciation and amortization.

Our properties, including any related intangible assets, are individually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the property’s carrying amount over its estimated fair value. Impairment analyses are based on our current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to our consolidated financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses.

We have capitalized land, which is not subject to depreciation.

Revenue recognition

Rental income includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease, which includes the effects of rent steps and rent abatements under the leases. We commence rental revenue recognition when the tenant takes possession of the leased space or controls the physical use of the leased space and the leased space is substantially ready for its intended use. Rental income also includes the amortization of acquired above-and below-market leases, net. Beginning in 2014, we began generating revenues from the non-residential rental properties.

Certain of our leases currently contain rental increases at specified intervals. We record as an asset, and include in revenue, rents receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rents receivable in the accompanying balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the lease terms. Accordingly, management determines to what extent the deferred rent receivable applicable to each specific tenant is collectible. We review material rents receivable and takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of rent receivable with respect to any given tenant is in doubt, we record an increase in the allowance for uncollectible accounts or we record a direct write-off of the specific rent receivable. For the year ended December 31, 2014, in connection with certain related party leases, we only included in revenues the amount of rents received from the related parties in accordance with the lease terms since on August 1, 2015, we transferred title to its Bernalillo, New Mexico and the respective related party lease as part of a settlement agreement discussed elsewhere herein, and cancelled a related party lease in June 2015.

43

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the service period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. We initially record compensation expense based on the fair value of the award at the reporting date.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued an update to Revenue from Contracts with Customers ("ASU 2014-09"). ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. ASU 2014-09 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2016. We are currently evaluating the impact of the adoption of ASU 2014-09 on our consolidated financial statements.

In June 2014, the FASB issued an update to ASC Topic 718, Compensation-Stock Compensation (“ASU 2014-12”). ASU 2014-12 requires an entity to treat performance targets that can be met after the requisite service period of a share based award has ended, as a performance condition that affects vesting. ASU 2014-12 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2015. The adoption of ASU 2014-12 is not expected to have a material effect on our financial position, results of operations and cash flows.

In August 2014, FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, which will require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management will assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance date. Substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. The new standard defines substantial doubt and provides example indicators. Disclosures will be required if conditions give rise to substantial doubt. However, management will need to assess if its plans will alleviate substantial doubt to determine the specific disclosures. This standard is effective for public entities for annual periods ending after December 15, 2016. Earlier application of this standard is permitted. This standard is not expected to have a material effect on our financial position, results of operations and cash flows.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810) (“ASU 2015-02”), to address financial reporting considerations for the evaluation as to the requirement to consolidate certain legal entities. ASU 2015-02 is effective for fiscal years and for interim periods within those fiscal years beginning after December 15, 2015. This standard is not expected to have a material effect on our financial position, results of operations and cash flows.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”), as part of the initiative to reduce complexity in accounting standards. The update requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for annual periods beginning after December 15, 2015 and for interim periods within those fiscal years.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which requires entities to present deferred tax assets and deferred tax liabilities as noncurrent in a classified balance sheet. The ASU simplifies the current guidance in ASC Topic 740, Income Taxes, which requires entities to separately present deferred tax assets and liabilities as current and noncurrent in a classified balance sheet. ASU 2015-17 is effective for fiscal years beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. The Company does not expect the impact of ASU 2015-17 to be material to our consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

44

MANAGEMENT

Members of our board of directors are elected by the stockholders to a term of one year and serve until their successors are elected and qualified. Our officers are appointed by our board to a term of one year and serve until their successors are duly appointed and qualified, or until the officer is removed from office. While our board has established a compensation committee, we have not yet established a nominating and corporate governance committee or an audit committee.

Set forth below is certain information regarding our executive officers and directors.

Name	Age	Position
Bryan McLaren	29	Chief Executive Officer, President, Treasurer, Secretary and Chairman
Adam Wasserman	51	Chief Financial Officer
Irvin Rosenfeld	63	Director
Art Friedman	56	Director
Alex McLaren, MD	63	Director

Bryan McLaren is the son of Alex McLaren.

Background Information about our Officers and Directors

Biographical information concerning the directors and executive officers listed above is set forth below. The information presented includes information each individual has given us about all positions they hold and their principal occupation and business experience for the past five years. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our board to conclude that he should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board of directors.

Bryan McLaren. Mr. McLaren has a dedicated history of work in the sustainability industry and in business development. Prior to his appointment as President, CEO and a director of our company in April 2014, Mr. McLaren was recruited as our Chief Sustainability Officer and VP of Operations. Before joining the Company, from February 2013 to February 2014, Mr. McLaren worked as a sustainability consultant for Waste Management, Inc., where he served as a Project Manager for the Arizona State University account. Prior to 2013, Mr. McLaren worked as a Sustainability Manager for Northern Arizona University and as a Sustainability Commissioner for the City of Flagstaff, Arizona. Mr. McLaren has a Masters Degree in Sustainable Community Development, and Executive Masters Degree in Sustainability Leadership, and a Masters of Business Administration Degree with an emphasis on Sustainable Development. Mr. McLaren has served as a member of our board of directors during April 2014 and since June 2014. Mr. McLaren’s business development experience, academic achievements, and knowledge of our business, has led our board of directors to conclude that he should continue to serve as a director and in his current roles.

Adam Wasserman. Mr. Wasserman has served as our Chief Financial Officer since October 1, 2015 and has served as an advisory CFO since July 10, 2014. Mr. Wasserman has been a majority shareholder and chief executive officer of CFO Oncall, Inc. (“CFO Oncall”) since 1999. CFO Oncall provides chief financial officer services to a number of companies. Through CFO Oncall, Mr. Wasserman serves and has served as the chief financial officer of a number of private and publicly held companies. From June 1991 to November 1999 Mr. Wasserman was a Senior Audit Manager at American Express Tax and Business Services, in Fort Lauderdale, Florida where his responsibilities included supervising, training and evaluating senior accounting staff members, work paper review, auditing, maintaining client relations, preparation of tax returns and financial statements. From September 1986 to May 1991, Mr. Wasserman was employed by Deloitte & Touche, LLP where his assignments included public and private company audits and Securities and Exchange Commission reporting, tax preparation and planning, management consulting, systems design, staff instruction and recruiting. Mr. Wasserman is a member of the American Institute of Certified Public Accountants. Mr. Wasserman holds a Bachelor of Science Degree in Accounting from the State University of New York at Albany.

Irvin Rosenfeld. Mr. Rosenfeld is currently a Registered Representative with Newbridge Securities Corporation and has worked in that capacity throughout the past five years. He has over 28 years of experience in the financial industry and is an accomplished author, including his book “My Medicine” published in 2010. Mr. Rosenfeld has appeared on dozens of television news programs and in print media. Mr. Rosenfeld has served as a member of our board of directors during April 2014 and since June 2014. Mr. Rosenfeld’s knowledge of our business and the emerging medical marijuana industry has led our board of directors to conclude that he should continue to serve as a director. We believe that Mr. Rosenfeld’s background in the financial services industry provides us with important guidance as we seek to access US capital markets and qualifies him to serve on our board of directors.

45

Art Friedman. Mr. Friedman, who was appointed as a director on October 1, 2014, has served as Owner/Principal of Triple J Management Services, which specializes in consulting and professional services for the alcoholic beverage industry. Art was most recently President and CEO of Gold Coast Beverage Distributors, a position he held for the last 10 years of his 23 years with the company. During his tenure as President/CEO, Gold Coast more than tripled sales revenue and increased EBITDA by more than five-fold. Over the same period, Mr. Friedman led significant market share gains through organic growth as well as consolidating wholesaler acquisitions. Mr. Friedman began his career with General Foods Corporation, now part of Kraft Foods. He has served on the distributor advisory councils of Diageo-Guinness, Heineken USA, InBev and Miller-Coors. Mr. Friedman graduation Cum Laude with a Bachelor of Science in Business Management from the University of Florida, Warrington School of Business. We believe that Mr. Friedman’s background as an advisor in the area of business management and his experience in operating, growing and advising companies provides us with the requisite skills and qualifications to serve on our board.

Alex McLaren, MD. Dr. McLaren, who has served as a director since October 1, 2014, serves as the Program Director for the Banner Orthopedic Residency Program and has served in that capacity throughout the past five years. After graduating from Queen’s University School of Medicine, Kingston, Ontario, Canada in 1977, Dr. McLaren completed an orthopedic residency at the University of Western Ontario in 1982 and a fellowship at the University of Southern California in 1983. Dr. McLaren is first and foremost an orthopedic educator and researcher whose career has included teaching, research and administration of educational programs. His clinical interest includes orthopedic infections, revision arthroplasty and complex musculoskeletal trauma. With hundreds of publications, numerous grand-funded projects, and medical association postings, Dr. McLaren has established a prized reputation in his field. We believe that Dr. McLaren’s Services provided to numerous organizations and provides us with the requisite skills and qualifications to serve on our board.

Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Board of Directors and Board Committees

Our board currently consists of four directors. Our board has established a compensation committee, and plans to establish an Audit Committee, a Strategic Advisory Committee, and a Nominating and Corporate Governance Committee before the end of 2016. The composition and responsibilities of the compensation committee are described below. Members serve on this committee until their resignation or until otherwise determined by our board.

Two of our four board members are independent. The board has determined that each of Messrs. Friedman and Rosenfeld is independent directors pursuant to the listing standards of The Nasdaq Stock Market.

Compensation Committee

Messrs. Friedman and Rosenfeld and Dr. McLaren serve on our compensation committee. Mr. Friedman, an independent director, is the chair of the compensation committee. The committee is responsible for discharging the board’s responsibility relating to compensation of our executive officers and directors, evaluating the performance of our executive officers in light of our goals and objectives and recommending to the board for approval our compensation plans, policies and programs.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those employees responsible for financial reporting.

46

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes all compensation recorded by us for the years ended December 31, 2015 and 2014 for our “named executive officers” as such term is defined in Item 402(m)(2) of Regulation S-K.

2015 Summary Compensation Table

Name and principal position	Year	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Bryan McLaren, Chief Executive Officer	2015	$123,453	-	-	237,150	-	-	-	$360,603
and President (1)	2014	$87,450	-	-	-	-	-	-	$87,450

Adam Wasserman, Chief Financial	2015	$-	-	19,600	-	-	-	55,200	$74,800
Officer (2)	2014	$-	-	-	-	-	-	18,800	$18,800

(1)	Mr. McLaren was appointed as our Chief Executive Officer and President on March 30, 2014. On December 30, 2015, we granted the Mr. McLaren an option pursuant to our 2014 Equity Compensation Plan, to purchase 250,000 of the Company’s common stock at an exercise price of $1.00 per share. The grant date of the Option was December 30, 2015 and the Options expire on December 30, 2026. The options vest as to 25,000 of such shares on December 30, 2015, 25,000 options vest on December 30, 2016 and for each year thereafter through December 30, 2026. The fair value of this option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 120%; risk-free interest rate of 2.31%; and, an estimated holding period of 10 years. In connection with these options, the Company valued these options at a fair value of $237,150 and will record stock-based compensation expense over the vesting period. For the year ended December 31, 2015, we recorded stock-based compensation expense of $23,715.

(2)	Mr. Adam Wasserman became chief financial officer in October 2015. In 2015, all other compensation amounts represents $35,700 paid to CFO Oncall as a consulting fee prior to becoming CFO and $19,500 of fees paid to CFO Oncall as compensation as chief financial officer. In 2014, CFO Oncall was paid $18,800 in consulting fees for accounting services provided. Additionally, as compensation for services as CFO, CFO Oncall received 19,600 shares of common stock valued at $19,600.

Narrative Disclosure to Summary Compensation Table

Except as otherwise described below, there are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or our subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Employment Agreements

On July 31, 2014, we entered into an employment agreement with Mr. McLaren pursuant to which we agreed to pay Mr. McLaren an annual salary of $120,000 with increases based on completion of graduate degrees. In 2015, Mr. McLaren completed these degrees and is current salary is $150,000 per year. In addition, the employment agreement has a term of 10 years. Pursuant to the terms of Mr. McLaren’s employment agreement, we may terminate the agreement upon a change of control with 90 days’ written notice. In connection with the employment agreement, on December 30, 2015, we granted the Mr. McLaren an option pursuant to our 2014 Equity Compensation Plan, to purchase 250,000 of the Company’s common stock at an exercise price of $1.00 per share. The grant date of the Option was December 30, 2015 and the Options expire on December 30, 2026. The options vest as to 25,000 of such shares on December 30, 2015, 25,000 options vest on December 30, 2016 and for each year thereafter through December 30, 2026. The fair value of this option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 120%; risk-free interest rate of 2.31%; and, an estimated holding period of 10 years. In connection with these options, the Company valued these options at a fair value of $237,150 and will record stock-based consulting expense over the vesting period. For the year ended December 31, 2015, the Company recorded stock-based compensation expense of $23,715.

Agreement with CFO Oncall, Inc.

Effective October 1, 2015 we entered into an agreement with CFO Oncall, Inc. (CFO Oncall”) pursuant to which Adam Wasserman serves as our Chief Financial Officer. Under the agreement, CFO Oncall is to assist us with the timely preparation and assembly of our annual audit, and our quarterly and annual filings with the SEC, assisting with other public filings, summarizing adjusting entries relating to non-monetary transactions, assistance in communicating with our board of directors and attendance at board meetings, assistance with investor relations and assistance with staff training. For its services, we have agreed to pay CFO Oncall (a) a base cash fee of $4,500 per month, (b) an additional cash fee of $2,000 per month (which is deferred until the earlier of April 1, 2016 or our receipt of the proceeds of a capital raise, at which time the additional fee is increased to $6,500 per month and (c) $3,500 per month payable in shares of our common stock valued at the lesser of the share price from the most recent capital raise and 60% of the bid price for our common stock on the last day of the preceding fiscal quarter. Effective October 1, 2015 we issued 19,600 shares of common stock to CFO Oncall in satisfaction of required share issuances through December 31, 2015 (17,500 shares of which was issued as a bonus determined by the Company).

47

Long-Term Incentive Plans

On October 1, 2014, the Board of Directors authorized the 2014 Equity Compensation Plan the (“Plan”), which reserved 10,000,000 shares of common stock. The number of shares of common stock available for issuance under the Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2015, by an amount equal to one and one-half percent (1.5%) of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 400,000 shares of common stock. If any share of common stock that have been granted pursuant to a stock option ceases to be subject to a stock option, or if any shares of common stock that are subject to any other stock-based award granted are forfeited or terminates, such shares shall again be available for distribution in connection with future grants and awards under the Plan, The Plans purpose is to enable the Company to offer its employees, officers, directors and consultants an opportunity to acquire a proprietary interest in the Company for their contributions. As of December 31, 2015, 1,550,000 options have been granted pursuant to the Plan and 8,450,000 shares are available for future issuance. Through December 31, 2014, no equity instruments had been issued pursuant to the Plan.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth information as options outstanding on December 31, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date ($)	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that Have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($)
Bryan McLaren	25,000	225,000	0	$1.00	12/30/2026	0	0	0	0
Adam Wasserman	0	0	0	0	0	0	0	0	0

Compensation of Directors

Each non-employee director receives 10,000 shares of our common stock per year of service. Mr. McLaren does not receive any additional compensation for his service as a member of our board of directors.

2015 Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)		Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Irvin Rosenfeld(1)	-	$10,000	(2)	-	-	-	-	$10,000
Art Friedman (3)	-	10,000	(2)	-	-	-	-	10,000
Alex McLaren (5)	-	10,000	(2)	-	-	-	-	10,000

(1)	As of December 31, 2015, Mr. Rosenfeld held 10,000 shares of our common stock.
(2)	Represents 10,000 shares of common stock issued in January 2015 valued at $1.00 per share.
(3)	As of December 31, 2015, Mr. Friedman held 10,000 shares of our common stock.
(4)	As of December 31, 2015, Mr. McLaren held 1,511,667 shares of our common stock.

48

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Safford Note

In December 2013, the Company closed a Note Purchase and Loan Participation Assignment Agreement (“Note Purchase Agreement”) with and amongst MAC CAM LLC, a company partially owned by Marc Brannigan, the Company’s former president, Cumbre Investments LLC, a company owned by Duke Rodriguez (formerly a principal stockholder), a third party entity, and four individual investors who are related parties (Marc Brannigan, Duke Rodriguez, Christopher Carra and Alan Abrams), and a third party, pursuant to which the Company issued 8,333 shares of common stock of the Company and two convertible promissory notes (see convertible Notes Payable below) in total amount of $170,000 to purchase a Promissory Note (referred to as the “Safford Note”), dated February 19, 2013, in the original principal amount of $209,400 and with a maturity date of February 1, 2018, which is secured by a Mortgage/Deed of Trust on Real Property recorded March 5, 2013 in Document No. 2013-01174, of the Official Records of the County Recorder of Graham County, Arizona. On March 12, 2014, the Safford Note was paid to us and we received a cash payment of $210,500.

Convertible Notes Payable

From September 2013 to December 2013, the Company borrowed funds from MAC CAM, a limited liability company partially owned by the Company’s former President, in the aggregate amount of $159,413 to cover its daily operations, including but not limited to, consulting and advisory fees, accounting fees, legal fees, compliance fees and others general and administrative expenses. The borrowings were evidenced by four convertible promissory notes, dated on September 30, 2013 (“September Note”), October 31, 2013 (“October Note”), November 30, 2013 (“November Note”) and December 31, 2013 (“December Note”).

The September Note and October Note accrued annual interest at 8% per annum and the November Note and December Note accrued interest at 10% per annum. In connection with the September Note and October Note, the holder of the Notes has an option to convert all or any portion of the accrued interest and unpaid principal balance of the Notes into the common stock of the Company or its successors at fixed conversion prices of $6.00 and $6.00 per common share, respectively. In connection with the November Note and December Note, the holder of the Notes has an option to convert all or any portion of unpaid principal balance of the Notes into the common stock of the Company or its successors at fixed conversion prices of $6.00 and $12.00 per common share, respectively. We evaluated whether or not these convertible notes contained embedded conversion options, which meet the definition of a derivatives under ASC Topic 815. We concluded that since the convertible notes had fixed conversion prices, the convertible notes were not derivative instruments. We analyzed this provision under ASC Topic 815 and therefore it qualified as equity under ASC Topic 815. The convertible notes were considered to have embedded beneficial conversion features (BCF) because the effective conversion price was less than the fair value of the Company’s common stock on the respective note dates. The convertible notes were fully convertible at the issuance date. Accordingly, the intrinsic value of the beneficial conversion features were calculated to be $128,406 and was recorded as a debt discount and was amortized over the respective note term. For the years ended December 31, 2014 and 2013, amortization of debt discount related to these convertible notes amounted to $79,121 and $49,285, respectively, and has been included in interest expense - related party on the accompanying consolidated statements of operations. On March 5, 2014, we issued a total of 22,942 shares of common stock of the Company to settle all principal and interest obligations pursuant to these convertible notes payable.

On December 9, 2013, in connection with the Note Purchase Agreement discussed above, we issued a convertible promissory note in the amount of $85,000 to MAC CAM. The Note bear an interest rate of 10% per annum and was due on December 9, 2014, pursuant to which the holders of the Notes have an option to convert all or any portion of the accrued interest and unpaid principal balance of the Notes into the common stock of the Company or its successors, at 50% of the market bid price of the common stock on the demand date for conversion. Pursuant to ASC Topic 470-20-525 (Debt with conversion and other options), since this convertible note had fixed conversion percentages of 50% of the stock price, we determined it had a fixed monetary amount that can be settled for the debt. Accordingly, at December 31, 2013, we recorded an embedded conversion option liability amounting to $85,000 on the accompanying consolidated balance sheet since this convertible note is convertible for the conversion premium and recorded interest expense - related party of $85,000. At December 31, 2013, principal amount due under this convertible note amounted to $85,000. On January 29, 2014, MAC CAM fully converted this note and all unpaid interest into 720 shares of the Company’s common stock. Accordingly, on the date of conversion, the embedded conversion option liability of $85,000 was reclassified to additional paid-in capital.

On August 20, 2014, we received $500,000 from Greg Johnston, a beneficial stockholder pursuant to the terms of a Senior Convertible Debenture. The Debenture bears interest at 7% and the principal balance and all accrued interest is due on the maturity date of August 20, 2017. The holder has the option after 12 months to convert all or a portion of the Debenture into shares of the Company’s common stock at the conversion price of $5.00 per share. As of December 31, 2014, the principal and accrued interest balances due and owing under this Debenture is $500,000 and $12,542, respectively. As of December 31, 2015, the principal and accrued interest balances due and owing under this Debenture is $500,000 and $47,542, respectively.

49

Notes Payable - Related Party

On January 31, 2014, we received $200,387 from Alan Abrams, a beneficial stockholder. Pursuant to the terms of the loan, the loan bears interest at 10% and is due on February 14, 2014. On February 11, 2014, the balance due was repaid in full.

Preferred Stock Issuance

On December 20, 2013, the board of directors of the Company approved the issuance of 700,000 shares of preferred stock to MAC CAM for professional services in connection with setting up the business with respect to commercial properties acquisition and management that face unique zoning challenges, and running the daily operations of the Company. The 700,000 shares of preferred stock are not convertible into any other class or series of stock, the holder of which are entitled to 50 votes for each share held. Voting rights are not subject to adjustment for splits that increase or decrease the common shares outstanding. On July 22, 2014, these 700,000 shares were redeemed by the Company under an agreement with the stockholder at a cost of $700.

On July 22, 2014, the board of directors accepted a subscription agreement from the McLaren Family LLLP, whose general partner is Alex C. McLaren, the father of the Company’s current President and CEO Bryan McLaren, for the acquisition of 1,000,000 shares of the Company’s preferred stock. The Company simultaneously accepted a subscription agreement from Gregory Johnston, a beneficial stockholder, for the acquisition of 1,000,000 shares of the Company’s preferred stock.

Related party lease agreements

During 2014, the Company entered into lease agreements with non-profit companies and other companies whose director is a beneficial stockholder of the Company. Additionally, in August 2015, the Company entered into two lease agreements with a company owned by this beneficial shareholder of the Company to lease space in Tempe, Arizona and Chino Valley, Arizona. The Tempe lease commenced on September 1, 2015 and expires on August 31, 2035 with base monthly rent $13,500, subject to a 5% annual increase. The Chino Valley lease commenced on August 1, 2015 and expires on July 31, 2035 with base monthly rent $30,000, subject to a 5% annual increase. For the year ended December 31, 2015 and 2014, rental income associated with these related party leases amounted to $980,509 and $140,527, respectively. At December 31, 2015 and 2014, deferred rent receivable - related party amounted to $367,013 and $28,027, respectively. In connection with these leases, the related party tenants shall pay security deposits aggregating $60,000 payable in twelve monthly installments of $5,000 beginning September 1, 2015. At December 31, 2015, security deposits payable to related parties amounted to $26,250.

On February 16, 2016, we entered into a binding letter of intent (the “Chino Valley LOI”) with C3C3 Group, LLC (the “Tenant”) and Broken Arrow Herbal Center, Inc. (“Broken Arrow”). Each of the Tenant and Broken Arrow are owned by Alan Abrams, a significant stockholder of the Company. Pursuant to the terms of the Chino Valley LOI, the parties agreed to amend the existing lease agreement, dated August 6, 2015, to provide for the lease by Chino Valley to Tenant of approximately 45,000 square feet of space in Chino Valley, Arizona. The monthly rent due, pursuant to the terms of the Chino Valley LOI, will be $70,833 beginning June 1, 2016 and $127,500 beginning August 1, 2016; however, the increased rental revenue will be contingent upon the completion of the constructed expansion at the facility. In subsequent years beginning August 1, 2017, there will be a 5% annual increase in the monthly rent. Pursuant to the Chino Valley LOI, we shall construct certain tenant improvements in the premises for this tenant's use with an estimated budget of approximately $2 million.

Rental property acquisition

On January 29, 2014, we entered into the Ultra Agreement with Ultra Health, pursuant to which we were to acquire a 1,536 square foot modular building to be delivered and erected on the purchased land for total cash payments of $675,000. Ultra Health is a related party due to common ownership and investments made with Alan Abrams, a beneficial stockholder of the Company. Subsequent to the purchase of this land and building, these real estate assets were transferred to Gilbert Property, LLC, a wholly-owned subsidiary of the Company. In connection with the 1,536 square foot modular building discussed above, on April 10, 2015, we became a party to a certain case brought in the Superior Court of the State of Arizona in and for Maricopa County, Arizona styled, Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC (the “Defendants”), Case No. CV-2015-004225, wherein we alleged, among other things, that the Defendants, alone or in collusion with one another, breached a certain contract for the construction of the Gilbert building, and made material misrepresentations or had negligently misrepresented certain material elements upon which we relied, in purchasing the land upon which that building was to be constructed, which the Defendants failed to perform. We review our rental properties for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on this review, on December 31, 2014, we determined that the Gilbert building carrying value of $675,000 was not recoverable and recorded an impairment loss - related party of $675,000. On July 9, 2015 and effective August 1, 2015, as discussed elsewhere herein, we entered into a settlement agreement with the Defendants that, among other things, settles the pending claims and grants mutual general releases.

50

On April 4, 2014, we entered into a purchase agreement with Ultra Health pursuant to which we acquired a modular building in Green Valley, Arizona for total payment of $87,073. On October 22, 2014, our subsidiary, Green Valley Group LLC entered into a real estate purchase and sale agreement with a company owned by Duke Rodriguez, pursuant to which we acquired the property located in Green Valley, AZ for a purchase price of $400,000.

On May 28, 2014, we entered into a purchase agreement with Ultra Health pursuant to which we acquired three parcels of land and a building in Mohave County, Arizona for total payments of $260,000.

On August 12, 2014, we entered into a real estate purchase agreement with a company owned by Duke Rodriguez, who became a beneficial stockholder of the Company in July 2015, pursuant to which we acquired the property located in Bernalillo County, New Mexico consisting of 11.30 acres for total payments of $2,750,000. Pursuant to a settlement agreement as discussed above and elsewhere herein, we transferred title to this property to Defendants.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Legal & Compliance, LLC, West Palm Beach, FL.

EXPERTS

The consolidated financial statements of Zoned Properties, Inc. as of December 31, 2015 and 2014, and for the years ended December 31, 2015 and 2014, included in this prospectus, have been included herein in reliance on the report by D. Brooks and Associates CPA’s, P.A., our independent registered public accounting firm, given on the authority that the firm are experts in accounting and auditing.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Statutes and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents.

The Company’s filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at www.zonedproperties.com. The information contained on or accessible through our corporate web site or any other web site that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. You may also request a copy of these filings, at no cost, by writing to us at Zoned Properties, Inc., 14300 N. Northsight Blvd., #208, Scottsdale, Arizona 85260, Attention: President, or telephoning us at (877) 360-8839.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, will file with or furnish to the SEC periodic reports, proxy and information statements and other information. Such annual, quarterly and current reports; proxy and information statements; and other information can be inspected and copied at the locations set forth above. We will report our financial statements on a year ended December 31. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm and will post on our website our quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

51

F-1

D. Brooks and Associates CPA’s, P.A. Certified Public Accountants ● Valuation Analyst ● Advisors

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Zoned Properties, Inc.

We have audited the accompanying consolidated balance sheets of Zoned Properties, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. Zoned Properties, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zoned Properties, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

D. Brooks and Associates CPA's, P.A.

West Palm Beach, Florida

March 8, 2016

D. Brooks and Associates CPA’s, P.A. - 319 Clematis Street Suite 318, West Palm Beach, FL 33401 - (954) 592-2507

F-2

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2015	2014

ASSETS
Cash	$1,281,464	$1,066,377
Rental properties, net (See Note 3)	7,224,593	8,499,705
Deferred rent receivable	8,909	-
Deferred rent receivable - related parties	367,013	28,027
Real estate tax escrow	46,072	39,122
Prepaid expenses and other current assets	105,684	175,313
Property and equipment, net	46,488	45,940
Security deposits	8,158	7,024

TOTAL ASSETS	$9,088,381	$9,861,508

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Mortgage payable	$2,100,000	$2,100,000
Convertible note payable	500,000	500,000
Convertible note payable - related party	500,000	500,000
Accounts payable	36,797	27,835
Accrued expenses	92,044	57,837
Accrued expenses - related parties	56,542	47,959
Security deposits payable	62,440	18,100

Total Liabilities	3,347,823	3,251,731

Commitments and Contingencies (See Note 10)

STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value, 5,000,000 shares authorized; 2,000,000 shares issued and outstanding at December 31, 2015 and 2014 ($1.00 per share liquidation preference)	2,000	2,000
Common stock: $.001 par value, 100,000,000 shares authorized; 17,080,850 and 18,676,304 issued and outstanding at December 31, 2015 and 2014, respectively	17,081	18,676
Additional paid-in capital	19,412,954	18,912,548
Subscription receivable	-	(4,000)
Accumulated deficit	(13,691,477)	(12,319,447)

Total Stockholders' Equity	5,740,558	6,609,777

Total Liabilities and Stockholders' Equity	$9,088,381	$9,861,508

See accompanying notes to consolidated financial statements.

F-3

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2015	2014

REVENUES:
Rental revenues	$414,785	$327,387
Rental revenues - related parties	980,509	140,527

Total Revenues	1,395,294	467,914

OPERATING EXPENSES:
Compensation and benefits	455,037	3,918,440
Professional fees	1,333,435	932,510
General and administrative expenses	274,797	148,157
Depreciation and amortization	150,368	99,822
Property operating expenses	120,094	75,069
Real estate taxes	87,117	63,447
Consulting fees - related parties	53,512	35,417
Impairment loss on building - related party	-	675,000
Settlement expense	67,500	-

Total Operating Expenses	2,541,860	5,947,862

LOSS FROM OPERATIONS	(1,146,566)	(5,479,948)

OTHER INCOME (EXPENSES):
Interest expenses	(193,448)	(143,789)
Interest expenses - related parties	(35,000)	(157,649)
Other income	2,545	41,020
Interest income	439	-

Total Other Expenses, net	(225,464)	(260,418)

LOSS BEFORE INCOME TAXES	(1,372,030)	(5,740,366)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(1,372,030)	$(5,740,366)

NET LOSS PER COMMON SHARE:
Basic and Diluted	$(0.08)	$(0.72)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	18,134,328	7,931,701

See accompanying notes to consolidated financial statements.

F-4

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

								Total
	Preferred Stock		Common Stock		Additional Paid-in	Subscription	Accumulated	Stockholders' Equity
	# of Shares	Amount	# of Shares	Amount	Capital	Receivable	Deficit	(Deficit)

Balance, December 31, 2013	700,000	$700	156,969	$157	$6,426,738	-	$(6,579,081)	$(151,486)

Redemption of preferred shares	(700,000)	(700)	-	-	-	-	-	(700)

Issuance of preferred shares for cash and control premium	2,000,000	2,000	-	-	3,365,000	-	-	3,367,000

Common stock issued for services	-	-	7,083	7	730,181	-	-	730,188

Sale of common stock for cash	-	-	18,535,897	18,536	7,859,834	(4,000)	-	7,874,370

Common stock issued upon conversion of convertible debt and related interest	-	-	24,382	24	396,859	-	-	396,883

Common stock issued for land acquisition	-	-	139	-	16,667	-	-	16,667

Common shares previously issued for services and liability assumption cancelled	-	-	(24,500)	(24)	(52,755)	-	-	(52,779)

Cancellation of common shares previously issued for convertible debt	-	-	(23,666)	(24)	24	-	-	-

Reclassification of embedded conversion option	-	-	-	-	170,000	-	-	170,000

Net loss	-	-	-	-	-	-	(5,740,366)	(5,740,366)

Balance, December 31, 2014	2,000,000	2,000	18,676,304	18,676	18,912,548	(4,000)	(12,319,447)	6,609,777

Common stock issued for services	-	-	75,600	76	79,525	-	-	79,601

Sale of common stock for cash	-	-	1,000,000	1,000	999,000	-	-	1,000,000

Write off of subscription receivable	-	-	-	-	(4,000)	4,000	-	-

Common stock repurchased and cancelled	-	-	(225,000)	(225)	(2,025)	-	-	(2,250)

Common stock issued for settlement	-	-	50,000	50	49,950	-	-	50,000

Common stock returned and cancelled in connection with Settlement Agreement	-	-	(2,496,054)	(2,496)	(1,404,107)	-	-	(1,406,603)

Accretion of stock based compensation related to stock options issued	-	-	-	-	782,063	-	-	782,063

Net loss	-	-	-	-	-	-	(1,372,030)	(1,372,030)

Balance, December 31, 2015	2,000,000	$2,000	17,080,850	$17,081	$19,412,954	$-	$(13,691,477)	$5,740,558

See accompanying notes to consolidated financial statements.

F-5

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,372,030)	$(5,740,366)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	150,369	99,821
Stock-based compensation	79,601	4,100,344
Stock-based settlement expense	50,000	-
Accretion of stock-based stock option expense	782,063	-
Deferred rent receivable	(8,909)	-
Deferred rent receivable - related parties	(338,986)	(28,027)
Amortization of debt discount	-	142,564
Impairment loss on building - related party	-	675,000
Gain on sale of note receivable	-	(41,020)
Change in operating assets and liabilities:
Real estate tax escrow	(6,950)	(39,122)
Prepaid expenses and other assets	69,629	(132,171)
Security deposits	(1,134)	(7,024)
Accounts payable	8,962	27,835
Accrued expenses	34,207	43,603
Accrued expenses - related parties	8,583	51,984
Security deposits payable	44,340	18,100
NET CASH USED IN OPERATING ACTIVITIES	(500,255)	(828,479)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from note receivable	-	211,020
Acquisition of land	(200,000)	(3,193,000)
Acquisition of buildings and improvements	(75,447)	(6,062,980)
Acquisition of property and equipment	(6,961)	(47,819)
NET CASH USED IN INVESTING ACTIVITIES	(282,408)	(9,092,779)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	1,000,000	7,874,371
Redemption of common stock	(2,250)	-
Proceeds from sale of preferred stock	-	2,000
Redemption of preferred stock	-	(700)
Proceeds from related party loan	-	200,387
Repayment of related party loan	-	(200,387)
Proceeds from convertible note payable	-	500,000
Proceeds from convertible note payable - related party	-	500,000
Proceeds from mortgage payable	-	2,100,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	997,750	10,975,671

NET INCREASE IN CASH	215,087	1,054,413
CASH, beginning of year	1,066,377	11,964
CASH, end of period	$1,281,464	$1,066,377

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest
Interest	$193,448	$142,914
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for land	$-	$16,667
Issuance of common stock for convertible debt and interest	$-	$396,883
Reclassification of embedded conversion option on convertible debt to paid-in capital upon conversion	$-	$170,000
Issuance of common stock for future services	$-	$240,000
Purchase and cancellation and treasury shares in exchange for net properties pursuant to settlement	$1,406,603	$-

See accompanying notes to consolidated financial statements.

F-6

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Organization

Zoned Properties, Inc., formerly Vanguard Minerals Corp. (the “Company”) was incorporated in the State of Nevada on August 25, 2003. On May 2, 2006, the Company changed its name to Knewtrino, Inc. On August 10, 2007, the Company changed its name to Vanguard Minerals Corporation. On October 2, 2013, the Company changed its name to Zoned Properties, Inc. to reflect its maturing business model that focuses on commercial property acquisition and development.

The Company is a strategic real estate development firm whose primary mission is to identify, develop, and manage sophisticated, safe, and sustainable properties in emerging industries. The Company acquires commercial properties that face unique zoning challenges and identifies solutions that can potentially have a major impact on the cash flow and value generated. Zoned Properties, Inc. targets commercial properties that can be acquired and potentially re-zoned for specific purposes. Zoned Properties does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substances Act.

The Company incorporated the following wholly-owned limited liability companies:

●	Gilbert Property Management, LLC was organized in the State of Arizona on February 10, 2014.
●	Tempe Industrial Properties, LLC was organized in the State of Arizona on February 19, 2014.
●	Chino Valley Properties, LLC (“Chino Valley”) was organized in the State of Arizona on April 15, 2014.
●	Kingman Property Group, LLC was organized in the State of Arizona on April 15, 2014.
●	Green Valley Group, LLC (“Green Valley”) organized in the State of Arizona on April 15, 2014.
●	Zoned Oregon Properties, LLC was organized in the State of Oregon on June 16, 2015.
●	Zoned Colorado Properties, LLC was organized in the State of Colorado on September 17, 2015.
●	Zoned Illinois Properties, LLC was organized in the State of Illinois on July 15, 2015.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principals of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

On May 12, 2014, a 1–for-120 reverse stock split was declared effective for stockholders of record on May 12, 2014. All share and per share amounts have been retroactively restated in the accompanying consolidated financial statements and related notes to reflect this stock split.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates for the years ended December 31, 2015 and 2014 include the collectability of rent, the useful life of rental properties and property and equipment, assumptions used in assessing impairment of long-term assets, valuation allowances for deferred tax assets, and the fair value of non-cash equity transactions, including options and stock-based compensation.

F-7

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, note receivable, deferred rent receivable, prepaid expenses and other current assets, real estate tax escrow, short-term notes payable, mortgages payable, convertible notes payable, accounts payable, accrued expenses, and other payables approximate their fair market value based on the short-term maturity of these instruments.

The Company analyzes all financial instruments with features of both liabilities and equity under the FASB’s accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC Topic 820.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

Risks and uncertainties

The Company’s operations are subject to risk and uncertainties including financial, operational, regulatory and other risks including the potential risk of business failure. The Company conducts a significant portion of its business in Arizona. Consequently, any significant economic downturn in the Arizona market could potentially have an effect on the Company’s business, results of operations and financial condition.

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments. The majority of the Company’s cash and cash equivalents are held at major commercial banks, which may at times exceed the Federal Deposit Insurance Corporation (“FDIC”) limit. To date, the Company has not experienced any losses on its invested cash. The Company had no cash equivalents at December 31, 2015 and 2014. At December 31, 2015, the Company had approximately $1,032,000 of cash in excess of FDIC limits.

Accounts receivable

The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The expense associated with the allowance for doubtful accounts is recognized in general and administrative expense.

Real estate tax escrow

Real estate tax escrow consists of funds held for the purpose of real estate taxes owed. These funds will be released as required to satisfy tax payments as due.

F-8

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Rental properties

Rental properties are carried at cost less accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental properties are capitalized. Maintenance and repair expenses are charged to expense as incurred. Depreciation is recognized on a straight-line basis over estimated useful lives of the assets, which range from 7 to 39 years. Tenant improvements are amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the assets.

Upon the acquisition of real estate, we assess the fair value of acquired assets (including land, buildings and improvements, identified intangibles, such as acquired above-market leases and acquired in-place leases) and acquired liabilities (such as acquired below-market leases) and allocate the purchase price based on these assessments. The Company assesses fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known trends, and market/economic conditions. The Company records acquired intangible assets (including acquired above-market leases and acquired in-place leases) and acquired intangible liabilities (including below-market leases) at their estimated fair value. The Company amortizes acquired above-and below-market leases as a decrease or increase to rental income, respectively, over the lives of the respective leases. Amortization of acquired in-place leases is included as a component of depreciation and amortization. For the years ended December 31, 2015 and 2014, there were no acquired in-place leases.

The Company’s properties, including any related intangible assets, are individually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the property’s carrying amount over its estimated fair value. Impairment analyses are based on our current plans, intended holding periods and available market information at the time the analyses are prepared. If the Company’s estimates of the projected future cash flows, anticipated holding periods, or market conditions change, the Company’s evaluation of impairment losses may be different and such differences could be material to its consolidated financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses. For the years ended December 31, 2015 and 2014, the Company recorded impairment losses of $0 and $675,000, respectively.

The Company has capitalized land, which is not subject to depreciation.

Property and equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives. The Company uses a five year life for office equipment, seven years for furniture and fixtures, and 5 to 10 years for vehicles. Expenditures for maintenance and repairs are charged to expense as incurred. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

The Company examines the possibility of decreases in the value of these assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

F-9

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition

Rental income includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease, which includes the effects of rent steps and rent abatements under the leases. We commence rental revenue recognition when the tenant takes possession of the leased space or controls the physical use of the leased space and the leased space is substantially ready for its intended use. Rental income also includes the amortization of acquired above-and below-market leases, net. Beginning in 2014, the Company began generating revenues from the non-residential rental properties.

Certain of the Company’s leases currently contain rental increases at specified intervals. The Company records as an asset, and include in revenue, rents receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rents receivable in the accompanying balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the lease terms. Accordingly, management determines to what extent the deferred rent receivable applicable to each specific tenant is collectible. The Company reviews material rents receivable and takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of rent receivable with respect to any given tenant is in doubt, we record an increase in the allowance for uncollectible accounts or the Company records a direct write-off of the specific rent receivable. No such reserves related to deferred rent receivable have been recorded as of December 31, 2015 and 2014. For the years ended December 31, 2015, in connection with certain related party leases, the Company only included in revenues the amount of rents received from the related parties in accordance with the lease terms since on August 1, 2015, the Company transferred title to its Bernalillo, New Mexico and the respective related party lease as part of a settlement agreement (See Note 10), and cancelled a related party lease in June 2015.

Basic income (loss) per share

Basic income (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. All potentially dilutive common shares were excluded from the computation of diluted shares outstanding as they would have an anti-dilutive impact on the Company’s net losses and consisted of the following:

	December 31, 2015	December 31, 2014
Convertible debt	200,000	200,000
Stock options	1,550,000	-

Segment reporting

The Company’s business is comprised of one reportable segment. The Company has determined that its properties have similar economic characteristics to be aggregated into one reportable segment (operating, leasing and managing commercial properties). The Company’s determination was based primarily on its method of internal reporting.

Income tax

Deferred income tax assets and liabilities arise from temporary differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending upon the classification of the asset or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows the provisions of FASB ASC 740-10 “Uncertainty in Income Taxes” (ASC 740-10). Certain recognition thresholds must be met before a tax position is recognized in the financial statements. An entity may only recognize or continue to recognize tax positions that meet a "more-likely-than-not" threshold.

F-10

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income tax (continued)

As of December 31, 2015 and 2014, the Company does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying consolidated financial statements.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the service period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Recently issued accounting pronouncements

In May 2014, the FASB issued an update ("ASU 2014-09") Revenue from Contracts with Customers. ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. ASU 2014-09 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2016. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements.

In June 2014, the FASB issued an update (“ASU 2014-12”) to ASC Topic 718, Compensation – Stock Compensation. ASU 2014-12 requires an entity to treat performance targets that can be met after the requisite service period of a share based award has ended, as a performance condition that affects vesting. ASU 2014-12 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2015. The adoption of ASU 2014-12 is not expected to have a material effect on the Company’s financial position, results of operations and cash flows.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, that will require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management will assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance date. Substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. The new standard defines substantial doubt and provides example indicators. Disclosures will be required if conditions give rise to substantial doubt. However, management will need to assess if its plans will alleviate substantial doubt to determine the specific disclosures. This standard is effective for public entities for annual periods ending after December 15, 2016. Earlier application of this standard is permitted. This standard is not expected to have a material effect on our financial position, results of operations and cash flows.

F-11

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently issued accounting pronouncements (continued)

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810) (“ASU 2015-02”), to address financial reporting considerations for the evaluation as to the requirement to consolidate certain legal entities. ASU 2015-02 is effective for fiscal years and for interim periods within those fiscal years beginning after December 15, 2015. This standard is not expected to have a material effect on our financial position, results of operations and cash flows.

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”), as part of the initiative to reduce complexity in accounting standards. The update requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for annual periods beginning after December 15, 2015 and for interim periods within those fiscal years.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which requires entities to present deferred tax assets and deferred tax liabilities as noncurrent in a classified balance sheet. The ASU simplifies the current guidance in ASC Topic 740, Income Taxes, which requires entities to separately present deferred tax assets and liabilities as current and noncurrent in a classified balance sheet. ASU 2015-17 is effective for fiscal years beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. The Company does not expect the impact of ASU 2015-17 to be material to our consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – RENTAL PROPERTIES

On January 22, 2014, the Company entered into a real estate purchase agreement with a stockholder, pursuant to which the Company acquired land located in Gilbert, Arizona for $266,667, of which $250,000 was paid in cash, and $16,667 was paid by issuing 139 shares of common stock of the Company at an agreed price of $120 per share based on recent sales of the Company’s common stock in a private placement.

On January 29, 2014, the Company entered into a purchase and consulting agreement (the “Ultra Agreement”) with Ultra Health, LLC., a related party due to common ownership and investments made by beneficial stockholders of the Company (“Ultra Health”), pursuant to which the Company was to acquire a 1,536 square foot modular building to be delivered and erected on the purchased land for total cash payments of $675,000. Subsequent to the purchase of this land and building, these real estate assets were transferred to Gilbert Property, LLC, a wholly-owned subsidiary of the Company. In connection with the 1,536 square foot modular building discussed above, on April 10, 2015, the Company became a party to a certain case pending in the Superior Court of the State of Arizona in and for Maricopa County, Arizona styled, Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC (“The Defendants”), Case No. CV-2015-004225, wherein the Company alleged, among other things, that the Defendants, alone or in collusion with one another, breached a certain contract for the construction of the Gilbert building, and made material misrepresentations or had negligently misrepresented certain material elements upon which the Company relied, in purchasing the land upon which that building was to be constructed, which the Defendants failed to perform.

The Company reviews it rental properties for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on this review, on December 31, 2014, the Company determined that the Gilbert building carrying value of $675,000 was not recoverable and recorded an impairment loss - related party of $675,000.

F-12

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 3 – RENTAL PROPERTIES (continued)

On July 9, 2015 and effective August 1, 2015, the Company entered into a settlement agreement with the Defendants that, among other things, settles the pending claims and grants mutual general releases (See Note 10).

On March 7, 2014, the Company entered into a real estate purchase agreement with Maryland LLC, an Arizona limited liability company, pursuant to which the Company acquired land and a building located in Tempe, Arizona, for total payment of $4,600,000, of which $2,500,000 was paid by cash, and a $2,100,000 promissory note from Maryland LLC. The transaction was completed and the title of the land was transferred to the Company (See Note 7). Subsequent to the purchase, the Company spent $206,370 on building improvements and equipment.

On April 4, 2014, the Company entered into a purchase agreement with Ultra Health pursuant to which the Company acquired a modular building in Green Valley, Arizona for total payment of $87,073. On October 22, 2014, Green Valley entered into a real estate purchase and sale agreement with a company owned by Duke Rodriguez who became beneficial stockholder of the Company in July 2014 (”Duke Rodriguez”), pursuant to which the Company acquired the property located in Green Valley, AZ for a purchase price of $400,000.

On May 28, 2014, the Company entered into a purchase agreement with Ultra Health pursuant to which the Company acquired three parcels of land and a building in Mohave County, Arizona for total payments of $260,000. Subsequent to the purchase, the Company spent $27,538 in improvements.

On August 12, 2014, the Company entered into a real estate purchase agreement with a company owned by Duke Rodriguez, pursuant to which the Company acquired the property located in Bernalillo County, New Mexico consisting of 11.30 acres for total payments of $2,750,000. Pursuant to a settlement agreement (see Note 10), the Company transferred title to this property to Defendants. On August 1, 2015 (the “Settlement Date”) and December 31, 2014, the carrying value of this property was $2,719,658 and $2,737,863, respectively.

On the Settlement Date, the Defendants effectuated the transfer of four parcels of property in Chino Valley, Arizona to the Company which consists of approximately 48 acres of land and the Company acquired an additional parcel in Chino Valley for $200,000 in cash. Based on an independent appraisal, on the Settlement Date, the fair value of property obtained, consisting of land, buildings and improvements, amounted to approximately $1,528,000 (see Note 10).

At December 31, 2015 and 2014, rental properties, net consisted of the following:

Description	Useful Life (Years)	December 31, 2015	December 31, 2014
Building and building improvements	39	$4,823,318	$5,364,815
Land	-	2,589,667	3,209,668
Equipment	7	23,164	23,164
Rental properties, at cost		7,436,149	8,597,647
Less: accumulated depreciation		(211,556)	(97,942)
Rental properties, net		$7,224,593	$8,499,705

For the years ended December 31, 2015 and 2014, depreciation and amortization of rental properties amounted to $143,956 and $97,942, respectively.

F-13

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 4 - PROPERTY AND EQUIPMENT

At December 31, 2015 and 2014, property and equipment consisted of the following:

\Description	Useful Life (Years)	December 31, 2015	December 31, 2014
Vehicle and site trailers	5 – 10	$42,555	$42,555
Office furniture and equipment	5 - 7	12,225	5,264
		54,780	47,819
Less: accumulated depreciation		(8,292)	(1,879)
Property and equipment, net		$46,488	$45,940

For the years ended December 31, 2015 and 2014, depreciation expense amounted to $6,413 and $1,879, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

(A) Note receivable- related party

On December 9, 2013, the Company entered into a Note Purchase and Loan Participation Assignment Agreement (the “Note Purchase Agreement”) with and amongst MAC CAM LLC, a limited liability company (“MAC CAM”), partially owned by the Company’s former President, a third party entity, and five individuals two of which are considered related parties, pursuant to which the Company issued two convertible promissory notes ($85,000 to MAC CAM and $85,000 to a stockholder) aggregating $170,000 to purchase a Promissory Note dated February 19, 2013, in the original principal amount of $209,400 and with a maturity date of February 1, 2018, which is secured by a Mortgage/Deed of Trust on Real Property recorded March 5, 2013 in Document No. 2013-01174, of the Official Records of the County Recorder of Graham County, Arizona. On March 12, 2014, the Company sold this note for a cash payment of $210,500. For the year ended December 31, 2014, the Company reported a gain of $41,020 which is reflected as other income on the accompanying consolidated statements of operations.

(B) Convertible notes payable – related parties

From September 2013 to December 2013, the Company borrowed funds from MAC CAM, in the aggregate amount of $159,413 to cover its daily operations, including but not limited to, consulting and advisory fees, accounting fees, legal fees, compliance fees and others general and administrative expenses. The borrowings were evidenced by four convertible promissory notes, dated on September 30, 2013 (“September Note”), October 31, 2013 (“October Note”), November 30, 2013 (“November Note”) and December 31, 2013 (“December Note”).

The September Note and October Note accrued annual interest at 8% per annum and the November Note and December Note accrued interest at 10% per annum. The holder of the Notes had an option to convert all or any portion of the accrued interest and unpaid principal balance of the Notes into the common stock of the Company or its successors at fixed conversion prices of $6.00 per common share for the September Note, October Note, and the November Note, and $12.00 per common share for the December Note. The Company evaluated whether or not these convertible notes contained embedded conversion options, which meet the definition of a derivatives under ASC Topic 815. In 2013, the Company concluded that since the convertible notes had fixed conversion prices, the convertible notes were not derivative instruments. The Company analyzed this provision under ASC Topic 815 and therefore it qualified as equity under ASC Topic 815. The convertible notes were considered to have embedded beneficial conversion features (BCF) because the effective conversion price was less than the fair value of the Company’s common stock on the respective note dates. The convertible notes were fully convertible at the issuance date. Accordingly, the intrinsic value of the beneficial conversion features were calculated to be $128,406 and was recorded as a debt discount and was amortized over the respective note term. For the year ended December 31, 2014, amortization of debt discount related to these convertible notes amounted to $79,121 and has been included in interest expense – related party on the accompanying consolidated statements of operations. On March 5, 2014, the Company issued a total of 22,942 shares of common stock of the Company to settle all principal and interest obligations pursuant to these convertible notes payable (see Note 8 (F)).

F-14

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 5 – RELATED PARTY TRANSACTIONS (continued)

(B) Convertible notes payable – related parties (continued)

On December 9, 2013, in connection with the Note Purchase Agreement, the Company issued a convertible promissory note in the amount of $85,000 to MAC CAM. The note bears an interest rate of 10% per annum and was due on December 9, 2014, pursuant to which the holders of the Notes had an option to convert all or any portion of the accrued interest and unpaid principal balance of the Notes into the common stock of the Company or its successors, at 50% of the market bid price of the common stock on the demand date for conversion. Pursuant to ASC Topic 470-20-525 (Debt with conversion and other options), since this convertible note had fixed conversion percentages of 50% of the stock price, the Company determined it had a fixed monetary amount that can be settled for the debt. Accordingly, at December 31, 2013, the Company recorded an embedded conversion option liability amounting to $85,000 on the accompanying consolidated balance sheet since this convertible note was convertible for the conversion premium and recorded interest expense – related party of $85,000. On January 29, 2014, MAC CAM fully converted this note and all unpaid interest into 720 shares of the Company’s common stock (see Note 8(F). Accordingly, on the date of conversion, the embedded conversion option liability of $85,000 was reclassified to additional paid-in capital.

On August 20, 2014, the Company received, pursuant to the terms of a Senior Convertible Debenture, $500,000 from a beneficial common stockholder who also holds 50% of the issued preferred stock. The Debenture bears interest at 7% and the principal balance and all accrued interest is due on the maturity date of August 20, 2017. The holder has the option after 12 months to convert all or a portion of the Debenture into shares of the Company’s common stock at the conversion price of $5.00 per share. As of December 31, 2015 and 2014, the principal balance due and owing under this Debenture is $500,000. As of December 31, 2015 and 2014, accrued interest payable amounted to $47,542 and $12,542, respectively, and is included in accrued expenses – related parties on the accompanying consolidated balance sheets.

(C) Note payable - related party

On January 31, 2014, the Company received $200,387 from a beneficial stockholder of the Company. Pursuant to the terms of the loan, the loan earned interest at 10% and was due on February 14, 2014. On February 11, 2014, the balance due was repaid in full.

(D) Preferred stock

On July 22, 2014, the Board of Directors of the Company accepted a subscription agreement from the McLaren Family LLLP (“MFT”), whose general partner is Alex C. McLaren, a Director and the father of the Company’s current President and CEO, Bryan McLaren, for the acquisition of 1,000,000 shares of the Company’s Preferred Stock for cash of $1,000. In addition to a beneficial ownership of common stock, MFT holds 50% of the current Preferred Stock that controls the Company.

On July 22, 2014, the Company accepted a subscription agreement from Gregory Johnston, a beneficial shareholder, for the acquisition of 1,000,000 shares of the Company’s preferred stock for cash of $1,000 (See Note 8(A)). In addition to a beneficial ownership of common stock, Mr. Johnston holds 50% of the current Preferred Stock that controls the Company.

In connection with the issuance of super voting control preferred stock on July 22, 2014 (herein referred to as the “Valuation Date”, the Company assessed the fair value of the issued preferred stock issued to Gregory Johnston and McLaren Family LLLP for purposes of determining the valuation as set forth in ASC 820–10–35–37 Fair Value in Financial Instruments. The Company utilized the market approach, on the valuation dates, and for the year ended December 31, 2014, the Company recorded stock-based compensation of $3,365,000 (See Note 10).

F-15

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 5 – RELATED PARTY TRANSACTIONS (continued)

(E) Employment agreement

On July 31, 2014, the Company entered into a 10 year employment agreement with a beneficial stockholder of the Company, for annual compensation of $85,000. The Company may also grant this employee/beneficial stockholder stock options of up to 20,000 shares per year for completed service and may receive a bonus at the discretion of the Company’s board of directors. Additionally, as part of the employment agreement, the Company entered into a golden parachute agreement with this employee/beneficial stockholder which expires on December 31, 2039, unless terminated earlier as defined in the agreement, whereby, no benefits under this agreement shall be payable unless there is a change in control of the Company. In addition to other terms in the agreement, upon a change in control of the Company as defined in the agreement, if employment by the Company shall be terminated (a) by the Corporation other than for cause, retirement or disability or (b) by this employee for good reason, then he shall be entitled to certain benefits. On July 31, 2015, the employee/beneficial resigned and waived his rights in any such benefits, and amounts due were paid in full. At December 31, 2015 and 2014, amounts due to this employee/beneficial stockholder under this agreement amounted to $0 and $35,417, respectively, which has been included in accrued expenses – related parties on the accompanying condensed consolidated balance sheets.

On October 26, 2015, the Company entered into an engagement letter with a Company majority owned by the Company’s chief financial officer (“CFO”). Pursuant to the engagement letter, the Company shall pay to a base fee of $6,500 in cash per month of which $2,000 shall be deferred and paid upon the earlier of six months or a capital raise, and $3,500 per month payable quarterly in advance in common shares of the Company valued at the lower of the share price from the most recent capital raise or 60% of the bid price of the Company’s common stock at the last trading day of the previous quarter with a minimum number of common shares issuable per month of 1,250 shares.

(F) Related party lease agreements

During 2014, the Company entered into lease agreements with non-profit companies and other companies whose director is a beneficial stockholder of the Company. Additionally, in August 2015, the Company entered into two lease agreements with a company owned by this beneficial shareholder of the Company to lease space in Tempe, Arizona and Chino Valley, Arizona. The Tempe lease commenced on September 1, 2015 and expires on August 31, 2035 with base monthly rent $13,500, subject to a 5% annual increase. The Chino Valley lease commenced on August 1, 2015 and expires on July 31, 2035 with base monthly rent $30,000, subject to a 5% annual increase. For the year ended December 31, 2015 and 2014, rental income associated with these related party leases amounted to $980,509 and $140,527, respectively. At December 31, 2015 and 2014, deferred rent receivable – related party amounted to $367,013 and $28,027, respectively. In connection with these leases, the related party tenants shall pay security deposits aggregating $60,000 payable in twelve monthly installments of $5,000 beginning September 1, 2015. At December 31, 2015, security deposits payable to related parties amounted to $26,250. On February 16, 2016, these related party leases were amended (see Note 12).

(G) Rental property acquisition

On January 29, 2014, the Company entered into the Ultra Agreement with Ultra Health, pursuant to which the Company was to acquire a 1,536 square foot modular building to be delivered and erected on the purchased land for total cash payments of $675,000. In connection with the 1,536 square foot modular building discussed above, on April 10, 2015, the Company became a party to a certain case pending in the Superior Court of the State of Arizona in and for Maricopa County, Arizona styled, Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC (“The Defendants”), Case No. CV-2015-004225, wherein the Company alleges, among other things, that the Defendants, alone or in collusion with one another, breached a certain contract for the construction of the Gilbert building, and made material misrepresentations or had negligently misrepresented certain material elements upon which the Company relied, in purchasing the land upon which that building was to be constructed, which the Defendants failed to perform. The Company reviews it rental properties for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on this review, on December 31, 2014, the Company determined that the Gilbert building carrying value of $675,000 was not recoverable and recorded an impairment loss - related party of $675,000. On August 1, 2015, the Company settled this lawsuit (see Note 10).

F-16

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 5 – RELATED PARTY TRANSACTIONS (continued)

(G) Rental property acquisition (continued)

On April 4, 2014, the Company entered into a purchase agreement with Ultra Health pursuant to which the Company acquired a modular building in Green Valley, Arizona for total payment of $87,073.

On May 28, 2014, the Company entered into a purchase agreement with Ultra Health pursuant to which the Company acquired three parcels of land and a building in Mohave County, Arizona for total payments of $260,000.

On August 12, 2014, the Company entered into a real estate purchase agreement with a company owned by Duke Rodriguez, pursuant to which the Company acquired the property located in Bernalillo County, New Mexico consisting of 11.30 acres for total payments of $2,750,000.

On October 22, 2014, Green Valley entered into a real estate purchase and sale agreement with a company owned by Duke Rodriguez, pursuant to which the Company acquired the property located in Green Valley, AZ for a purchase price of $400,000.

(H) Common stock issued for cash

In July 2014, the Company sold 8,750,000 shares of common stock to beneficial shareholders at a price of $0.01 per share for proceeds of $87,500. Additionally, in August 2014, the Company sold 1,000,000 shares of common stock to a beneficial shareholder at a price of $1.00 per share for proceeds of $1,000,000. (See Note 8(B).

(I) Common stock issued for services

On February 10, 2014, the Company issued 2,083 shares of common stock to the chief executive officer of the Company for services rendered. The shares were valued at their fair value of $250,000 using the recent sale price of the common stock on the dates of grant of $120 per common share. In July 2014, the 2,083 shares were returned to the Company and the shares were cancelled and accounted for at par value of $0.001 per share. In connection with these shares, for the year ended December 31, 2014, the Company recorded stock-based compensation expense of $250,000.

NOTE 6 – CONVERTIBLE NOTE PAYABLE

On August 20, 2014, the Company received $500,000 from a stockholder pursuant to the terms of a Senior Convertible Debenture. The Debenture bears interest at 7% and is payable monthly and the principal balance and any remaining unpaid interest is due on the maturity date of August 20, 2017. The holder has the option after 12 months to convert all or a portion of the Debenture into shares of the Company’s common stock at the conversion price of $5.00 per share. As of December 31, 2015 and 2014, the principal balance due and owing under this Debenture is $500,000.

NOTE 7 – MORTGAGE PAYABLE

On March 7, 2014 the Company executed a $2,100,000 mortgage payable to acquire real estate having a carrying value of approximately $4,600,000. The mortgage bears interest at 7.5%. Monthly interest only payments began April 7, 2014 and continue each month thereafter until paid. The entire unpaid balance and accrued interest is due on March 7, 2019, the maturity date of the mortgage and is secured by the underlying property. The mortgage terms do not allow participations by the lender in either the appreciation in the fair value of the mortgaged real estate project or the results of operations of the mortgaged real estate project.

F-17

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 8 – STOCKHOLDERS’ EQUITY

(A) Preferred Stock

On December 13, 2013, the Board of Directors of the Company authorized and approved to create a new class of Preferred Stock consisting of 5,000,000 shares authorized, $.001 par value. The preferred stock is not convertible into any other class or series of stock. The holders of the preferred stock are entitled to fifty (50) votes for each share held. Voting rights are not subject to adjustment for splits that increase or decrease the common shares outstanding. Upon liquidation, the holders of the shares will be entitled to receive $1.00 per share plus redemption provision before assets distributed to other shareholders. The holders of the shares are entitled to dividends equal to common share dividends.

Once any shares of Preferred Stock are outstanding, at least 51% of the total number of shares of Preferred Stock outstanding must approve the following transactions:

a.	Alter or change the rights, preferences or privileges of the Preferred Stock.
b.	Create any new class of stock having preferences over the Preferred Stock.
c.	Repurchase any of our common stock.
d.	Merge or consolidate with any other company, except our wholly-owned subsidiaries.
e.	Sell, convey or otherwise dispose of, or create or incur any mortgage, lien, or charge or encumbrance or security interest in or pledge of, or sell and leaseback, in all or substantially all of our property or business.
f.	Incur, assume or guarantee any indebtedness maturing more than 18 months after the date on which it is incurred, assumed or guaranteed by us, except for operating leases and obligations assumed as part of the purchase price of property.

On December 20, 2013, the Board of Directors of the Company approved the issuance of 700,000 shares of preferred stock to MAC CAM for professional services in connection with setting up the business with respect to commercial properties acquisition and management, and running the daily operations of the Company. On July 22, 2014, these 700,000 shares were redeemed by the Company under an agreement with MAC CAM at a cost of $700.

On July 22, 2014, the Board of Directors accepted a subscription agreement from the McLaren Family LLLP, whose general partner is Alex C. McLaren, a Director and the father of the Company’s current President and CEO Bryan McLaren, for the acquisition of 1,000,000 shares of the Company’s Preferred Stock for cash of $1,000. The Company simultaneously accepted a subscription agreement from a beneficial common stockholder, for the acquisition of 1,000,000 shares of the Company’s preferred stock for cash of $1,000.

In connection with the issuance of super voting control preferred stock on July 22, 2014 (herein referred to as the “Valuation Date”), the Company assessed the fair value of the issued preferred stock issued to a MAC CAM, Gregory Johnston and McLaren Family LLLP for purposes of determining the valuation as set forth in ASC 820–10–35–37 Fair Value in Financial Instruments. Based on an independent appraisal report which utilized the market approach, on the Valuation Date, for the year ended December 31, 2014, the Company recorded stock-based compensation of $3,365,000. The preferred stock issued was valued based upon industry specific control premiums and the Company’s market cap at the time of the transaction. The market approach was utilized to arrive at an indication of equity value based on recent transactions involving the Company’s common stock. The control premium for the Company was based on publicly traded companies or comparable entities which have been recently acquired in arm’s–length transactions. The Company estimated the control premium for the voting control of the preferred stock based on Real Estate industries at 17.5% as of July 22, 2014, based on comparable publicly traded data, adjusted for company-specific factors.

F-18

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 8 – STOCKHOLDERS’ EQUITY (continued)

(B) Common stock issued/redeemed for cash

2014

During the quarter ended March 31, 2014, the Company issued 48,980 shares of restricted common stock at a price of $120 per share to approximately 28 accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended. In July 2014, the Company cancelled 83 shares and returned proceeds of $10,000 to an investor. The total proceeds the Company received from this private placement were approximately $5,858,000 and a subscription receivable of $4,000.

In July 2014, the Company issued 16,637,000 shares of common stock to accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended, at a price of $0.01 per share for proceeds of $166,370.

From August 2014 to December 2014, the Company issued 1,850,000 shares of common stock to accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended at a price of $1.00 per share for proceeds of $1,850,000.

2015

On January 20, 2015, the Company cancelled 225,000 shares of common stock and returned proceeds of $2,250 to an investor.

In May 2015, the Company issued 1,000,000 shares of common stock to accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended, at a price of $1.00 per share for proceeds of $1,000,000.

(C) Common stock issued for services

2014

On January 8, 2014, the Company entered into a consulting service agreement with a consultant for services related to compliance filings in exchange for the issuance of 83 shares of common stock of the Company. The shares were valued at their fair value of $10,000 using the recent sale price of the common stock on the dates of grant of $120 per common share and the Company recorded stock-based consulting fees of $10,000.

On January 22, 2014, the Company issued 833 shares of common stock and paid $20,000 in cash to Cumbre Investment LLC, a company controlled by a stockholder, to acquire Right of First Refusal on certain properties and the right to a 30% share of the proceeds of the future sale of such property. The shares were valued at their fair value of $100,000 using the recent sale price of the common stock on the dates of grant of $120 per common share and accordingly, the Company recorded assignment fees of $100,000 which has been included in professional fees in the accompanying consolidated statement of operations.

On January 28, 2014, the Company entered into two consulting service agreements with two consultant/stockholders for business development services in exchange for the aggregate issuance of 834 shares of common stock of the Company. The shares were valued at their fair value of $100,000 using the recent sale price of the common stock on the dates of grant of $120 per common share. Accordingly, the Company recorded prepaid expenses of $100,000 which will be amortized into consulting expense over term of the agreements. In July 2014, the 834 shares were returned to the Company and cancelled. In connection with these shares, the Company recorded stock-based consulting fees of $47,221 and on the date of cancellation, the Company reclassified the remaining unamortized prepaid expense of $52,779 to additional paid-in capital.

F-19

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 8 – STOCKHOLDERS’ EQUITY (continued)

(C) Common stock issued for services (continued)

2014 (continued)

On January 29, 2014, in connection with the Ultra Agreement (see Note 3) with Ultra Health, the Company issued 1,167 shares of common stock of the Company as a consulting fee to Ultra for their assistance in helping the Company pursue a certificate of occupancy and authorization to operate under the AZ Medical Marijuana Act. On November 12, 2014 the Company declared Ultra Health, Inc. to be in default under the terms of the Agreement for failure to timely deliver a certificate of occupancy and authorization to operate under the AZ Medical Marijuana Act, as was required. The shares were valued at their fair value of $140,000 using the recent sale price of the common stock on the dates of grant of $120 per common share. Accordingly, for the year ended December 31, 2014, the Company recorded stock-based consulting expense of $140,000.

On February 10, 2014, the Company issued 2,083 shares of common stock to the chief executive officer of the Company for services rendered. The shares were valued at their fair value of $250,000 using the recent sale price of the common stock on the dates of grant of $120 per common share. In July 2014, the 2,083 shares were returned to the Company and the shares were cancelled and accounted for at par value of $0.001 per share. In connection with these shares, for the year ended December 31, 2014, the Company recorded stock-based compensation expense of $250,000.

On May 27, 2014, the Company issued 2,083 shares of common stock to a consultant for services rendered. The shares were valued at their fair value of $130,188 using the recent sale price of the common stock on the dates of grant of $120 per common share and accordingly, the Company recorded stock-based consulting fees of $130,188.

2015

On January 10, 2015, the Company issued an aggregate of 30,000 shares of common stock to three members of the Company’s board of directors (10,000 each) for services rendered. The shares were valued at their fair value of $30,000 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. In connection with these shares, in January 2015, the Company recorded stock-based compensation expense of $30,000.

On May 1, 2015, the Company entered into a five year employment agreement with an officer of the Company. In connection with this employment agreement, the Company issued 15,000 shares of its common stock. The shares were valued at their fair value of $15,000 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. Accordingly, the Company recorded compensation expense of $15,000.

In July 2015, the Company issued 2,500 shares of common stock to an employee for services rendered. The shares were valued at their fair value of $2,500 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. In connection with these shares, in July 2015, the Company recorded compensation expense of $2,500.

Effective September 1, 2015, the Company entered into a one year consulting agreement with an investor relations firm for investor relations services. In connection with this consulting agreement, the Company shall compensate the consultant for services rendered 1) cash of $5,000 per month and 2) 7,500 restricted shares to be issued within the first thirty days of the contractual period and an additional 7,500 shares of restricted stock to be issued at the end of month seven. On September 30, 2015, the Company issued 7,500 shares of restricted stock. The shares were valued at their fair value of $7,500 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. Accordingly, the Company recorded consulting fees of $7,500.

On October 23, 2015, the Company issued 1,000 shares of its common stock for services rendered. The shares were valued at their fair value of $5,000 based on the value of services rendered. In connection with these shares, in October 2015, the Company recorded compensation expense of $5,000.

F-20

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 8 – STOCKHOLDERS’ EQUITY (continued)

(C) Common stock issued for services (continued)

2015 (continued)

On October 23, 2015, pursuant to an engagement letter, the Company issued 19,600 shares of its common stock to a Company majority owned by the Company’s chief financial officer (“CFO”) for services rendered. The shares were valued at their fair value of $19,600 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. In connection with these shares, in October 2015, the Company recorded compensation expense of $19,600.

(D) Equity Incentive Plan

On October 1, 2014, the Board of Directors authorized the 2014 Equity Compensation Plan the (“Plan”), which reserved 10,000,000 shares of common stock. The number of shares of common stock available for issuance under the Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2015, by an amount equal to one and one-half percent (1.5%) of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 400,000 shares of common stock. If any share of common stock that have been granted pursuant to a stock option ceases to be subject to a stock option, or if any shares of common stock that are subject to any other stock-based award granted are forfeited or terminates, such shares shall again be available for distribution in connection with future grants and awards under the Plan, The Plans purpose is to enable the Company to offer its employees, officers, directors and consultants an opportunity to acquire a proprietary interest in the Company for their contributions. As of December 31, 2015, 1,550,000 options have been granted pursuant to the Plan and 8,450,000 shares are available for future issuance. Through December 31, 2014, no equity instruments had been issued pursuant to the Plan.

(E) Common stock issued for rental property

On January 22, 2014, the Company entered into a real estate purchase agreement with a stockholder pursuant to which the Company acquired land located in Gilbert, Arizona for $266,667, of which $250,000 was paid in cash and $16,667 was paid by issuing 139 shares of the common stock of the Company valued at $120 per common share based on recent sales of the Company’s common stock.

(F) Common stock issued for convertible debt - related parties and other

During the first quarter of 2014, the Company issued a total of 24,382 shares of common stock of the Company to settle the principal obligations of certain convertible notes payable - related parties aggregating $244,413 (See Note 5(B)), convertible notes of $85,000, and all related accrued interest payable in amount of $4,027. In connection with these shares, for the year ended December 31, 2014, the Company reduced principal amounts due under these convertible notes by $329,413, reduced accrued interest expense by $4,027, and recorded interest expense - related parties of $63,443 which represents an interest charge related the calculation of a beneficial conversion feature upon the conversion of accrued interest payable at a discount to the fair market value of the Company’s common stock on the date of conversion. In July 2014, 23,666 of these shares were returned to the Company and the shares were cancelled and accounted for at par value of $0.001 per share.

(G) Common stock issued for settlement

On June 16, 2015, the Company issued 50,000 shares of common stock in connection with a settlement agreement related to a claim. The shares were valued at their fair value of $50,000 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. In connection with these shares, in June 2015, the Company recorded settlement expense of $50,000.

F-21

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 8 – STOCKHOLDERS’ EQUITY (continued)

(H) Common stock redeemed and cancelled

On September 1, 2013, the Company issued 125,000 shares of common stock at $1.20 per share to Marc Brannigan, the Company’s former chief executive officer for the assumption of a liability of $150,000. At September 1, 2013, the 125,000 shares of common stock represented approximately 91.54% of the issued and outstanding voting power of the Company. The transaction resulted in a change in control of the Company. On April 14, 2014, the former chief executive officer of the Company returned 21,583 of such of common shares to the Company. The shares were cancelled and accounted for at par value of $0.001 per share.

On August 1, 2015, the Defendants returned 2,496,054 shares of common stock to the Company and the Company cancelled such shares. On the Settlement Date, such shares were valued at $1,406,603 or $0.5635 per common share which represents the cost of the treasury shares purchased and retired. (See Note 10).

(I) Stock options granted pursuant to consulting and employment agreements

On May 6, 2015, the Company entered into a 36-month consulting agreement with a stockholder for business advisory services. In connection with this consulting agreement, the Company granted options to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $1.00 per share under the Company’s 2014 Employee Stock Option Plan. The options vest as to 125,000 of such shares on July 1, 2015 and for each quarter thereafter through April 1, 2017, and expire on May 5, 2025 or earlier due to employment termination. The fair value of this option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 120%; risk-free interest rate of 2.25%; and, an estimated holding period of 10 years. In connection with these options, the Company valued these options at a fair value of $948,400 and will record stock-based consulting expense over the vesting period. For the year ended December 31, 2015, the Company recorded consulting expense of $654,054 related to these options.

In connection with an employment agreement with a former officer of the Company, the Company granted options to purchase 300,000 shares of the Company’s common stock at an exercise price of $1.00 per share to the employee under the Company’s 2014 Employee Stock Option Plan. The options vest as to 50,000 of such shares on August 1, 2015, 50,000 options vest on May 1, 2016 and for each year thereafter through May 1, 2020, and expire five years from the date of grant or earlier due to employment termination. The fair value of this option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 120%; risk-free interest rate of 1.50%; and, an estimated holding period of 5 years. In connection with these options, the Company valued these options at a fair value of $248,100 and will record stock-based consulting expense over the vesting period. For the year ended December 31, 2015, the Company recorded stock-based compensation expense of $104,294. In January 2016, the employee resigned and the employment agreement was terminated. Accordingly, in January 2016, all non-vested options were cancelled.

On December 30, 2015, the Company granted the Company’s Chief Executive Officer and President an option (the “Option”), pursuant to the Company’s 2014 Equity Compensation Plan, to purchase 250,000 of the Company’s common stock at an exercise price of $1.00 per share. The grant date of the Option was December 30, 2015 and the Options expire on December 30, 2026. The options vest as to 25,000 of such shares on December 30, 2015, 25,000 options vest on December 30, 2016 and for each year thereafter through December 30, 2026. The fair value of this option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 120%; risk-free interest rate of 2.31%; and, an estimated holding period of 10 years. In connection with these options, the Company valued these options at a fair value of $237,150 and will record stock-based consulting expense over the vesting period. For the year ended December 31, 2015, the Company recorded stock-based compensation expense of $23,715.

F-22

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 8 – STOCKHOLDERS’ EQUITY (continued)

(I) Stock options granted pursuant to consulting and employment agreements (continued)

At December 31, 2015, there were 1,550,000 options granted and 325,000 options vested and exercisable. As of December 31, 2015, there was $651,587 unvested stock-based compensation expense to be recognized through December 2024. The aggregate intrinsic value at December 31, 2015 was $0 and was calculated based on the difference between the Company’s share price established in its most recent PPM and the exercise price of the underlying options.

Stock option activities for the year ended December 31, 2015 and 2014 are summarized as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance Outstanding December 31, 2014	-	$-	-	$-
Granted	1,550,000	1.00	-	-
Exercised/Forfeited	-	-	-	-
Balance Outstanding December 31, 2015	1,550,000	$1.00	7.95	$-

Exercisable, December 31, 2015	325,000	$1.00	8.71	$-

NOTE 9 - INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets at December 31, 2015 and 2014 consist of net operating loss carryforwards. The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of the attainment of future taxable income. The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2015 and 2014 were as follows:

	Years Ended December 31,
	2015	2014
Income tax expense (benefit) at U.S. statutory rate of 34%	$(584,775)	$(1,961,253)
Income tax benefit – state	(111,795)	(374,946)
Non-deductible expenses	316,736	1,718,378
Change in valuation allowance	379,834	617,821
Total provision for income tax	$-	$-

The Company’s approximate net deferred tax asset as of December 31, 2015 and 2014 was as follows:

Deferred Tax Asset:	December 31, 2015	December 31, 2014
Net operating loss carryforward	$1,057,973	$678,139
Total deferred tax asset	1,057,973	678,139
Less: deferred tax liability: deferred rent receivable	(152,248)	(11,351)
Net deferred tax assets before valuation allowance	905,725	666,788
Valuation allowance	(905,725)	(666,788)
Net deferred tax asset	$-	$-

F-23

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 9 - INCOME TAXES (continued)

The net operating loss carryforward was approximately $2,612,280 at December 31, 2015. The Company provided a valuation allowance equal to the deferred income tax asset for the years ended December 31, 2015 and 2014 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. The increase in the allowance was $238,937 in 2015. The potential tax benefit arising from the loss carryforward will expire in 2035.

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to an annual limitation as a result of ownership changes that could occur in the future. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2015 and 2014 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

Interest and penalties associated with unrecognized tax benefits, if any, are classified as additional income taxes in the statement of operations.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Legal matters

Holistic Patient Wellness Group, LLC v. Zoned Properties, Inc.; Court Filed: Maricopa County Superior Court, Arizona; Case Number: CV2014-003047, which has been consolidated with CV2014-005642; Date Filed: March 14, 2014

Holistic Patient Wellness Group, LLC (“HPWG”) leased from the Company retail space in Tempe, Arizona to operate a medical marijuana dispensary. HPWG claims that the Company violated the terms of the lease for various reasons. On May 23, 2014, the Company concluded that HPWG had breached the lease, and terminated the lease and retook possession of the property. On May 27, 2014, HPWG filed a petition for an order to show cause, seeking an expedited ruling on its claim that Zoned violated the terms of the stipulated preliminary injunction. The court re-set the hearing multiple times, ultimately continuing it until March 17, 2015. On April 27, 2015, two entities related to HPWG moved for leave to amend their answer and counterclaim to assert several new claims against new parties, including the Company. On June 2, 2015, the court sua sponte denied the motion. On August 17, 2015, the court granted a renewed request made by the two entities related to HPWG to move for leave to amend their answer and counterclaim, but expressly afforded us an opportunity to respond in opposition to such a motion. On October 20, 2015, HPWG filed a motion to enforce a purported settlement agreement with us and to dismiss its claims against us. We responded in opposition to the motion, because (i) the mutual release in the purported settlement agreement was too broad in its scope, and (ii) we want to preserve our right to seek an award of attorney’s fees and costs against HPWG. On February 1, 2016, the Court granted HPWG’s motion to enforce the settlement agreement and to dismiss the claims against the Company, each party to bear its own attorneys’ fees and costs. As of February 25, 2016, the parties had submitted proposed forms of judgment and are waiting for the Court to enter final judgment dismissing the Company from the lawsuit. The Company has no financial obligations to HPWG as result of the settlement and dismissal.

F-24

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 10 – COMMITMENTS AND CONTINGENCIES (continued)

Healing Healthcare 3, Inc.; Xingang, LLC v. v. Zoned Properties, Inc., et al.; Court Filed: Maricopa County Superior Court, Arizona; Case Number: CV2015-012264; Date Filed: October 21, 2015.

In lieu of filing an amended complaint in Holistic Patient Wellness Group, LLC v. Zoned Properties, Inc.; Court Filed: Maricopa County Superior Court, Arizona; Case Number: CV2014-00304 (see above), Healing Healthcare 3, Inc. (“HH3”) and Xingang, LLC filed a new complaint against the Company, our President and CEO Bryan McLaren, Board Member Alex McLaren, and our wholly-owned subsidiary Tempe Industrial Properties, LLC, among others. As in the prior action, the complaint concerns the Company’s lease of retail space in Tempe, Arizona to operate a medical marijuana dispensary. HH3 and Xingang claim that the Company and its related parties violated the terms of the lease for various reasons. On May 23, 2014, the Company concluded that the lease had been breached, and terminated the lease and retook possession of the property. Plaintiffs have asserted various contract and tort claims against the Company and its related parties, and seek $10,000 per day “for each day that [the Company] remained in possession of the Tempe Property in violation of the Lease,” attorneys’ fees and costs, treble damages, punitive damages, and interest. The complaint was served on the Company and its related parties on February 17, 2016, and is still being evaluated. It is anticipated that a timely response will be filed on or before March 15, 2016.

In a letter dated February 4, 2016, the Company’s former Chief Operating Officer (“Former COO”), through legal counsel, made a written demand on the Company related to her resignation on December 29, 2015. In her letter, the Former COO alleges, among other things, that the Company refused to establish a bonus program for her, as had been represented to her before she joined the Company, that she was not allowed to perform her duties, and that she was subject to “mistreatment” by the Chief Executive Officer. The Former COO has demanded $500,000 to settle her purported claims. On February 18, 2016, the Company responded to the Former COO’s written demand, denied all liability, and offered an additional one-month of severance pay (approximately $8,350) in exchange for a full release to settle the dispute. As of March 9, 2016, the Former COO has not responded. The Company believe that the Former COO’s allegations are without merit and will vigorously defend against any claims or a lawsuit.

Litigation settlement

Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC

On April 10, 2015, the Company became a party to a certain case pending in the Superior Court of the State of Arizona in and for Maricopa County, Arizona styled, Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC (“The Defendants”), Case No. CV-2015-004225, wherein the Company alleges, among other things, that the Defendants, alone or in collusion with one another, breached a certain contract for the construction of the Gilbert building, and had made material misrepresentations or had negligently misrepresented certain material elements upon which the Company relied in purchasing the land upon which that building was to be constructed, which the Defendants failed to deliver (See Note 3). On June 8, 2015, the Company filed a motion to dismiss the counterclaim. The motion to dismiss has been fully-briefed and was set for oral argument on August 7, 2015. On July 9, 2015 and effective August 1, 2015, the Company entered into a settlement agreement with the Defendants that, among other things, settles the pending claims and grants mutual general releases. Under the terms of the settlement:

1.	On August 1, 2015, the Company transferred title to its Bernalillo, New Mexico property to Defendants. At June 30, 2015 and December 31, 2014, the carrying value of this property was $2,719,658 and $2,737,863, respectively. In connection with such property, the Company forfeited quarterly straight-lined rental revenue of approximately of $287,000 through September 2024. For the years ended December 31, 2015, rental revenues from this property amounted to $150,000 and $30,000, respectively.
2.	The Defendants returned 2,496,054 shares of common stock to the Company and the Company cancelled such shares. On the Settlement Date, such shares were valued at $1,406,603 or $0.5635 per common share which represents the cost of the treasury shares purchased and retired.
3.	The Defendants effectuated the transfer of four parcels of property in Chino Valley, Arizona to the Company which consists of approximately 48 Acres of land and the Company acquired an additional parcel in Chino Valley for $200,000 in cash. Based on an independent appraisal, on the Settlement Date, the fair value of property obtained, consisting of land, buildings and improvements, amounted to approximately $1,528,000.
4.	The Company obtained water rights associated with property in Chino Valley, Arizona effective December 31, 2015.

In connection with the settlement, on the Settlement Date, the Company did not record any settlement gain or loss.

F-25

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 10 – COMMITMENTS AND CONTINGENCIES (continued)

Lease

On February 1, 2014 the Company executed a 39-months operating lease for its office space. The annual rent during year one is $31,302, year two is $32,241 and year three $33,215. The Company also paid a security deposit of $3,267. In August 2015, the Company subleased this property for the remainder of the lease term.

For the years ended December 31, 2015 and 2014, rent expense, net of sublease income of $10,662 and $0, was $45,357 and $21,313, respectively.

Future minimum lease payments under non-cancelable operating leases at December 31, 2015 are as follows:

Years ending December 31,
2016	$33,721
2017	8,554
Total minimum non-cancelable operating lease payments	$42,275

NOTE 11 – CONCENTRATIONS

Rental income and rent receivable – related parties

During 2014, the Company entered into lease agreements with non-profit companies whose director is a beneficial stockholder of the Company. Additionally, during year ended December 31, 2015, the Company entered into lease agreements with companies owned by this beneficial stockholder of the Company. For the years ended December 31, 2015 and 2014, rental revenue associated with these leases amounted to $980,509 and $140,527, respectively. For the years ended December 31, 2015 and 2014, rental income - related parties represents 70.3% and 30.0% of total revenues, respectively. At December 31, 2015 and 2014, deferred rent receivable – related parties amounted to $367,013 and $28,027, respectively. A reduction in sales from or loss of such related party leases would have a material adverse effect on our consolidated results of operations and financial condition.

NOTE 12 – SUBSEQUENT EVENTS

Rental property acquisitions

On February 16, 2016, Chino Valley entered into a letter of intent (the “Chino Valley LOI”) with C3C3 Group, LLC (the “Tenant”) and Broken Arrow Herbal Center, Inc. (“Broken Arrow”). Each of the Tenant and Broken Arrow are owned by Alan Abrams, a significant stockholder of the Company.

Pursuant to the terms of the Chino Valley LOI, the parties agreed to amend the existing lease agreement, dated August 6, 2015, to provide for the lease by Chino Valley to Tenant of approximately 45,000 square feet of space in Chino Valley, Arizona. The monthly rent due, pursuant to the terms of the Chino Valley LOI, will be $70,833 beginning June 1, 2016 and $127,500 beginning August 1, 2016; however, the increased rental revenue will be contingent upon the completion of the constructed expansion at the facility. In subsequent years beginning August 1, 2017, there will be a 5% annual increase in the monthly rent. The parties identified a budget of $2,000,000 for developing the property and constructing the tenant improvements. The Chino Valley LOI and the Amendment to the lease agreement shall be contingent upon: (a) the Company obtaining financing for the development of the premises and the construction of the tenant improvements in such amount and on such terms and provisions as are acceptable to the Company in our sole and absolute discretion from a lender approved by us in our sole discretion, and (b) approval by the Town of Chino Valley of the Phased Protected Development Rights Plan. In the event that the contingencies have not been satisfied, this LOI shall terminate, and all of the deposits, except for $100.00, shall be returned to Tenant.

F-26

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

NOTE 12 – SUBSEQUENT EVENTS (continued)

Rental property acquisitions (continued)

On February 17, 2016, Zoned Colorado Properties, LLC (“Zoned Colorado”), a wholly owned subsidiary of the Company, entered into a letter of intent (the “Parachute LOI”) with Parachute Development Corporation (“Parachute”) pursuant to which the parties agreed to the material terms of a purchase agreement to be entered into by the parties.

Pursuant to the terms of the Parachute LOI, the parties will have the option to execute a purchase agreement consistent with the terms of the Parachute LOI no later than 45 business days after execution of the Parachute LOI. The purchase agreement will provide for the purchase of property in Parachute, Colorado, by Zoned Colorado and the sale of such property by Parachute. The purchase price of the property will be $499,857. Zoned Colorado will pay 55% of the purchase price in cash. Parachute will finance 45% of the purchase price at an interest rate of 6.5% amortized over a five-year period, with a balloon payment at the end of the fifth year. Payments will be made monthly and there will be no pre-payment penalty. Zoned Colorado will have a right of first refusal on three additional lots owned by Parachute in Parachute, Colorado. The Parachute LOI provides that the purchase agreement will be subject to certain contingencies, including that Zoned Colorado must obtain financing for the purchase and development of the property, the grant of a special use permit by the Town of Parachute, and the tenant’s obtaining a license to cultivate on the property.

Common shares issued

On January 1, 2016, pursuant to an engagement letter dated in October 2015, the Company issued 3,750 shares of its common stock to a Company majority owned by the Company’s CFO for services rendered. The shares were valued at their fair value of $10,500 or $2.80 per common share which was the fair value on the date of grant based on the value of services to be rendered. In connection with these shares, in January 2016, the Company recorded stock-based compensation expense of $10,500.

On January 27, 2016, the Company issued an aggregate of 30,000 shares of common stock to three members of the Company’s board of directors (10,000 each) for services rendered. The shares were valued at their fair value of $135,000 using the quoted share price on the dates of grant of $4.50 per common share. In connection with these shares, in January 2016, the Company recorded stock-based compensation expense of $135,000.

On February 1, 2016, pursuant to an engagement letter effective January 28, 2016, the Company agreed to issue an aggregate of 30,000 shares of its common stock to a company for architectural and design services to be rendered. Pursuant to the agreement, the Company shall issue 10,000 shares of common stock immediately and 20,000 shares of common stock at the completion of the engagement. The initial shares were valued at their fair value of $45,000 using the quoted share price on the dates of grant of $4.50 per common share. In connection with these shares, on February 1, 2016, the Company shall capitalize such costs of $45,000 as part of construction in process to be depreciated over the life of the building improvements. The Company shall value the remaining 20,000 shares when issued using the quoted share price on the measurement date, which shall be the date that the services are completed.

F-27

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Cash	$1,052,504	$1,281,464
Rental properties, net (See Note 3)	7,436,771	7,224,593
Deferred rent receivable	11,879	8,909
Deferred rent receivable - related parties	493,375	367,013
Real estate tax escrow	18,471	46,072
Prepaid expenses and other current assets	98,933	105,684
Property and equipment, net	44,791	46,488
Security deposits	8,158	8,158

TOTAL ASSETS	$9,164,882	$9,088,381

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Mortgage payable	$2,100,000	$2,100,000
Convertible note payable	500,000	500,000
Convertible note payable - related party	500,000	500,000
Accounts payable	68,296	36,797
Accrued expenses	69,896	92,044
Accrued expenses - related parties	59,292	56,542
Security deposits payable	67,214	62,440

Total Liabilities	3,364,698	3,347,823

Commitments and Contingencies (See Note 9)

STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value, 5,000,000 shares authorized; 2,000,000 shares issued and outstanding at March 31, 2016 and December 31, 2015 ($1.00 per share liquidation preference)	2,000	2,000
Common stock: $.001 par value, 100,000,000 shares authorized; 17,132,100 and 17,080,850 issued and outstanding at March 31, 2016 and December 31, 2015, respectively	17,132	17,081
Additional paid-in capital	19,709,182	19,412,954
Accumulated deficit	(13,928,130)	(13,691,477)

Total Stockholders' Equity	5,800,184	5,740,558

Total Liabilities and Stockholders' Equity	$9,164,882	$9,088,381

See accompanying condensed notes to unaudited consolidated financial statements.

F-28

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31,
	2016	2015
	(Unaudited)	(Unaudited)
REVENUES:
Rental revenues	$60,880	$82,175
Rental revenues - related parties	345,526	145,111

Total Revenues	406,406	227,286

OPERATING EXPENSES:
Compensation and benefits	179,824	66,926
Professional fees	276,522	121,005
General and administrative expenses	51,621	62,171
Depreciation and amortization	41,098	37,186
Property operating expenses	15,460	14,557
Real estate taxes	21,661	14,667
Consulting fees - related parties	-	21,250
Settlement expense	-	17,500

Total Operating Expenses	586,186	355,262

LOSS FROM OPERATIONS	(179,780)	(127,976)

OTHER INCOME (EXPENSES):
Interest expenses	(48,123)	(48,123)
Interest expenses - related parties	(8,750)	(8,750)
Interest income	-	283

Total Other Expenses, net	(56,873)	(56,590)

LOSS BEFORE INCOME TAXES	(236,653)	(184,566)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(236,653)	$(184,566)

NET LOSS PER COMMON SHARE:
Basic and Diluted	$(0.01)	$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	17,112,141	18,527,971

See accompanying condensed notes to unaudited consolidated financial statements.

F-29

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31,
	2016	2015
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(236,653)	$(184,566)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	41,098	37,186
Stock-based compensation	185,550	30,000
Accretion of stock-based stock option expense	65,729	-
Deferred rent receivable	(2,970)	-
Deferred rent receivable - related parties	(126,362)	(28,027)
Change in operating assets and liabilities:
Real estate tax escrow	27,601	(11,844)
Prepaid expenses and other assets	6,751	(29,415)
Security deposits	-	(1,860)
Accounts payable	31,499	30,279
Accrued expenses	(22,148)	34,502
Accrued expenses - related parties	2,750	33,000
Security deposits payable	4,774	-

NET CASH USED IN OPERATING ACTIVITIES	(22,381)	(90,745)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of buildings and improvements	(206,579)	-
Acquisition of property and equipment	-	(2,491)

NET CASH USED IN INVESTING ACTIVITIES	(206,579)	(2,491)

CASH FLOWS FROM FINANCING ACTIVITIES
Redemption of common stock	-	(2,250)

NET CASH USED IN FINANCING ACTIVITIES	-	(2,250)

NET DECREASE IN CASH	(228,960)	(95,486)

CASH, beginning of period	1,281,464	1,066,377

CASH, end of period	$1,052,504	$970,891

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest
Interest	$48,123	$48,123
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for buildings and improvements	$45,000	$-

See accompanying condensed notes to unaudited consolidated financial statements.

F-30

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2016

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Organization

Zoned Properties, Inc., formerly Vanguard Minerals Corporation (“Zoned Properties” or the “Company”), was incorporated in the State of Nevada on August 25, 2003. On May 2, 2006, the Company changed its name to Knewtrino, Inc. On August 10, 2007, the Company changed its name to Vanguard Minerals Corporation. On October 2, 2013, the Company changed its name to Zoned Properties, Inc. to reflect its maturing business model that focuses on commercial property acquisition and development.

The Company is a strategic real estate development firm whose primary mission is to identify, develop, and lease sophisticated, safe, and sustainable properties in emerging industries, including the licensed medical marijuana industry. The Company acquires commercial properties that face unique zoning challenges and identifies solutions that can potentially have a major impact on the cash flow and value generated. Zoned Properties targets commercial properties that can be acquired and potentially re-zoned for specific purposes. Zoned Properties does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substances Act.

The Company has the following wholly-owned subsidiaries:

●	Gilbert Property Management, LLC was organized in the State of Arizona on February 10, 2014.

●	Tempe Industrial Properties, LLC was organized in the State of Arizona on February 19, 2014.

●	Chino Valley Properties, LLC (“Chino Valley”) was organized in the State of Arizona on April 15, 2014.

●	Kingman Property Group, LLC was organized in the State of Arizona on April 15, 2014.

●	Green Valley Group, LLC (“Green Valley”) organized in the State of Arizona on April 15, 2014.

●	Zoned Oregon Properties, LLC was organized in the State of Oregon on June 16, 2015.

●	Zoned Colorado Properties, LLC was organized in the State of Colorado on September 17, 2015.

●	Zoned Illinois Properties, LLC was organized in the State of Illinois on July 15, 2015.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principals of consolidation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

The condensed consolidated financial statements for the three months ended March 31, 2016 and 2015 have been prepared by us without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments necessary to present fairly our financial position, results of operations, and cash flows as of March 31, 2016 and 2015, and for the periods then ended, have been made. Those adjustments consist of normal and recurring adjustments.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates for the three months ended March 31, 2016 and 2015 include the collectability of rent, the useful life of rental properties and property and equipment, assumptions used in assessing impairment of long-term assets, valuation allowances for deferred tax assets, and the fair value of non-cash equity transactions, including options and stock-based compensation.

Risks and uncertainties

The Company’s operations are subject to risk and uncertainties including financial, operational, regulatory and other risks including the potential risk of business failure. The Company conducts a significant portion of its business in Arizona. Consequently, any significant economic downturn in the Arizona market could potentially have an effect on the Company’s business, results of operations and financial condition.

F-31

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2016

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, note receivable, deferred rent receivable, prepaid expenses and other current assets, real estate tax escrow, short-term notes payable, mortgages payable, convertible notes payable, accounts payable, accrued expenses, and other payables approximate their fair market value based on the short-term maturity of these instruments.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (the “FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC Topic 820.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments. The majority of the Company’s cash and cash equivalents are held at major commercial banks, which may at times exceed the Federal Deposit Insurance Corporation (“FDIC”) limit. To date, the Company has not experienced any losses on its invested cash. The Company had no cash equivalents at March 31, 2016 and December 31, 2015. At March 31, 2016, the Company had approximately $802,500 of cash in excess of FDIC limits.

Accounts receivable

The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The expense associated with the allowance for doubtful accounts is recognized in general and administrative expense.

Real estate tax escrow

Real estate tax escrow consists of funds held for the purpose of real estate taxes owed. These funds will be released as required to satisfy tax payments as due.

Rental properties

Rental properties are carried at cost less accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental properties are capitalized. Maintenance and repair expenses are charged to expense as incurred. Depreciation is recognized on a straight-line basis over estimated useful lives of the assets, which range from 7 to 39 years. Tenant improvements are amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the assets.

Upon the acquisition of real estate, we assess the fair value of acquired assets (including land, buildings and improvements, identified intangibles, such as acquired above-market leases and acquired in-place leases) and acquired liabilities (such as acquired below-market leases) and allocate the purchase price based on these assessments. The Company assesses fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known trends, and market/economic conditions. The Company records acquired intangible assets (including acquired above-market leases and acquired in-place leases) and acquired intangible liabilities (including below-market leases) at their estimated fair value. The Company amortizes acquired above-and below-market leases as a decrease or increase to rental income, respectively, over the lives of the respective leases. Amortization of acquired in-place leases is included as a component of depreciation and amortization. For the three months ended March 31, 2016 and 2015, there were no acquired in-place leases.

F-32

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2016

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Rental properties (continued)

The Company’s properties, including any related intangible assets, are individually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the property’s carrying amount over its estimated fair value. Impairment analyses are based on our current plans, intended holding periods and available market information at the time the analyses are prepared. If the Company’s estimates of the projected future cash flows, anticipated holding periods, or market conditions change, the Company’s evaluation of impairment losses may be different and such differences could be material to its consolidated financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses. For the three months ended March 31, 2016 and 2015, the Company did not record any impairment losses.

The Company has capitalized land, which is not subject to depreciation.

Property and equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives. The Company uses a five year life for office equipment, seven years for furniture and fixtures, and 5 to 10 years for vehicles. Expenditures for maintenance and repairs are charged to expense as incurred. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

The Company examines the possibility of decreases in the value of these assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Revenue recognition

Rental income includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease, which includes the effects of rent steps and rent abatements under the leases. We commence rental revenue recognition when the tenant takes possession of the leased space or controls the physical use of the leased space and the leased space is substantially ready for its intended use. Rental income also includes the amortization of acquired above-and below-market leases, net. Beginning in 2014, the Company began generating revenues from the non-residential rental properties.

Certain of the Company’s leases currently contain rental increases at specified intervals. The Company records as an asset, and include in revenue, rents receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rents receivable in the accompanying balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the lease terms. Accordingly, management determines to what extent the deferred rent receivable applicable to each specific tenant is collectible. The Company reviews material rents receivable and takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of rent receivable with respect to any given tenant is in doubt, we record an increase in the allowance for uncollectible accounts or the Company records a direct write-off of the specific rent receivable. No such reserves related to deferred rent receivable have been recorded as of March 31, 2016 and December 31, 2015. For the three months ended March 31, 2015, in connection with certain related party leases, the Company only included in revenues the amount of rents received from the related parties in accordance with the lease terms since on August 1, 2015, the Company transferred title to its Bernalillo, New Mexico property and the respective related party lease as part of a settlement agreement, and cancelled a related party lease in June 2015.

F-33

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2016

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Basic income (loss) per share

Basic income (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. All potentially dilutive common shares were excluded from the computation of diluted shares outstanding as they would have an anti-dilutive impact on the Company’s net losses and consisted of the following:

	March 31, 2016	March 31, 2015
Convertible debt	200,000	200,000
Stock options	1,300,000	0

Segment reporting

The Company’s business is comprised of one reportable segment. The Company has determined that its properties have similar economic characteristics to be aggregated into one reportable segment (operating, leasing and managing commercial properties). The Company’s determination was based primarily on its method of internal reporting.

Income tax

Deferred income tax assets and liabilities arise from temporary differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending upon the classification of the asset or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows the provisions of FASB ASC 740-10 “Uncertainty in Income Taxes” (ASC 740-10). Certain recognition thresholds must be met before a tax position is recognized in the financial statements. An entity may only recognize or continue to recognize tax positions that meet a “more-likely-than-not” threshold.

The Company does not believe it has any uncertain tax positions as of March 31, 2016 and 2015 that would require either recognition or disclosure in the accompanying consolidated financial statements.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the service period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

F-34

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2016

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently issued accounting pronouncements

In May 2014, the FASB issued an update (“ASU 2014-09”) Revenue from Contracts with Customers. ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance and notes that lease contracts with customers are a scope exception. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. On August 12, 2015, the FASB issued ASU No. 2015-14 to defer the effective date of ASU No. 2014-09. Public business entities may elect to adopt the amendments as of the original effective date; however, adoption is required for annual reporting periods beginning after December 15, 2017. The Company is currently assessing the impact of the guidance on our consolidated financial statements and notes to our consolidated financial statements.

In June 2014, the FASB issued an update (“ASU 2014-12”) to ASC Topic 718, Compensation – Stock Compensation. ASU 2014-12 requires an entity to treat performance targets that can be met after the requisite service period of a share based award has ended, as a performance condition that affects vesting. ASU 2014-12 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2015. The adoption of ASU 2014-12 did not have a material effect on the Company’s financial position, results of operations and cash flows.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, that will require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management will assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance date. Substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. The new standard defines substantial doubt and provides example indicators. Disclosures will be required if conditions give rise to substantial doubt. However, management will need to assess if its plans will alleviate substantial doubt to determine the specific disclosures. This standard is effective for public entities for annual periods ending after December 15, 2016. Earlier application of this standard is permitted. This standard is not expected to have a material effect on the Company’s financial position, results of operations and cash flows.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which requires entities to present deferred tax assets and deferred tax liabilities as noncurrent in a classified balance sheet. The ASU simplifies the current guidance in ASC Topic 740, Income Taxes, which requires entities to separately present deferred tax assets and liabilities as current and noncurrent in a classified balance sheet. ASU 2015-17 is effective for fiscal years beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. The Company does not expect the impact of ASU 2015-17 to be material to its consolidated financial statements.

On January 5, 2016, the FASB issued ASU No. 2016-01 to amend the accounting guidance on the classification and measurement of financial instruments. The standard requires that all investments in equity securities, including other ownership interests, are carried at fair value through net income. This requirement does not apply to investments that qualify for equity method accounting or to those that result in consolidation of the investee or for which the entity has elected the predictability exception to fair value measurement. Additionally, the standard requires that the portion of the total fair value change caused by a change in instrument-specific credit risk for financial liabilities for which the fair value option has been elected would be recognized in other comprehensive income. Any accumulated amount remaining in other comprehensive income is reclassified to earnings when the liability is extinguished. The Company does not anticipate the guidance to have a material impact on its consolidated financial statements or notes to its consolidated financial statements.

On February 25, 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02”) to amend the accounting guidance for leases. The accounting applied by a lessor is largely unchanged under ASU 2016-02. However, the standard requires lessees to recognize lease assets and lease liabilities for leases classified as operating leases on the balance sheet. Lessees will recognize in the statement of financial position a liability to make lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it will recognize lease expense for such leases generally on a straight-line basis over the lease term. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and early adoption is permitted. The Company is currently assessing the impact of the guidance on its consolidated financial statements and notes to its consolidated financial statements.

F-35

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2016

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently issued accounting pronouncements (continued)

On March 30, 2016, the FASB issued ASU No. 2016-09 (“ASU 2016-09”) to amend the accounting guidance for share-based payment accounting. The areas for simplification in ASU 2016-09 involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, forfeitures, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2016 and early adoption is permitted.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – RENTAL PROPERTIES

On February 16, 2016, Chino Valley entered into a letter of intent (the “Chino Valley LOI”) with C3C3 Group, LLC (the “Tenant”) and Broken Arrow Herbal Center, Inc. (“Broken Arrow”). Each of the Tenant and Broken Arrow are owned by a significant stockholder of the Company.

Pursuant to the terms of the Chino Valley LOI, the parties agreed to amend the existing lease agreement, dated August 6, 2015, to provide for the lease by Chino Valley to Tenant of approximately 45,000 square feet of space in Chino Valley, Arizona. The monthly rent due, pursuant to the terms of the Chino Valley LOI, will be $70,833 beginning June 1, 2016 and $127,500 beginning August 1, 2016; however, the increased rental revenue will be contingent upon the completion of the constructed expansion at the facility. In subsequent years beginning August 1, 2017, there will be a 5% annual increase in the monthly rent. The parties identified a budget of $2,000,000 for developing the property and constructing the tenant improvements. Through March 31, 2016, capitalized construction in progress costs related to the China Valley LOI amounted to $146,166. The Chino Valley LOI and the Amendment to the lease agreement shall be contingent upon: (a) the Company obtaining financing for the development of the premises and the construction of the tenant improvements in such amount and on such terms and provisions as are acceptable to the Company in our sole and absolute discretion from a lender approved by us in our sole discretion, and (b) approval by the Town of Chino Valley of the Phased Protected Development Rights Plan. In the event that the contingencies have not been satisfied, this LOI shall terminate, and all of the deposits, except for $100, shall be returned to Tenant.

At March 31, 2016 and December 31, 2015, rental properties, net consisted of the following:

Description	Useful Life (Years)	March 31, 2016	December 31, 2015
Building and building improvements	39	$4,844,741	$4,823,318
Construction in progress	-	230,156	-
Land	-	2,589,667	2,589,667
Equipment	7	23,164	23,164
Rental properties, at cost		7,687,728	7,436,149
Less: accumulated depreciation		(250,957)	(211,556)
Rental properties, net		$7,436,771	$7,224,593

For the three months ended March 31, 2016 and 2015, depreciation and amortization of rental properties amounted to $39,401 and $35,722, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

At March 31, 2016 and December 31, 2015, property and equipment consisted of the following:

Description	Useful Life (Years)	March 31, 2016	December 31, 2015
Vehicle and site trailers	5 – 10	$42,555	$42,555
Office furniture and equipment	5 - 7	12,225	12,225
		54,780	54,780
Less: accumulated depreciation		(9,989)	(8,292)
Property and equipment, net		$44,791	$46,488

For the three months ended March 31, 2016 and 2015, depreciation expense amounted to $1,697 and $1,464, respectively.

F-36

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2016

NOTE 5 – RELATED PARTY TRANSACTIONS

(A) Convertible notes payable – related parties

On August 20, 2014, the Company received, pursuant to the terms of a Senior Convertible Debenture, $500,000 from a beneficial common stockholder who also holds 50% of the issued preferred stock. The Debenture bears interest at 7% and the principal balance and all accrued interest is due on the maturity date of August 20, 2017. The holder has the option after 12 months to convert all or a portion of the Debenture into shares of the Company’s common stock at the conversion price of $5.00 per share. As of March 31, 2016 and December 31, 2015, the principal balance due and owing under this Debenture is $500,000. As of March 31, 2016 and December 31, 2015, accrued interest payable amounted to $56,292 and $47,542, respectively, and is included in accrued expenses – related parties on the accompanying consolidated balance sheets. For the three months ended March 31, 2016 and 2015, interest expenses – related party amounted to $8,750 and $8,750, respectively.

(B) Employment agreement

On October 26, 2015, the Company entered into an engagement letter with a Company majority owned by the Company’s chief financial officer (“CFO”). Pursuant to the engagement letter, the Company shall pay to a base fee of $6,500 in cash per month of which $2,000 shall be deferred and paid upon the earlier of six months or a capital raise, and $3,500 per month payable quarterly in advance in common shares of the Company valued at the lower of the share price from the most recent capital raise or 60% of the bid price of the Company’s common stock at the last trading day of the previous quarter with a minimum number of common shares issuable per month of 1,250 shares.

(C) Related party lease agreements

During 2014, the Company entered into lease agreements with non-profit companies and other companies whose director is a beneficial stockholder of the Company. Additionally, in August 2015, the Company entered into two lease agreements with a company owned by this beneficial shareholder of the Company to lease space in Tempe, Arizona and Chino Valley, Arizona. The Tempe lease commenced on September 1, 2015 and expires on August 31, 2035 with base monthly rent $13,500, subject to a 5% annual increase. The Chino Valley lease commenced on August 1, 2015 and expires on July 31, 2035 with base monthly rent $30,000, subject to a 5% annual increase. For the three months ended March 31, 2016 and 2015, rental income associated with these related party leases amounted to $345,526 and $145,111, respectively. At March 31, 2016 and December 31, 2015, deferred rent receivable – related party amounted to $493,375 and $367,013, respectively. In connection with these leases, the related party tenants shall pay security deposits aggregating $60,000 payable in twelve monthly installments of $5,000 beginning September 1, 2015. At March 31, 2016 and December 31, 2015, security deposits payable to related parties amounted to $45,000 and $26,250, respectively. On February 16, 2016, the Company entered into a letter of intent to amend these related party leases (see Note 9).

(D) Related party letter of intent

On February 16, 2016, Chino Valley entered into the “Chino Valley LOI with C3C3 Group, LLC (the “Tenant”) and Broken Arrow. Each of the Tenant and Broken Arrow are owned by a significant stockholder of the Company.

Pursuant to the terms of the Chino Valley LOI, the parties agreed to amend the existing lease agreement, dated August 6, 2015, to provide for the lease by Chino Valley to Tenant of approximately 45,000 square feet of space in Chino Valley, Arizona. The monthly rent due, pursuant to the terms of the Chino Valley LOI, will be $70,833 beginning June 1, 2016 and $127,500 beginning August 1, 2016; however, the increased rental revenue will be contingent upon the completion of the constructed expansion at the facility. In subsequent years beginning August 1, 2017, there will be a 5% annual increase in the monthly rent. The parties identified a budget of $2,000,000 for developing the property and constructing the tenant improvements. Through March 31, 2016, capitalized construction in progress costs related to the China Valley LOI amounted to $146,166. The Chino Valley LOI and the Amendment to the lease agreement shall be contingent upon: (a) the Company obtaining financing for the development of the premises and the construction of the tenant improvements in such amount and on such terms and provisions as are acceptable to the Company in our sole and absolute discretion from a lender approved by us in our sole discretion, and (b) approval by the Town of Chino Valley of the Phased Protected Development Rights Plan. In the event that the contingencies have not been satisfied, this LOI shall terminate, and all of the deposits, except for $100, shall be returned to Tenant.

F-37

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2016

NOTE 6 – CONVERTIBLE NOTE PAYABLE

On August 20, 2014, the Company received $500,000 from a stockholder pursuant to the terms of a Senior Convertible Debenture. The Debenture bears interest at 7% and is payable monthly and the principal balance and any remaining unpaid interest is due on the maturity date of August 20, 2017. The holder has the option after 12 months to convert all or a portion of the Debenture into shares of the Company’s common stock at the conversion price of $5.00 per share. As of March 31, 2016 and December 31, 2015, the principal balance due and owing under this Debenture is $500,000.

NOTE 7 – MORTGAGE PAYABLE

On March 7, 2014, the Company executed a $2,100,000 mortgage payable to acquire real estate having a carrying value of approximately $4,600,000. The mortgage bears interest at 7.5%. Monthly interest only payments began April 7, 2014 and continue each month thereafter until paid. The entire unpaid balance and accrued interest is due on March 7, 2019, the maturity date of the mortgage and is secured by the underlying property. The mortgage terms do not allow participations by the lender in either the appreciation in the fair value of the mortgaged real estate project or the results of operations of the mortgaged real estate project.

NOTE 8 – STOCKHOLDERS’ EQUITY

(A) Preferred Stock

On December 13, 2013, the Board of Directors of the Company authorized and approved the creation of a new class of Preferred Stock consisting of 5,000,000 shares authorized, $.001 par value. The preferred stock is not convertible into any other class or series of stock. The holders of the preferred stock are entitled to fifty (50) votes for each share held. Voting rights are not subject to adjustment for splits that increase or decrease the common shares outstanding. Upon liquidation, the holders of the shares will be entitled to receive $1.00 per share plus redemption provision before assets distributed to other shareholders. The holders of the shares are entitled to dividends equal to common share dividends. Once any shares of Preferred Stock are outstanding, at least 51% of the total number of shares of Preferred Stock outstanding must approve the following transactions:

a.	Alter or change the rights, preferences or privileges of the Preferred Stock.

b.	Create any new class of stock having preferences over the Preferred Stock.

c.	Repurchase any of our common stock.

d.	Merge or consolidate with any other company, except our wholly-owned subsidiaries.

e.	Sell, convey or otherwise dispose of, or create or incur any mortgage, lien, or charge or encumbrance or security interest in or pledge of, or sell and leaseback, in all or substantially all of our property or business.

f.	Incur, assume or guarantee any indebtedness maturing more than 18 months after the date on which it is incurred, assumed or guaranteed by us, except for operating leases and obligations assumed as part of the purchase price of property.

(B) Common stock issued for services

On January 1, 2016, pursuant to an engagement letter dated in October 2015, the Company issued 3,750 shares of its common stock to a Company majority owned by the Company’s CFO for services rendered. The shares were valued at their fair value of $10,500 or $2.80 per common share which was the fair value on the date of grant based on the value of services to be rendered. In connection with these shares, in January 2016, the Company recorded stock-based compensation expense of $10,500.

On January 27, 2016, the Company issued an aggregate of 30,000 shares of common stock to three members of the Company’s board of directors (10,000 each) for services rendered. The shares were valued at their fair value of $135,000 using the quoted share price on the dates of grant of $4.50 per common share. In connection with these shares, in January 2016, the Company recorded stock-based compensation expense of $135,000.

On February 1, 2016, pursuant to an engagement letter effective January 28, 2016, the Company agreed to issue an aggregate of 30,000 shares of its common stock to a company for architectural and design services to be rendered. Pursuant to the agreement, the Company shall issue 10,000 shares of common stock immediately and 20,000 shares of common stock at the completion of the engagement. The initial shares were valued at their aggregate fair value of $45,000 using the quoted share price on the date of grant of $4.50 per common share. In connection with the issuance of these shares, on February 1, 2016, the Company capitalized costs of $45,000 as part of construction in progress to be depreciated over the life of the building improvements. The Company shall value the remaining 20,000 shares when issued using the quoted share price on the measurement date, which shall be the date that the services are completed.

F-38

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2016

NOTE 8 – STOCKHOLDERS’ EQUITY (continued)

(B) Common stock issued for services (continued)

Effective September 1, 2015, the Company entered into a one year consulting agreement with an investor relations firm for investor relations services. In connection with this consulting agreement, the Company shall compensate the consultant for services rendered 1) cash of $5,000 per month and 2) 7,500 restricted shares to be issued within the first thirty days of the contractual period and an additional 7,500 shares of restricted stock to be issued at the end of month seven. In connection with this agreement, on March 31, 2016, the Company issued 7,500 shares of restricted stock. The shares were valued at their aggregate fair value of $40,050 using the quoted share price on the dates of grant of $5.34 per common share. Accordingly, the Company recorded consulting fees of $40,050.

(C) Equity Incentive Plan

On October 1, 2014, the Board of Directors authorized the 2014 Equity Compensation Plan the (“Plan”), pursuant to which the Company reserved 10,000,000 shares of common stock for issuance under the Plan. The number of shares of common stock available for issuance under the Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2015, by an amount equal to one and one-half percent (1.5%) of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 400,000 shares of common stock. If any shares of common stock that have been granted pursuant to a stock option cease to be subject to a stock option, or if any shares of common stock that are subject to any other stock-based award granted are forfeited or terminate, such shares shall again be available for distribution in connection with future grants and awards under the Plan, The Plan’s purpose is to enable the Company to offer its employees, officers, directors and consultants an opportunity to acquire a proprietary interest in the Company for their contributions. As of March 31, 2016, 1,550,000 options have been granted pursuant to the Plan and 8,450,000 shares are available for future issuance.

(D) Stock options granted pursuant to consulting and employment agreements

On May 6, 2015, the Company entered into a 36-month consulting agreement with a stockholder for business advisory services. In connection with this consulting agreement, the Company granted options to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $1.00 per share under the Plan. The options vest as to 125,000 of such shares on July 1, 2015 and for each quarter thereafter through April 1, 2017, and expire on May 5, 2025 or earlier due to employment termination. The fair value of this option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 120%; risk-free interest rate of 2.25%; and, an estimated holding period of 10 years. In connection with these options, the Company valued these options at a fair value of $948,400 and will record stock-based consulting expense over the vesting period. For the three months ended March 31, 2016 and 2015, the Company recorded consulting expense of $111,901 and zero, respectively, related to these options.

In connection with an employment agreement with a former officer of the Company, the Company granted options to purchase 300,000 shares of the Company’s common stock at an exercise price of $1.00 per share to the employee under the Plan. The options vested as to 50,000 of such shares on August 1, 2015, and 50,000 options were to vest on May 1, 2016 and for each year thereafter through May 1, 2020, and expire five years from the date of grant or earlier due to employment termination. The fair value of these option grants was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 120%; risk-free interest rate of 1.50%; and, an estimated holding period of 5 years. In connection with these options, the Company valued these options at a fair value of $248,100 and was recording stock-based consulting expense over the vesting period. In January 2016, the employee resigned and the employment agreement was terminated. Accordingly, on January 8, 2016, 250,000 non-vested options were cancelled. Accordingly upon termination, the Company reversed all stock-based compensation previously recognized on the non-vested stock options of $62,944 which was reflected as a reduction of compensation and benefits expense.

On December 30, 2015, the Company granted the Company’s Chief Executive Officer and President an option (the “Option”), pursuant to the Plan, to purchase 250,000 of the Company’s common stock at an exercise price of $1.00 per share. The grant date of the Option was December 30, 2015 and the Options expire on December 30, 2026. The options vest as to 25,000 of such shares on December 30, 2015, 25,000 options vest on December 30, 2016 and for each year thereafter through December 30, 2026. The fair value of this option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 120%; risk-free interest rate of 2.31%; and, an estimated holding period of 10 years. In connection with these options, the Company valued these options at a fair value of $237,150 and will record stock-based compensation expense over the vesting period. For the three months ended March 31, 2016 and 2015, the Company recorded stock-based compensation expense of $16,772 and zero, respectively.

F-39

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2016

NOTE 8 – STOCKHOLDERS’ EQUITY (continued)

(D) Stock options granted pursuant to consulting and employment agreements (continued)

At March 31, 2016, there were 1,300,000 options granted and 450,000 options vested and exercisable. As of March 31, 2016, there was $379,107 of unvested stock-based compensation expense to be recognized through December 2024. The aggregate intrinsic value at March 31, 2016 was approximately $5,642,000 and was calculated based on the difference between the quoted share price on March 31, 2016 and the exercise price of the underlying options.

Stock option activities for the three months ended March 31, 2016 are summarized as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance Outstanding December 31, 2015	1,550,000	$1.00	-	$-
Granted	-	-	-	-
Forfeited	(250,000)	1,00	-	-
Balance Outstanding March 31, 2016	1,300,000	$1.00	9.07	$5,642,000

Exercisable, March 31, 2016	450,000	$1.00	9.07	$1,953,000

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Legal matters

Holistic Patient Wellness Group, LLC v. Zoned Properties, Inc.; Court Filed: Maricopa County Superior Court, Arizona; Case Number: CV2014-003047, which has been consolidated with CV2014-005642; Date Filed: March 14, 2014

Holistic Patient Wellness Group, LLC (“HPWG”) leased from the Company retail space in Tempe, Arizona to operate a medical marijuana cultivation site. HPWG claims that we violated the terms of the lease for various reasons. On May 23, 2014, we concluded that HPWG had breached the lease, and terminated the lease and retook possession of the property. On May 27, 2014, HPWG filed a petition for an order to show cause, seeking an expedited ruling on its claim that we violated the terms of the stipulated preliminary injunction. The court re-set the hearing multiple times, ultimately continuing it until March 17, 2015. On April 27, 2015, two entities related to HPWG moved for leave to amend their answer and counterclaim to assert several new claims against new parties, including us. On June 2, 2015, the court sua sponte denied the motion. On August 17, 2015, the court granted a renewed request made by the two entities related to HPWG to move for leave to amend their answer and counterclaim, but expressly afforded us an opportunity to respond in opposition to such a motion. On October 20, 2015, HPWG filed a motion to enforce a purported settlement agreement with the Company and to dismiss its claims against us. The Company responded in opposition to the motion, because (i) the mutual release in the purported settlement agreement was too broad in its scope, and (ii) the Company wanted to preserve its right to seek an award of attorney’s fees and costs against HPWG. On February 1, 2016, the Court granted HPWG’s motion to enforce the settlement agreement and to dismiss the claims against the Company, each party to bear its own attorneys’ fees and costs. As of March 17, 2016, the Company submitted its proposed form of judgment, which was accepted by the Court dismissing the Company from the lawsuit. The Company has no financial obligations to HPWG as result of the settlement and dismissal. While the Company no longer is a party to the lawsuit, related claims are still pending among other parties in the lawsuit.

F-40

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2016

NOTE 9 – COMMITMENTS AND CONTINGENCIES (continued)

Legal matters (continued)

Healing Healthcare 3, Inc.; Xingang, LLC v. v. Zoned Properties, Inc., et al.; Court Filed: Maricopa County Superior Court, Arizona; Case Number: CV2015-012264; Date Filed: October 21, 2015.

In lieu of filing an amended complaint in Holistic Patient Wellness Group, LLC v. Zoned Properties, Inc.; Court Filed: Maricopa County Superior Court, Arizona; Case Number: CV2014-00304 (see above), Healing Healthcare 3, Inc. (“HH3”) and Xingang, LLC filed a new complaint against the Company, President and CEO Bryan McLaren, Board member Alex McLaren, and wholly-owned subsidiary Tempe Industrial Properties, LLC, among others. As in the prior action, the complaint concerns the Company’s lease of space in Tempe, Arizona to operate a medical marijuana cultivation site. HH3 and Xingang claim that the Company and its related parties violated the terms of the lease for various reasons. On May 23, 2014, the Company concluded that the lease had been breached, and terminated the lease and retook possession of the property. Plaintiffs have asserted various contract and tort claims against the Company and its related parties, and seeks $10,000 per day “for each day that the Company remained in possession of the Tempe Property in violation of the Lease,” attorneys’ fees and costs, treble damages, punitive damages, and interest. The complaint was served on the Company and its related parties on February 17, 2016. On March 8, 2016, the Company filed a motion to transfer the lawsuit to the Honorable Judge James T. Blomo, and to consolidate the lawsuit with the First Lawsuit, because: (i) Judge Blomo has presided over the First Lawsuit and is familiar with the issues raised by the complaint; and (ii) related claims still are pending in the First Lawsuit. On the same day, the Company, Bryan McLaren, Alex McLaren, and TIP (the “Moving Parties”) also filed a motion to dismiss the claims asserted against them in the complaint, with prejudice, on various grounds. On March 23, 2016, Judge Blomo denied the Company’s motion to transfer and consolidate. On April 14, 2016, Judge Brodman granted in part, and denied in part, the motion to dismiss. In sum, the court granted the dismissal of the contract claims against the McLarens without leave to amend; denied the dismissal of the two contract claims against the Company and TIP; and granted the dismissal of the remaining tort claims, subject to leave to amend the complaint within 20 days of the order. If an amended complaint is not filed within 20 days, the tort claims are dismissed with prejudice. On May 5, 2016, HH3 and Xingang filed an amended complaint, which no longer names Alex McLaren as a defendant but otherwise purports to maintain the same claims.  The Company’s response to the amended complaint is due May 24, 2016.

In a letter dated February 4, 2016, the Company’s former Chief Operating Officer (“COO”), through legal counsel, made a written demand on the Company related to her resignation on December 29, 2015. In her letter, the COO alleges, among other things, that we refused to establish a bonus program for the COO as had been represented to her before she joined the Company, that she was not allowed to perform her duties, and that she was subject to “mistreatment” by the Chief Executive Officer. The COO has demanded $500,000 to settle her purported claims. On February 18, 2016, the Company responded to the COO’s written demand, denied all liability, and offered an additional one-month of severance pay (approximately $8,350) in exchange for a full release to settle the dispute. On March 29, 2016, Ms. Haugland rejected the Company’s settlement offer without making a counter-offer, and proposed that the parties participate in mediation. On April 8, 2016, the Company rejected Ms. Haugland’s proposal for mediation, and re-urged its original settlement offer. Ms. Haugland’s deadline to respond was April 15, 2016. As of the date of this report, no response has been received by Ms. Haugland.

In a letter dated April 4, 2016, a shareholder of the Company, Greentree Financial Group, Inc. (“Greentree”), through legal counsel, made a demand on the Company related to a certain reverse-stock split that occurred following changes in the composition of the Company’s officers and directors in 2014. In its letter, Greentree alleges, among other things, that: the reverse-stock split was designed to dilute existing Company interests of existing shareholders and to further entrench new management’s control over the Company. Greentree has demanded that the board of directors bring a legal action against certain officers and directors and against the Company’s transfer agent for various alleged violations of federal and state law. Greentree has indicated its intent to file a putative shareholder derivative action if its demand is not accepted. The Company is in the process of evaluating Greentree’s demand and formulating a response.

F-41

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2016

NOTE 9 – COMMITMENTS AND CONTINGENCIES (continued)

Rental property acquisitions

On March 15, 2016, the Company entered into a letter of intent (the “Catalina Partners LOI”) with Catalina Partners III LLC (“Catalina Partners”) and Catalina Hills Botanical Care, Inc. (“Catalina Hills”) pursuant to which the parties agreed to work together in good faith to mutually agree on the terms of a lease agreement to be entered into by the parties. Pursuant to the terms of the Catalina Partners LOI, the parties will execute a lease agreement consistent with the terms of the Catalina Partners LOI no later than 90 days after execution of the Catalina Partners LOI. The lease agreement will provide for the lease of approximately 25,000 square feet of space (the “Premises”) by us to Catalina Partners. The Company agreed to grant Catalina Partners an option to lease an additional 15,000 square feet of adjacent space. The parties agreed that our total projected budget for constructing Catalina Partners’ improvements and developing the Premises is an amount equal to or less than $2,500,000, with such additional amounts subject to approval by Catalina Partners. The cost of Catalina Partners’ improvements will be paid by the Company. The Catalina Partners LOI and execution of the lease agreement are subject to certain contingencies, including that the Company must obtain commercially reasonable financing for the development of the Premises and the construction of Catalina Partners’ improvements, acquisition by the Company of written approval of all due diligence and underwriting matters required by the Company and/or the Company’s lender, acquisition of necessary zoning and land use entitlements, and Catalina Partners’ obtaining written approval from AZDHS of approval to operate the Premises as a medical marijuana cultivation and production facility on behalf of Catalina Hills. Certain individuals agreed to personally guarantee the Catalina Partners lease agreement.

NOTE 10 – CONCENTRATIONS

Rental income and rent receivable – related parties

During 2014, the Company entered into lease agreements with non-profit companies whose director is a beneficial stockholder of the Company. Additionally, during year ended December 31, 2015, the Company entered into lease agreements with companies owned by this beneficial stockholder of the Company. For the three months ended March 31, 2016 and 2015, rental revenue associated with these leases amounted to $345,526 and $145,111, respectively. For the three months ended March 31, 2016 and 2015, rental income - related parties represents 85.0% and 63.8% of total revenues, respectively. At March 31, 2016 and December 31, 2015, deferred rent receivable – related parties amounted to $129,333 and $367,013, respectively. A reduction in sales from or loss of such related party leases would have a material adverse effect on our consolidated results of operations and financial condition.

NOTE 11 – SUBSEQUENT EVENTS

Rental property acquisitions

On April 22, 2016, Zoned Colorado Properties, LLC (“Zoned Colorado”), a wholly owned subsidiary of the Company, entered into a Contract to Buy and Sell Real Estate (Commercial) (the “Agreement”) with Parachute Development Corporation (“Seller”) pursuant to which Zoned Colorado agreed to purchase, and Seller agreed to sell, property in Parachute, Colorado (the “Property”) for a purchase price of $499,857. Of the total purchase price, $274,857, or 55%, will be paid in cash at closing and $225,000, or 45%, will be financed by Seller at an interest rate of 6.5%, amortized over a five-year period, with a balloon payment at the end of the fifth year. Payments will be made monthly and there will be no pre-payment penalty.

Pursuant to the terms of the Agreement, the parties will cooperate in good faith to complete due diligence during a period of 45 days following execution of the Agreement. The closing is subject to certain contingencies, including that Zoned Colorado must obtain acceptable financing for the purchase and development of the property, the grant of a special use permit by the Town of Parachute, approval of a protected development deal or equivalent agreement by the Town of Parachute, execution of a lease agreement by a prospective tenant and the prospective tenant’s obtaining a license to cultivate on the property. Pursuant to the terms of the Agreement, Zoned Colorado will have a right of first refusal on eleven additional lots owned by Seller in Parachute, Colorado. In April 2016, we paid a refundable deposit of $45,000 into escrow in connection with the Agreement.

F-42

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2016

NOTE 11 – SUBSEQUENT EVENTS (continued)

Common shares issued

On April 1, 2016, pursuant to an engagement letter dated in October 2015, the Company issued 3,750 shares of its common stock to a Company majority owned by the Company’s CFO for services rendered. The shares were valued at their fair value of $20,025 using the quoted share price on the dates of grant of $5.34 per common share. Accordingly, the Company recorded compensation expense of $20,025.

Legal matters

In a letter dated April 4, 2016, a shareholder of the Company, Greentree Financial Group, Inc. (“Greentree”), through legal counsel, made a demand on the Company related to a certain reverse-stock split that occurred following changes in the composition of the Company’s officers and directors in 2014. In its letter, Greentree alleges, among other things, that: the reverse-stock split was designed to dilute existing Company interests of existing shareholders and to further entrench new management’s control over the Company. Greentree has demanded that the board of directors bring a legal action against certain officers and directors and against the Company’s transfer agent for various alleged violations of federal and state law. Greentree has indicated its intent to file a putative shareholder derivative action if its demand is not accepted. The Company is in the process of evaluating Greentree’s demand and formulating a response.

F-43

ZONED PROPERTIES, INC.

1,185,012 Shares of

Common Stock

PROSPECTUS

May 27, 2016

Until June 21, 2016 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses incurred or expected relating to this prospectus and distribution are as follows:

Amount to be Paid
Securities and Exchange Commission registration fee	$431
Transfer agent fees	-
Printing and engraving expenses	-
Accounting fees and expenses	-
Legal fees and expenses	20,000
Blue sky fees and expenses	-
Miscellaneous	-
Total	$20,431

All amounts are estimates, except the Securities and Exchange Commission (“SEC”) registration fee. We are paying all expenses of the offering listed above.

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Nevada law does not permit a corporation to eliminate a director’s duty of care, and this provision of our certificate of incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director’s breach of the duty of care.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. At present, the Company does not maintain any officers’ and directors’ liability insurance coverage.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

II-1

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES

Date	Name of Person or Entity	Nature of Each Offering	Juris-diction	Number of shares offered	Number of Shares sold	Price shares were offered	Amount paid to the Issuer	Trading Status of the shares	Legend
1/8/14	5 investors	Section 4(a)2	AZ	8,333	8,333	Mortgage receivables	Mortgage receivables	Restricted	Yes
1/8/14	Consultant	Rule 144	AZ	83	83	For Services	For Services	Restricted	Yes
1/22/14	Individual Resident	Rule 144	AZ	139	139	For land	For land	Restricted	Yes
3/4/14	Multiple Parties(1)	Rule 506	N/A	48,808	48,808	$120.00	$5,857,000	Restricted	Yes
3/4/14	Consultants	Rule 144	N/A	11.750	11,750	For Services	For Services	Restricted	Yes
7/28/14	Multiple Parties(1)	Rule 506	N/A	16,637,000	16,637,000	$.01	$166,370	Restricted	Yes
5/27/14	Paris Balaouras	Section 4(a)(2)	NV	2,083	2,083	N/A	N/A	Restricted	Yes
7/22/14	Gregory Johnston	Rule 506	WA	1,000,000 Preferred	1,000,000 Preferred	.001	$1,000	Restricted	Yes
7/22/14	McLaren Family LLLP(2)	Rule 506	AZ	1,000,000 Preferred	1,000,000 Preferred	.001	$1,000	Restricted	Yes
8/22/14	Multiple Parties(3)	Rule 506	N/A	1,700,000	1,700,000	$1.00	$1,700,000	Restricted	Yes
12/15/14	Multiple Parties(4)	Rule 506	N/A	150,000	150,000	$1.00	$150,000	Restricted	Yes
1/10/15	Multiple Parties(5)	Section 4(a)(2)	N/A	30,000	30,000	$1.00	For Services	Restricted	Yes
5/1/15	Patricia Haugland	Section 4(a)(2)	N/A	15,000	15,000	$1.00	For Services	Restricted	Yes
5/6/15	Newbridge Financial, Inc.(6)	Rule 506	N/A	500,000	500,000	$1.00	$500,000	Restricted	Yes
5/6/15	Phillip B. Kenny Trust	Rule 506	N/A	500,000	500,000	$1.00	$500,000	Restricted	Yes
6/16/15	Vincent Cunzio	Rule 506	N/A	45,000	45,000	$1.00	Settlement	Restricted	Yes
6/16/15	PCSR&P Holdings, LLC	Rule 506	N/A	5,000	5,000	$1.00	Settlement	Restricted	Yes
7/31/15	Kimberly Anderson	Section 4(a)(2)	N/A	2,500	2,500	$1,00	For Services	Restricted	Yes
9/30/15	Hayden IR	Section 4(a)(2)	N/A	7,500	7,500	$1,00	For Services	Restricted	Yes
10/20/15	Doug Reed	Section 4(a)(2)	N/A	1,000	1,000	$1.00	For Services	Restricted	Yes
10/20/2015	CFO Oncall, Inc.	Section 4(a)(2)	N/A	19,600	19,600	$1.00	For Services	Restricted	Yes
2/15/2016	CFO OnCall, Inc.	Section 4(a)(2)	N/A	3,750	3,750	$1.00	For Services	Restricted	Yes
1/27/2016	Members of Board of Directors (Messrs. McLaren, Rosenfeld and Friedman)	Section 4(a)(2)	N/A	30,000 (10,000 shares each)	30,000 (10,000 shares each)	$1.00	For Services	Restricted	Yes
2/10/2016	Unrelated third party	Section 4(a)(2)	N/A	10,000	10,000	$2.17	For Services	Restricted	Yes
4/1/2016	Hayden IR	Section 4(a)(2)	N/A	7,500	7,500	$1.00	For Services	Restricted	Yes
4/1/2016	CFO OnCall, Inc.	Section 4(a)(2)	N/A	3,750	3,750	$1.00	For Services	Restricted	Yes

(1)	Company issued stock to 52 investors under a rule 506(b) private placement offering.
(2)	McLaren Family LLLP’s general partner is Alex C. McLaren, a director and the father of the Company’s President and CEO, Bryan McLaren.
(3)	Company issued stock to four investors under a rule 506(b) private placement offering.
(4)	Company issued stock to three investors under rule 506(b) private placement offering.
(5)	Company issued stock to three board members as compensation for services.
(6)	Newbridge Financial, Inc.’s Executive Chairman is Guy Amico.

ITEM 16.     EXHIBITS.

(a)	Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules.

None.

II-2

ITEM 17.     Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a) Rule 415 Offering. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on May 27, 2016.

Zoned Properties, Inc.

By:	/s/ Bryan McLaren
Bryan McLaren
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 27, 2016.

Signature	Title

/s/ Bryan McLaren	President and Director
Bryan McLaren	(principal executive officer)

*	Chief Financial Officer
Adam Wasserman	(principal financial and accounting officer)

*	Director
Irvin Rosenfeld

*	Director
Art Friedman

*	Director
Alex McLaren

*	By:	/s/ Bryan McLaren
Bryan McLaren
Attorney-in-fact

II-4

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation, as amended, of Zoned Properties, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s registrant statement on Form S-1 filed with the Securities and Exchange Act Commission (the “Commission”) on November 25, 2015).
3.2	Bylaws of Zoned Properties, Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
5.1*	Opinion of the Law Office of Legal & Compliance, LLC.
10.1+	Employment Agreement dated as of July 31, 2014 by and between the registrant and Bryan McLaren (incorporated by reference to Exhibit 10.1 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.2+	Board Member Agreement dated as of October 1, 2014 by and between the registrant and Alex McLaren (incorporated by reference to Exhibit 10.3 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.3+	Board Member Agreement dated as of October 1, 2014 by and between the registrant and Art Friedman (incorporated by reference to Exhibit 10.4 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.4+	Board Member Agreement dated as of August 1, 2014 by and between the registrant and Irvin Rosenfeld (incorporated by reference to Exhibit 10.5 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.5	Standard Industrial Commercial Multi-Tenant Lease - Gross dated as of April 1, 2015 by and between the registrant and Tech Group North America, Inc. (incorporated by reference to Exhibit 10.6 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.6	Lease dated as of August 6, 2015 by and between Chino Valley Properties, LLC and CCC Holdings, LLC (incorporated by reference to Exhibit 10.7 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.7	First Amendment to Commercial Lease Agreement dated September 25, 2015 by and among Chino Valley Properties, LLC, CCC Holdings, LLC and Alan Abrams (incorporated by reference to Exhibit 10.8 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.8	Lease dated as of August 15, 2015 by and between the registrant and CCC Holdings, LLC (incorporated by reference to Exhibit 10.9 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.9	First Amendment to Commercial Lease Agreement dated September 25, 2015 by and among the registrant, CCC Holdings, LLC and Alan Abrams (incorporated by reference to Exhibit 10.10 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.10	Lease Agreement dated as of October 1, 2014 by and between Green Valley Group, LLC and Broken Arrow Herbal Center, Inc. (incorporated by reference to Exhibit 10.11 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.11	Lease dated as of October 1, 2014 by and between Kingman Property Group, LLC and CJK, Inc. (incorporated by reference to Exhibit 10.12 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.12+	Agreement dated as of October 1, 2015 by and between the registrant and CFO Oncall, Inc. (incorporated by reference to Exhibit 10.13 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.13	$2.1 Million Promissory Note dated March 7, 2014 in favor of Investment Property Exchange Services, Inc. (incorporated by reference to Exhibit 10.14 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.14	Consulting Service Agreement dated May 6, 2015 between registrant and Newbridge Financial, Inc. (incorporated by reference to Exhibit 10.15 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.15	Stock Option Grant Notice and Agreement between registrant and Newbridge Financial, Inc. (incorporated by reference to Exhibit 10.16 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.16	Deed of Trust dated March 7, 2015 in favor of Investment Property Exchange Services, Inc. covering Tempe, AZ property (incorporated by reference to Exhibit 10.17 to the registrant’s registrant statement on Form S-1 filed with the Commission on November 25, 2015).
10.17+	Stock Option Grant Notice and Agreement dated December 20, 2015 between Zoned Properties, Inc. and Bryan McLaren (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed with the Commission on January 7, 2016).
10.18	Binding Letter of Intent dated as of February 16, 2016 between Chino Valley Properties, LLC, C3C3 Group, LLC and Broken Arrow Herbal Center, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed with the Commission on February 18, 2016).
10.19	Binding Letter of Intent dated as of February 17, 2016 between Zoned Colorado Properties, LLC and Parachute Development Corporation (incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed with the Commission on February 18, 2016).
10.20	Binding Letter of Intent dated as of March 15, 2016 between Zoned Properties, Inc., Catalina Partners III LLC and Catalina Hills Botanical Care, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed with the Commission on March 17, 2016).
10.21	Contract to Buy and Sell Real Estate (Commercial) entered into on April 21, 2016 between Zoned Colorado Properties, LLC and Parachute Development Corporation (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed with the Commission on April 22, 2016).
10.22	Binding Letter of Intent entered into on May 17, 2016 between Zoned Colorado Properties, LLC, American Green, Inc. and Herbal Elements, LLC (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed with the Commission on May 19, 2016).
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of the Law Office of Legal & Compliance, LLC (included in Exhibit 5.1).

+	Management contract or compensatory plan or arrangement.
*	Filed herewith

II-5